      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 2, 1997.
                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                            ------------------------

                          AFFINITY GROUP HOLDING, INC.
             (Exact name of registrant as specified in its charter)

           DELAWARE                          7900                  59-2922099
 (State or other jurisdiction    Primary Standard Industrial    (I.R.S. Employer
              of                     Classification Code         Identification
incorporation or organization)                                        No.)

                            ------------------------

                            64 Inverness Drive East
                              Englewood, CO 80112
                                 (303) 790-2267

              (Address, including zip code, and telephone number,
       including area code, of registrants' principal executive offices)
                            ------------------------

                                Mark J. Boggess
                   Vice President and Chief Financial Officer
                          Affinity Group Holding, Inc.
                            64 Inverness Drive East
                              Englewood, CO 80112
                                 (303) 790-2267
           (Name, address, including zip code, and telephone number,
         including area code, of agent for service for the registrants)
                            ------------------------

                                WITH COPIES TO:

                                Bruce J. Parker
                       Kaplan, Strangis and Kaplan, P.A.
                              5500 Norwest Center
                          Minneapolis, Minnesota 55402
                                 (612) 375-1138
                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.
                            ------------------------

    If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

                                                            PROPOSED MAXIMUM    PROPOSED MAXIMUM
       TITLE OF EACH CLASS OF              AMOUNT TO         OFFERING PRICE    AGGREGATE OFFERING      AMOUNT OF
     SECURITIES TO BE REGISTERED         BE REGISTERED        PER UNIT(1)           PRICE(1)        REGISTRATION FEE
11% Senior Notes due 2007............     $130,000,000            100%            $130,000,000          $39,394

(1) Estimated solely for the purpose of computing the registration fee.
                            ------------------------

    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                   SUBJECT TO COMPLETION DATED APRIL   , 1997
INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS

                          AFFINITY GROUP HOLDING, INC.

               OFFER TO EXCHANGE THEIR 11% SENIOR NOTES DUE 2007,
              WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT,
                      FOR ANY AND ALL OF THEIR OUTSTANDING

                           11% SENIOR NOTES DUE 2007

                  THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M.
          NEW YORK CITY TIME, ON              , 1997, UNLESS EXTENDED
                             ---------------------

    The 11% Senior Notes due 2007 are being offered (the "Offering") by Affinity Group Holding, Inc., a Delaware corporation (the "Company"), and the Company hereby offers to exchange (the "Exchange Offer") up to $130,000,000 in aggregate principal amount of the Company's new 11% Senior Notes due 2007 (the "New Notes") for $130,000,000 in aggregate principal amount of the Company's outstanding 11% Senior Notes due 2007 (the "Original Notes"). The Original Notes and the New Notes are sometimes referred to herein collectively as the "Notes."

    The terms of the New Notes are substantially identical in all respects (including principal amount, interest rate and maturity) to the terms of the Original Notes for which they may be exchanged pursuant to this Exchange Offer, except that the New Notes will be freely transferable by holders thereof (other than as provided in the next paragraph) and issued free of any covenant restricting transfer absent registration. The New Notes will evidence the same debt as the Original Notes and contain terms which are substantially identical to the terms of the Original Notes for which they are to be exchanged. For a complete description of the terms of the Notes, see "Description of the Notes." There will be no cash proceeds to the Company from the Exchange Offer.

    The Original Notes were sold on April 2, 1997, in a transaction not registered under the Securities Act of 1933, as amended (the "Securities Act"), in reliance upon the exception provided in Section 4(2) of the Securities Act. Accordingly, the Original Notes may not be offered, resold or otherwise pledged, hypothecated or transferred in the United States unless registered under the Securities Act or unless an applicable exemption from the registration requirements of the Securities Act is available. The New Notes are being offered to satisfy the obligations of the Company under a Registration Rights Agreement relating to the Original Notes. See "The Exchange Offer--Purposes and Effects of the Exchange Offer." New Notes issued pursuant to the Exchange Offer in exchange for the Original Notes may be offered for resale, resold or otherwise transferred by the holders thereof (other than any holder which is an affiliate of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holders' business and such holders have no arrangement with any person to participate in the distribution of such New Notes. See "The Exchange Offer-- Purpose and Effect of the Exchange Offer."

    Each broker-dealer that receives New Notes or its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by so delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 165 days after the date hereof, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

    The Notes constitute securities for which there is no established trading market. Any Original Notes not tendered and accepted in the Exchange Offer will remain outstanding. The Company does not currently intend to list the New Notes on any securities exchange. To the extent that any Original Notes are tendered and accepted in the Exchange Offer, a holder's ability to sell untendered Original Notes could be adversely affected. No assurances can be given as to the liquidity of the trading market for either the Original Notes or the New Notes.

    The Exchange Offer is not conditioned on any minimum aggregate principal amount of Original Notes being tendered for exchange. The Exchange Offer will
expire at 5:00 p.m., New York time, on             , 1997, unless extended to a
date not later than 60 days from the effective date of the Registration Statement of which this Prospectus is a part (the "Expiration Date"). The date of acceptance for exchange of the Original Notes will be the first business day following the Expiration Date. Original Notes tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date, otherwise, such tenders are irrevocable. The Company will pay all expenses incident to the Exchange Offer.

    SEE "RISK FACTORS" BEGINNING ON PAGE 20 FOR A DISCUSSION OF CERTAIN FACTORS WHICH SHOULD BE CAREFULLY CONSIDERED BY PROSPECTIVE PURCHASERS OF THE NOTES OFFERED HEREBY.
                             ---------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
        PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               The date of this Prospectus is             , 1997.

                             AVAILABLE INFORMATION

    The Company has filed with the Commission a Registration Statement on Form S-4 under the Securities Act with respect to the New Notes offered hereby (the "Registration Statement"). This Prospectus, which constitutes a part of the Registration Statement, does not contain all the information set forth in the Registration Statement, certain portions of which are omitted from the Prospectus as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the New Notes offered hereby, reference is made to the Registration Statement, including the exhibits thereto, and financial statements and notes filed as a part thereof. Statements made in the Prospectus concerning the contents of any document referred to herein are not necessarily complete. With respect to each such document filed with the Commission as an exhibit to the Registration Statement, reference is made to the exhibit fora more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

    The Registration Statement, including the exhibits and schedules thereto, may be inspected and copied at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549 and at the regional offices of the commission located at Seven World Trade Center, New York, NY 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661. Copies of such materials may be obtained from the Public Reference Section of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549, and from its public reference facilities in New York, NY and Chicago, IL, at the prescribed rates. The Registration Statement can be accessed over the Commission's web site located at http://www.sec.gov.

    As a result of the Exchange Offer, the Company will be subject to the periodic reporting and other informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Also, under the Indenture dated as of April 2, 1997 (the "Indenture"), between the Company and United States Trust Company of New York, as Trustee (the "Trustee"), under which the Old Notes were issued and the New Notes will be issued, the Company is required to file with the Commission the periodic reports which would be required if it were subject to such requirements. In addition, the Indenture requires the Company to file copies of such reports with the Trustee and mail copies of such reports to the registered holders of the Old Notes and New Notes.

    THE DISTRIBUTION OF THIS PROSPECTUS AND THE EXCHANGE OFFER DESCRIBED HEREIN MAY BE RESTRICTED BY LAW IN CERTAIN JURISDICTIONS, PERSONS INTO WHOSE POSSESSION THIS PROSPECTUS COMES MUST INFORM THEMSELVES ABOUT, AND OBSERVE, ANY SUCH RESTRICTIONS.

    THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES TO ANY PERSON IN ANY JURISDICTION WHERE IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION.

                DISCLOSURE REGARDING FORWARD LOOKING STATEMENTS

    This Prospectus contains statements that are "forward looking statements," and includes, among other things, discussions of the Company's business strategy and expectations concerning market position, future operations, margins, profitability, liquidity and capital resources, as well as statements concerning the integration of acquired operations and the achievement of financial benefits and operational efficiencies in connection with acquisitions. Forward looking statements are included in "Offering Memorandum Summary," "The Acquisitions," "Selected Financial Data," "Selected Pro Forma Combined Financial Statements," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business," and "Business Business Strategy." Although the Company believes that the expectations reflected in such forward looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Generally, these statements relate to business plans or strategies, projected or anticipated benefits or other consequences of such plans or strategies, number of acquisitions and projected or anticipated benefits from acquisitions made by or to be made by the Company (including the acquisitions of Camping World, Inc. and the Ehlert Publishing companies), or projections involving anticipated revenues, expenses, earning, levels of capital expenditures or other aspects of operating results. All phases of the operations of the Company are subject to a number of uncertainties, risks and other influences, many of which are outside the control of the Company and any one of which, or a combination of which, could materially affect the results of the Company's operations and whether the forward looking statements made by the Company ultimately prove to be accurate. Important factors that could cause actual results to differ materially from the Company's expectations are disclosed in "Risk Factors" and elsewhere in this Offering Memorandum. The term the "Company" in this paragraph refers to the Company, any of its subsidiaries and any acquired operations, including the Acquisitions (as defined herein).

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE DETAILED INFORMATION AND FINANCIAL STATEMENTS APPEARING ELSEWHERE IN THIS OFFERING MEMORANDUM. EXCEPT WHERE THE CONTEXT INDICATES OTHERWISE, THE TERM "COMPANY" MEANS AFFINITY GROUP HOLDING, INC., ITS WHOLLY OWNED SUBSIDIARY AFFINITY GROUP, INC. AND ITS PREDECESSORS AND SUBSIDIARIES, TOGETHER WITH CAMPING WORLD, INC. AND THE EHLERT PUBLISHING COMPANIES AFTER THEIR RESPECTIVE ACQUISITIONS, BUT EXCLUDES THE OPERATIONS OF THE NATIONAL ASSOCIATION OF FEMALE EXECUTIVES ("NAFE") CLUB WHICH IS CLASSIFIED AS A DISCONTINUED OPERATION.

                                    OVERVIEW

    The Company is a member-based direct marketing organization primarily engaged in selling club memberships to selected recreational affinity groups principally comprised of recreational vehicle owners, campers, outdoor vacationers and, to a lesser extent, golfers. The Company's club members form a receptive audience to which it sells products and services, merchandise and publications targeted to the recreational interests of such members. The Company's three principal lines of business are (i) club memberships and related products, services and club magazines, (ii) specialty retail merchandise distributed primarily through retail supercenters and mail order catalogs, and
(iii) subscription magazines and other publications including directories.

    The Company conducts its operations through: Affinity Group, Inc. ("AGI"); Camping World, Inc. ("Camping World"); and the Ehlert Publishing companies ("Ehlert"). On April 2, 1997, AGI acquired the stock of Camping World, a specialty retailer offering merchandise and services through retail supercenters and mail order catalogs primarily to members of its buying club. On March 6, 1997, AGI acquired the stock of Ehlert, a specialty sports and recreation magazine publisher. Pro forma for the acquisitions of Camping World and Ehlert (the "Acquisitions"), the Company would have had revenues of $324.0 million and EBITDA (defined below) of $58.2 million for fiscal 1996. See "--Summary Pro Forma Combined Financial Data."

    Including the Camping World acquisition, the Company has over 1.7 million paying members enrolled in its recreational affinity clubs, including approximately 465,000 Camping World President's Club members, and over 3.9 million names in its proprietary database targeted to the recreational activities of the Company's club members, including approximately 1.0 million new names from Camping World. Including the Ehlert acquisition, the circulation of the Company's publications exceeds 4.7 million.

    Management believes that the acquisition of Camping World will further its business strategy and enhance its competitive prospects by providing the following benefits: (i) opportunities to cross sell club memberships between AGI's Good Sam Club and Camping World's President's Club through both Camping World's supercenters and catalog operations as well as AGI's direct mail operations; (ii) access to Camping World's retail and mail order catalog distribution channels to increase the penetration of AGI's products and services, such as its emergency road service program and the recently introduced extended vehicle warranty program, and access to Camping World's recreational vehicle ("RV") merchandise which will be marketed to AGI's Good Sam Club members; and (iii) opportunities to reduce membership, products and services solicitation costs resulting from the Company's ability to: (a) market through Camping World's retail and catalog distribution channels, (b) capitalize on the overlap of the Good Sam Club and the President's Club memberships, and (c) consolidate the administrative support for certain products and services. The Company believes that these opportunities will enable it to eliminate workforce redundancies and to reduce printing, paper, fulfillment and mailing costs. Management believes the acquisition of Ehlert will allow the Company to increase advertising revenues for certain of AGI's magazines due to higher combined circulation of recreational activity publications and will result in cost savings associated with headcount reductions, reorganization of certain marketing activities and through the consolidation of publishing operations.

                                   BUSINESSES

AGI

    AGI is a member-based direct marketing company that sells club memberships, products, services and publications to selected recreational affinity groups. For the year ended December 31, 1996, AGI generated revenues of $140.0 million and EBITDA of $37.1 million. AGI's two principal segments are: (i) membership services, in which AGI offers membership clubs and related products and services primarily to RV owners, campers, outdoor vacationers and golf enthusiasts, and
(ii) publications in which AGI offers general circulation magazines, annual campground and travel directories and books. Approximately 1.3 million members are currently enrolled in AGI's clubs and AGI maintains a proprietary mailing list of approximately 2.9 million names. AGI believes that its average annual club renewal rate of approximately 72% during the period 1992 to 1996 compares favorably with other for-profit subscription-based businesses. AGI's publication business provides an additional revenue source and serves as the primary vehicle to promote its membership clubs and to market its products and services.

    AGI's club membership revenues, which include revenues from club dues, products, services and advertising in club magazines, were $98.9 million in 1996. AGI's clubs consist of the Good Sam Club and Coast to Coast clubs, which are targeted to RV owners, campers and outdoor vacationers, and the Golf Card club, which is targeted to golf enthusiasts. Members of each club pay dues, which varies by club, length of enrollment and available club benefits. Good Sam Club membership provides discounts for overnight stays at participating RV parks and campgrounds and discounts on membership-sponsored products and services. Coast to Coast membership provides reciprocal-use privileges and discounts for overnight stays at approximately 82% of the private RV resorts nationwide and discounts on membership-sponsored products and services. Golf Card membership provides discounted playing privileges at over 3,100 golf courses in the U.S. and Canada. Based on typical usage patterns, AGI estimates that the average savings derived from club membership represents a multiple of at least two to three times the annual membership fee for each club.

    AGI's approximately 1.3 million club members provide a focused and receptive group of customers to which it markets products and services. The products and services either address special needs arising from the activities of club members or are generally appealing to consumers with demographic characteristics similar to club members. The two most established programs marketed by AGI are its emergency road service ("ERS") and its vehicle insurance program ("VIP"). Other products and services marketed by AGI include vehicle financing, supplemental health and life insurance, credit cards and the recently introduced extended vehicle warranty program. These products and services are generally provided to club members by third parties that pay AGI a marketing fee and assume all fulfillment obligations and underwriting risk.

    AGI is the leading publisher for the RV industry in the United States and Canada. AGI's revenues from publishing operations were $41.1 million in 1996. AGI's monthly magazines, TRAILER LIFE and MOTORHOME, have a combined paid circulation exceeding 415,000 copies per issue. Distribution of AGI's annual directories, the TRAILER LIFE CAMPGROUNDS/RV PARKS AND SERVICE DIRECTORY and the WOODALL CAMPGROUND DIRECTORY, approximated 320,000 and 284,000 copies, respectively, in 1996. In addition, the Company publishes separate magazines for its membership clubs, trade publications targeted to the RV industry, specialty magazines targeted to motorcycle enthusiasts and other special interest publications.

CAMPING WORLD

    Camping World is the only national specialty retailer of merchandise and services for RV owners. For its fiscal year ended September 30, 1996, Camping World generated total revenues of $169.8 million and EBITDA of $12.7 million. The 26 Camping World retail supercenters, which are located in 17 states, accounted for approximately 66% of fiscal 1996 revenues while approximately 21% were derived from catalog sales and approximately 13% were derived from fees or non-merchandise revenues. Approximately

86% of Camping World's fiscal 1996 revenues were derived from sales to the members of its President's Club buying group.

    The Company believes that Camping World's leading position in the RV accessory industry results from a high level of name recognition, an effective dual channel distribution strategy and a commitment to offer a broad selection of specialized RV products and services at competitive prices combined with technical assistance and on-site installation. Camping World's supercenters offer over 8,000 stock keeping units ("SKUs"), approximately 80% of which are not regularly available in general merchandise stores. In addition, general merchandise stores do not provide installation or repair services for RV products. Products sold by Camping World include specialty-sized refrigerators, housewares and other appliances, bedding and furniture, generators and hydraulic leveling systems, awnings, folding boats, chairs, bicycles, and sanitation products. Camping World also markets emergency road service and vehicle insurance products similar to the products offered by AGI. Camping World supercenters are strategically located in areas where many RV owners live or in proximity to destinations frequented by RV users. Camping World's supercenters are designed to provide one-stop shopping by combining broad product selection, technical assistance and on-site installation services.

    Camping World's mail order operations generate significant revenues and enhance retail sales by serving as the primary advertising vehicle for the supercenters and by increasing Camping World's name recognition among RV owners nationwide. The Company believes that Camping World has the leading share of the mail order catalog segment for specialty RV products. Camping World's mail order catalog sales complement its retail sales by targeting customers with limited access to its retail supercenters and by facilitating purchases of higher turnover items by regular supercenter customers. Camping World established its President's Club in 1986 as a means of building customer loyalty and revenues. President's Club members pay a membership fee, which varies with the length of membership, and receive a 10% discount on merchandise purchased from Camping World as well as special mailings including newsletters and flyers offering selected products and services at reduced prices. At December 31, 1996, the President's Club had approximately 465,000 members of which approximately 250,000 were also Good Sam Club members. The average annual renewal rate for the President's Club for the five year period ended September 30, 1996 was 60.7%. The majority of club memberships are for one year. Camping World recently upgraded its point-of-sale system, which management believes will increase sales, generate new club members and increase club renewal rates through improved customer data collection.

EHLERT

    Ehlert is a specialty publisher of sports and recreation magazines focusing on four niches: snowmobiling, personal watercraft, archery and all-terrain vehicles ("ATV's"). For the year ended December 31, 1996, Ehlert generated revenues of $14.2 million and EBITDA of $2.2 million. For the twelve months ended December 31, 1996, the paid circulation for Ehlert's publications was approximately 290,000 and controlled circulation for industry and consumer publications was approximately 1.1 million.

    The Company estimates that in 1996, the snowmobile, personal watercraft and archery groups had advertising revenue shares of approximately 62.3%, 39.6% and 27.5%, respectively, in their applicable sports and recreation magazine segment. Ehlert's market share leadership position in its magazine segments, its close contact with manufacturers, distributors, dealers and industry associations, and its reputation as an advocate for responsible sporting practices has enabled Ehlert to increase its advertising revenue by approximately 111% over the five years ended December 31, 1996.

                               BUSINESS STRATEGY

    The Company's business strategy is to: (i) enhance the enrollment of its clubs through internal growth and acquisitions; (ii) increase the sales of its products and services by marketing to club members through the most effective distribution channels and by developing and enhancing its product and service offerings; and (iii) expand the circulation of its publications by introducing new magazines and acquiring publications which are complementary to the Company's recreational market niches. The Company also seeks to realize operational efficiencies through the integration of acquired businesses such as occurred as a result of the Golf Card club and Woodall Publishing acquisitions in 1990 and 1994, respectively.

ENHANCE CLUB MEMBERSHIP ENROLLMENT

    The Company seeks to increase the number of its club members by maximizing renewals, establishing an optimal mix of channels for soliciting new members and re-acquiring inactive members. Management believes that the participation levels and renewal rates of club members reflect the benefits derived from membership. In order to maintain high participation rates in its clubs, the Company continuously evaluates member satisfaction and actively responds to changing member preferences through the enhancement or introduction of new membership benefits including products and services. The Company also seeks to optimize its use of alternative channels for acquiring club members. Management believes that Camping World's supercenters and catalog operations will provide low cost and highly effective channels for acquiring club members. Camping World has effectively used these channels to increase its President's Club membership by approximately 75% during the five years ended September 30, 1996. Camping World's supercenters and catalog operations can also be used to market memberships to inactive club members. As a result of the Camping World acquisition, the Company will add approximately 1.0 million new names to its existing database. Additionally, Camping World recently upgraded its point-of-sale system to sell President's Club memberships and renewals at the check-out register and to record names of prospective club members.

INCREASE SALES OF PRODUCTS AND SERVICES

    The Company seeks to increase the sale of its products and services due to their profitability and the favorable impact such programs have on club membership growth and retention. Management believes that a substantial opportunity exists to market its products and services through the national network of Camping World supercenters and mail order catalogs. A significant percentage of Good Sam Club members currently subscribe to one or more of its products and services, such as the emergency road service program and the recently introduced extended vehicle warranty program. Management believes it can successfully market such products and services to Camping World President's Club members who have interests and demographic characteristics similar to those of Good Sam Club members and for whom there is limited penetration of such products and services. Management also believes that the Good Sam Club members who are not currently President's Club members represent a focused group of customers to which it can sell Camping World's RV accessory merchandise. The Company regularly studies the feasibility of introducing new products and services. For example, in 1995, AGI introduced its extended vehicle warranty program which had approximately 1,600 policies in force as of December 31, 1996.

IMPROVE OPERATING PERFORMANCE

    The Company seeks to achieve operating efficiencies by selectively acquiring and developing recreational affinity groups which enable the Company to increase membership enrollment and to realize cost savings. The Company also seeks to enhance its importance with third party providers of products and services by maintaining high membership enrollment levels in such programs, thereby increasing the fees it receives from such vendors. Where appropriate, the Company may consider directly providing certain products and services which had been provided by third parties.

    Through the Acquisitions, the Company expects to realize $6.2 million in annual cost savings and operating efficiencies. These anticipated cost reductions consist of $3.8 million in annual salary and related benefits savings associated with headcount reductions at AGI and Ehlert and $2.4 million in annual reductions of operating costs associated with more efficient membership services, products and services and publishing operations (including reduced printing and paper costs).

    Headcount reductions resulting in estimated annual savings of $2.8 million were effected at AGI in December 1996 in anticipation of the Camping World acquisition. Additional annual savings of $1.0 million from headcount reductions are expected as a result of the Ehlert acquisition. Specific actions to reduce consolidated operating costs will include: (i) reducing mailing, postage, paper and fulfillment expenses due in part to the membership overlap between the Good Sam Club and President's Club; (ii) using lower cost channels for soliciting club members and selling products and services; and (iii) eliminating duplicative publication and membership service operations.

ACQUIRE AND DEVELOP AFFINITY GROUPS

    The Company believes the experience it has accumulated in managing its existing recreational affinity groups is applicable to the management of other recreational activity organizations. In 1990, AGI acquired the Golf Card club and has successfully grown membership by approximately 47% since its acquisition. As a result, the Company conducts ongoing evaluations for developing or acquiring affinity groups for which it can build membership enrollment and to which it can market products and services. The Company expects to concentrate its efforts over the near term on integrating the operations of the Camping World President's Club with AGI's Good Sam Club.

EXPAND NICHE RECREATIONAL PUBLICATIONS

    The Company seeks to expand its presence as a leading publisher in select recreational niches through the introduction of new magazine formats and the acquisition of other publications in its market or in complementary recreational market niches. Publications in complementary niches may also provide the Company with the opportunity to launch new membership clubs, to market its products and services to members of the new clubs and to develop other products and services which meet the special needs of such members. The Company believes overall circulation of its magazines is an important factor in determining the amount of revenues it can obtain from advertisers. In addition, since paper and printing costs are a significant part of operating expenses, management also believes that the Company will achieve improved economies of scale when purchasing these items following the Acquisitions.

                                THE ACQUISITIONS

    On April 2, 1997, AGI acquired the stock of Camping World. The consideration for the Camping World acquisition consists of $108.0 million in cash at closing (including $19.0 million to be paid pursuant to non-competition and consulting agreements with certain Camping World executives) and $15.0 million to be paid over the five years following closing pursuant to management incentive agreements with certain Camping World executives. On March 6, 1997, AGI acquired the stock of Ehlert for $22.3 million, of which $20.8 million was paid in cash. In addition, a $1.5 million note was issued by the Company to the seller (the "Ehlert Note").

    The Company used the proceeds from the sale of the Original Notes, net of discounts, closing costs and repayment of approximately $7.5 million of the Company's indebtedness to make an equity capital contribution to AGI. In addition, simultaneous with completion of the sale of the Original Notes, AGI entered into a new senior secured credit facility (the "AGI Credit Facility") consisting of a revolving line of credit of $45.0 million and a term loan of $30.0 million. See "Description of Other Indebtedness AGI Credit Facility." AGI used borrowings under the AGI Credit Facility together with the equity contribution made by the Company to AGI to finance the Acquisitions and pay related transaction fees and expenses.

The following table sets forth the estimated sources and uses of funds in connection with the Acquisitions and the sale of the Original Notes:

Sources:
  AGI Credit Facility.........................................................  $   30,000,000
  Original Notes..............................................................     130,000,000
  Acquisition earnest money deposits..........................................       3,500,000
  Ehlert Note (1).............................................................       1,500,000
                                                                                --------------
    Total sources.............................................................  $  165,000,000
                                                                                --------------
                                                                                --------------
Uses:
  Repayment of AGI's prior credit facility (2)................................  $   26,050,000
  Camping World acquisition...................................................     108,000,000
  Ehlert acquisition (1)......................................................      22,300,000
  Repayment of 9% subordinated note (3).......................................       2,500,000
  Transaction fees and expenses...............................................       6,150,000
                                                                                --------------
    Total uses................................................................  $  165,000,000
                                                                                --------------
                                                                                --------------

------------------------

(1) On April 2, 1997, the Company repaid $1.0 million of the Ehlert Note and the balance of $0.5 million is due on March 6, 1999 together with interest at 5% per annum. Of the cash paid at closing of the Ehlert acquisition, $4.0 million was funded from a bridge loan to the Company from AGI Holding Corp. ("Holding") which owns all of the Company's outstanding capital stock. The bridge loan, together with interest thereon at the rate of 9% per annum, was repaid from the net proceeds from the sale of the Original Notes. The $22.3 million purchase price for Ehlert does not include $200,000 in non-compete payments to the principal shareholders of Ehlert which are payable in twelve equal monthly installments following closing.

(2) Subsequent to December 31, 1996, AGI borrowed an additional $1.0 million under its existing credit facility to fund a portion of the earnest money deposit made in February 1997 in connection with the execution of the acquisition agreement for Camping World. As a result the amount to be repaid under AGI's existing credit facility has been increased by $1.0 million from the amount outstanding at December 31, 1996. See "Capitalization."

(3) The 9% subordinated note due December 31, 1998 represents loans to the Company from an affiliate of several of the initial purchasers of the Original Notes in January and February 1997. The proceeds from such loans were used by the Company to fund a portion of the earnest money deposits for the Acquisitions.

                         SUMMARY OF CORPORATE STRUCTURE

    The chart set forth below is a summary of the corporate structure of the Company (including its parent corporation) after giving effect to the Acquisitions. The Company is a recently-formed intermediate holding company whose sole asset consists of all of the stock of AGI.

                                     AGI Holding Corp.
                                        ("Holding")
                                           100%

                               Affinity Group Holding, Inc.   --Issuer of the Notes
                                      (the "Company")         -- Obligor under Camping
                                                                World management incentive
                                                                agreements and Ehlert Note
                                           100%

                                   Affinity Group, Inc.       --Borrower under the AGI
                                          ("AGI")               Credit Facility
                                                              --Issuer of the AGI Notes
            100%                           100%                           100%

     Camping World, Inc.        Ehlert Publishing companies      Other AGI Subsidiaries
      ("Camping World")                 ("Ehlert")

                               THE EXCHANGE OFFER

Purpose of Exchange Offer.........  The Original Notes were sold in a private placement (the
                                    "Private Offering") by the Company on April 2, 1997 to
                                    certain accredited institutions through Citicorp
                                    Securities, Inc., Citibank Canada Securities Limited,
                                    Citibank International plc, and CIBC Wood Gundy
                                    Securities Corp., the initial purchasers (the "Initial
                                    Purchasers"). In connection therewith, the Company
                                    executed and delivered, for the benefit of the holders
                                    of the Original Notes, a Registration Rights Agreement
                                    dated April 2, 1997 (the "Registration Rights
                                    Agreement"), which is filed as an exhibit to the
                                    Registration Statement of which this Prospectus is a
                                    part, providing for, among other things, the Exchange
                                    Offer so that the New Notes will be freely transferable
                                    by the holders thereof without registration or any
                                    prospectus delivery requirements under the Securities
                                    Act, except that a "dealer" or any of their "affiliates"
                                    as such terms are defined under the securities Act, who
                                    exchanges Original Notes held for its own account 9a
                                    "Restricted Holder") will be required to deliver copies
                                    of this Prospectus in connection with any resale of the
                                    New Notes issued in exchange for such Original Notes.
                                    See "The Exchange Offer--Purposes and Effects of the
                                    Exchange Offer" and "Plan of Distribution" and "Risk
                                    Factors--Consequences of Failure to Exchange."

The Exchange Offer................  The Company is offering to exchange pursuant to the
                                    Exchange Offer up to $130,000,000 aggregate principal
                                    amount of the Company's new 11% Senior Notes due 2007
                                    (the "New Notes") for $130,000,000 aggregate principal
                                    amount of the Company's outstanding 11% Senior Notes due
                                    2007 (the "Original Notes"). The Original Notes and the
                                    New Notes are collectively referred to herein as the
                                    "Notes." The terms of the New Notes, are substantially
                                    identical in all respects (including principal amount,
                                    interest rate and maturity) to the terms of the Original
                                    Notes for which they may be exchanged pursuant to the
                                    Exchange Offer, except that the New Notes are freely
                                    transferable by holders thereof (other than as provided
                                    herein), and are not subject to any covenant regarding
                                    registration under the Securities Act. See "The Exchange
                                    Offer--Terms of the Exchange Offer" and "The Exchange
                                    Offer--Procedures for Tendering."

                                    The Exchange Offer is not conditioned upon any minimum
                                    aggregate principal amount of Original Notes being
                                    tendered for exchange.

Expiration Date...................  The Exchange Offer will expire at 5:00 p.m., New York
                                    City time on        , 1997, unless extended to a date
                                    not later than 60 days from the effective date of the
                                    Registration Statement of which this Prospectus is a
                                    par, (the "Expiration Date").

Conditions of the Exchange
  Offer...........................  The Company's obligation to consummate the Exchange
                                    Offer will be subject to certain conditions. See "The
                                    Exchange Offer-- Conditions of the Exchange Offer." The
                                    Company reserves the right to terminate or amend the
                                    Exchange Offer at any time

                                    prior to the Expiration Date upon the occurrence of any
                                    such conditions.

Procedures for Tendering Old
  Notes...........................  Each holder of Original Notes wishing to accept the
                                    Exchange Offer must complete, sign and date the Letter
                                    of Transmittal, or a facsimile thereof, in accordance
                                    with the instructions contained herein and therein, and
                                    mail or otherwise deliver such Letter of Transmittal, or
                                    such facsimile, together with the Original Notes and any
                                    other required documentation to the exchange agent (the
                                    "Exchange Agent") at the address set forth herein.
                                    Original Notes may be physically delivered, but physical
                                    delivery is not required if a confirmation of a
                                    book-entry of such Original Notes to the Exchange
                                    Agent's account at The Depository Trust Company ("DTC"
                                    or the "Depositary") is delivered in a timely fashion.
                                    By executing the Letter of Transmittal, each holder will
                                    represent to the Company that, among other things, the
                                    New Notes acquired pursuant to the Exchange Offer are
                                    being obtained in the ordinary course of business of the
                                    person receiving such New Notes, whether or not such
                                    person is the holder, that neither the holder nor any
                                    such other person is engaged in, or intends to engage
                                    in, or has an arrangement or understanding with any
                                    person to participate in, the distribution of such New
                                    Notes and that neither the holder nor any such other
                                    person is an "affiliate", as defined under Rule 405 of
                                    the Securities Act, of the Company. Each broker or
                                    dealer that receives New Notes for its own account in
                                    exchange for Original Notes, where such Original Notes
                                    were acquired by such broker or dealer as a result of
                                    market-making activities or other trading activities,
                                    must acknowledge that it will deliver a prospectus in
                                    connection with any resale of such New Notes. See "The
                                    Exchange Offer--Procedures for Tendering" and "Plan of
                                    Distribution."

Special Procedures for Beneficial
  Owners..........................  Any beneficial owner whose Original Notes are registered in the name of a broker, dealer, commercial bank, trust
                                    company or other nominee and who wishes to tender should
                                    contact such registered holder promptly and instruct
                                    such registered holder to tender on such beneficial
                                    owner's behalf. If such beneficial owner wishes to
                                    tender on such owner's own behalf, such owner must,
                                    prior to completing and executing the Letter of
                                    Transmittal and delivering his Original Notes, either
                                    make appropriate arrangements to register ownership of
                                    the Original Notes in such owner's name or obtain a
                                    properly completed bond power from the registered
                                    holder. The transfer of registered ownership may take
                                    considerable time. See "The Exchange Offer--Procedures
                                    for Tendering."

Guaranteed Delivery Procedures....  Holders of Original Notes who wish to tender their
                                    Original Notes and whose Original Notes are not entirely
                                    available or who cannot deliver their Original Notes
                                    must complete, sign and deliver, the Letter of
                                    Transmittal or any other documents required by the
                                    Letter of Transmittal to the Exchange Agent

                                    prior to the Expiration Date and must tender their
                                    Original Notes according to the guaranteed delivery
                                    procedures set forth in "The Exchange Offer--Guaranteed
                                    Delivery Procedures."

Withdrawal Rights.................  Tenders may be withdrawn at any time prior to 5:00 p.m.
                                    New York City time, on the Expiration Date. See "The
                                    Exchange Offer--Withdrawal of Tenders."

Acceptance of Original Notes and
  Delivery of New Notes...........  The Company will accept for exchange any and all
                                    Original Notes which are properly tendered in the
                                    Exchange Offer prior to 5:00 p.m.New York City time, on
                                    the Expiration Date. The New Notes issued pursuant to
                                    the Exchange Offer will be delivered promptly following
                                    the Expiration Date. See "The Exchange Offer--Terms of
                                    the Exchange Offer."

Exchange Agent....................  United States Trust Company of New York is serving as
                                    Exchange Agent in connection with the Exchange Offer.See
                                    The Exchange Offer--Exchange Agent.

Effect on Holders of the Original
  Notes...........................  As a result of the making of, and upon acceptance for exchange of all validly tendered Original Notes pursuant
                                    to the terms of this Exchange Offer, the Company will
                                    have fulfilled one of the covenants contained in the
                                    Registration Rights Agreement and, accordingly, there
                                    will be no increase in the interest rate on the Original
                                    Notes pursuant to the applicable terms of the
                                    Registration Rights Agreement due to the Exchange Offer.
                                    Holders of the Original Notes who do not tender their
                                    Original Notes will be entitled to all the rights and
                                    limitations applicable thereto under the Indenture dated
                                    as of April 2, 1997, among the Company and United States
                                    Trust Company of New York, as trustee (the "Trustee")
                                    relating to the Original Notes and the New Notes (the
                                    "Indenture"), except for any rights under the Indenture
                                    or the Registration Rights Agreement, which by their
                                    terms, terminate or cease to have further effectiveness
                                    as a result of the making of, and the acceptance for
                                    exchange of all validly tendered Original Notes pursuant
                                    to, the Exchange Offer. All untendered Original Notes
                                    will continue to be subject to the restrictions on
                                    transfer provided for in the Original Notes and in the
                                    Indenture. To the extent that Original Notes are
                                    tendered and accepted in the Exchange Offer, the trading
                                    market for untendered Original Notes could be adversely
                                    affected.

Use of Proceeds...................  There will be no cash proceeds to the Company from the exchange pursuant to the Exchange Offer.

                                 TERMS OF NOTES

    The Exchange Offer applies to $130,000,000 principal amount of Original Notes. The terms of the New Notes are identical in all material respects to the Old Notes, except for certain transfer restrictions and registration and other rights relating to the exchange of the Original Notes for New Notes. The New Notes will evidence the same debt as the Original Notes and will be entitled to the benefits of the Indenture under which both the Original Notes were, and the New Notes will be, issued. See "Description of the Notes."

Maturity Date.....................  April 1, 2007.

Interest Payment Dates............  Interest will accrue from the date of original issuance and will be payable semi-annually on each October 1 and
                                    April 1, commencing on October 1, 1997.

Optional Redemption...............  The Notes are redeemable, in whole or in part, at the option of the Company at any time on or after April 1,
                                    2002 at the redemption prices set forth herein plus
                                    accrued interest to the redemption date. In addition, at
                                    any time prior to April 1, 2000, with the net cash
                                    proceeds from Public Equity Offerings (as defined
                                    herein), up to 30% of the originally issued aggregate
                                    principal amount of the Notes may be redeemed at the
                                    option of the Company at the redemption price set forth
                                    herein, plus accrued interest to the redemption date.

Change of Control.................  In the event of a Change of Control, the Company is obligated to make an offer to purchase all of the
                                    outstanding Notes at a redemption price of 101% of the
                                    principal amount thereof plus accrued interest to the
                                    redemption date. No assurance can be given that the
                                    Company will have sufficient funds to repurchase the
                                    Notes upon a Change of Control. The Change of Control
                                    provisions do not, however, apply to transactions with
                                    Stephen Adams, the owner of approximately 96% of the
                                    outstanding shares of the Company's parent corporation,
                                    AGI Holding Corp. "Holding", or affiliates of Mr. Adams.
                                    See "Description of the Notes--Change of Control."

Asset Sale Proceeds...............  The Company is obligated in certain instances to make offers to purchase the Notes at a redemption price of
                                    100% of the principal amount thereof plus accrued
                                    interest to the redemption date with the net cash
                                    proceeds of certain sales or other dispositions of
                                    assets. See "Description of the Notes--Certain
                                    Covenants--Disposition of Proceeds of Asset Sales."

Ranking...........................  The Notes will be general unsecured obligations of the
                                    Company and will rank PARI PASSU in right of payment
                                    with all existing and future unsubordinated indebtedness
                                    of the Company. The Notes will rank senior in right of
                                    payment to all existing and future subordinated
                                    indebtedness of the Company. The Notes will be
                                    effectively subordinated to all existing and future
                                    claims of creditors of the subsidiaries of the Company,
                                    including AGI. As of December 31, 1996, after giving pro
                                    forma effect to the Offering and the application of the
                                    proceeds therefrom, the Company would have had $294.0
                                    million of consolidated

                                    indebtedness (excluding trade payables) outstanding and
                                    the Company's subsidiaries would have had $152.5 million
                                    of indebtedness (excluding trade payables) outstanding.

Certain Covenants.................  The Indenture contains certain covenants that, among others, limit the type and amount of additional
                                    indebtedness that may be incurred by the Company or any
                                    of its subsidiaries and impose limitations on
                                    investments loans, advances, the payment of dividends
                                    and the making of certain other payments, the creation
                                    of liens, certain transactions with affiliates and
                                    certain mergers. See "Description of the Notes--Certain
                                    Covenants."

                                  RISK FACTORS

    The information set forth under "Risk Factors" should be carefully considered in evaluating the Notes and the Company.

                             SUMMARY FINANCIAL DATA

AFFINITY GROUP HOLDING, INC.

    The summary financial data presented below are derived from audited consolidated financial statements of the Company. The results of operations for the years ended December 31, 1994 and 1995 have been restated to give effect to the reclassification of NAFE as a discontinued operation. The summary financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Company's Consolidated Financial Statements and the related notes thereto included elsewhere herein.

                                                                   YEAR ENDED DECEMBER 31,
                                             --------------------------------------------------------------------
                                                 1992          1993        1994(1)       1995(1)         1996
                                             ------------  ------------  ------------  ------------  ------------
                                                                    (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS:
  Membership services revenues.............  $     80,491  $     86,405  $     91,185  $     99,194  $     98,901
  Publications revenues....................        24,561        29,224        37,601        40,043        41,078
                                             ------------  ------------  ------------  ------------  ------------
  Total revenues...........................       105,052       115,629       128,786       139,237       139,979
  Gross profit.............................        40,610        45,721        49,843        55,334        53,405
  General and administrative...............        12,907        13,113        13,615        18,376        16,326
  Depreciation and amortization............        11,574        11,396        11,020         9,013         8,340
  Other operating expenses.................         1,500         1,531       --            --            --
                                             ------------  ------------  ------------  ------------  ------------
  Income from operations...................  $     14,629  $     19,681  $     25,208  $     27,945  $     28,739
                                             ------------  ------------  ------------  ------------  ------------
BALANCE SHEET DATA (AT PERIOD END):
  Working capital (2)......................  $     11,014  $     10,301  $      1,001  $     11,374  $      6,879
  Total assets.............................       175,044       166,620       180,790       197,699       184,128
  Deferred revenues (3)....................        62,729        67,236        67,448        68,702        70,113
  Total debt...............................       151,624       160,643       157,270       164,496       147,375
  Total stockholder's (deficit)............       (82,672)      (89,072)      (74,279)      (77,963)      (79,434)
OTHER DATA:
  EBITDA (4)...............................  $     26,203  $     31,077  $     36,228  $     36,958  $     37,079
  EBITDA margin............................         24.94%        26.88%        28.13%        26.54%        26.49%
  Capital expenditures.....................  $      1,027  $      2,680  $      3,167  $      4,713  $      1,743
STATISTICAL DATA:
  Total club membership....................     1,286,800     1,341,800     1,345,000     1,316,634     1,304,828
  Total paid circulation...................       569,000       560,500       598,000       578,504       578,625

------------------------

(1) Restated to give effect to the reclassification of NAFE as a discontinued operation.

(2) Excludes current portion of long-term debt and customer deposits in AGI Thrift and Loan at December 31, 1995 and 1996.

(3) Deferred revenues represent cash received by AGI in advance of the recognition of revenues in accordance with generally accepted accounting principles. Deferred revenues primarily reflect club membership dues, annual ERS fees and publication subscriptions. These revenues are recognized at the time the goods or services are provided or over the membership period which is generally over a twelve month period.

(4) "EBITDA" represents income from operations plus depreciation and amortization. The Company has included information concerning EBITDA as it understands that it is used by certain investors as one measure of an issuer's ability to service or incur indebtedness. EBITDA should not be construed as an alternative to operating income (as determined in accordance with generally accepted accounting principles) as an indicator of the Company's performance or to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) as a measure of liquidity.

CAMPING WORLD, INC.

    The summary financial data presented below are derived from the audited consolidated financial statements for the years ended September 30, 1992 through 1996 and the unaudited financial statements for the three months ended December 31, 1995 and 1996 of Camping World. In the opinion of management, the unaudited financial statements include all adjustments, consisting of normal and recurring accruals, which management considers necessary for a fair presentation of the financial position and results of operations for these periods. The summary financial data should be read in conjunction with Camping World's Consolidated Financial Statements and the related notes thereto included elsewhere herein.

                                                                                                             THREE MONTHS ENDED
                                                             YEAR ENDED SEPTEMBER 30,                           DECEMBER 31,
                                          --------------------------------------------------------------   -----------------------
                                             1992         1993         1994         1995         1996         1995         1996
                                          ----------   ----------   ----------   ----------   ----------   ----------   ----------
                                                                           (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS:
  Merchandise sales.....................  $  112,088   $  129,612   $  137,712   $  143,344   $  147,255   $   25,110   $   28,425
  Other revenues........................       9,910       12,978       16,321       19,079       22,515        4,398        5,152
                                          ----------   ----------   ----------   ----------   ----------   ----------   ----------
  Total revenues........................     121,998      142,590      154,033      162,423      169,770       29,508       33,577
  Gross profit..........................      41,710       47,718       53,936       57,472       61,001       10,872       12,007
  Selling, general and administrative
    expenses............................      31,930       38,846       42,748       47,531       48,795       10,638       12,132
  Depreciation and amortization.........       2,273        2,459        2,007        2,137        2,380          531          694
                                          ----------   ----------   ----------   ----------   ----------   ----------   ----------
  Income (loss) from operations.........  $    7,507   $    6,413   $    9,181   $    7,804   $    9,826   $     (297)  $     (819)
                                          ----------   ----------   ----------   ----------   ----------   ----------   ----------
BALANCE SHEET DATA AT PERIOD END:
  Working capital (1)...................  $   14,701   $   13,844   $   13,751   $   13,907   $   17,791   $   17,451   $   20,554
  Property and equipment, net...........      27,832       27,993       28,221       29,118       32,005       31,093       31,687
  Total assets..........................      64,333       64,622       68,005       71,172       77,698       71,445       79,235
  Total debt............................      39,397       36,513       33,658       30,919       33,623       37,364       37,168
  Shareholders' equity..................       6,898        7,926       10,565       12,654       16,669       11,975       15,698

OTHER DATA:
  EBITDA (2)............................  $   10,064   $    9,274   $   11,559   $   10,359   $   12,688   $      322   $       31
  EBITDA margin.........................        8.25%        6.51%        7.50%        6.38%        7.47%        1.09%        0.09%
  Gross profit..........................       34.19%       33.47%       35.02%       35.38%       35.93%       36.84%       35.76%
  Capital expenditures..................  $    1,321   $    1,878   $    1,655   $    3,266   $    5,109   $    1,767   $      922

RETAIL STORE OPERATING DATA:
  Retail stores at period end (3).......          21           23           23           24           27           25           27
  Retail store sales....................  $   88,548   $  101,155   $  108,572   $  109,783   $  111,971   $   19,757   $   21,562
  Percent of retail store sales to club
    members.............................       78.70%       79.20%       81.00%       83.30%       84.30%       84.10%       85.20%
  Comparable store sales increase
    (decrease)..........................       (0.70)%       6.50%        6.20%       (0.70)%      (4.80)%      (2.90)%       1.40%

CATALOG STATISTICAL DATA:
  Catalogs distributed during period
    (000 omitted).......................       8,076        8,783        9,292        9,573        9,075        1,831        1,980
  Mail order sales......................  $   23,540   $   28,457   $   29,140   $   33,561   $   35,284   $    5,353   $    6,863
  Percent of mail order sales to club
    members.............................       82.90%       88.70%       87.10%       86.10%       88.10%       82.85%       80.60%
  Orders processed during period........     329,000      386,000      386,600      426,000      420,000       62,100       76,300
  Catalog response rate.................        4.10%        4.40%        4.20%        4.50%        4.60%        3.40%        3.85%
  Average order size (in dollars).......  $       72   $       74   $       75   $       79   $       84   $       86   $       90

------------------------------
(1) Excludes short-term borrowings, current maturities of long-term debt and deferred income.

(2) "EBITDA" represents income (loss) from operations plus depreciation and amortization and purchase discounts equal to $284,000 in 1992, $402,000 in 1993, $371,000 in 1994, $418,000 in 1995, $482,000 in 1996 and $88,000 and
    $156,000 for the three months ended December 31, 1995 and 1996, respectively, which were recorded as interest income in the Camping World statement of operations. The Company has included information concerning EBITDA as it understands that it is used by certain investors as one measure of an issuer's ability to service or incur indebtedness. EBITDA should not be construed as an alternative to operating income (as determined in accordance with generally accepted accounting principles) as an indicator of Camping World's performance or to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) as a measure of liquidity.

(3) Includes supercenters and one 1,800 square foot retail showroom located within the Bakersfield, California distribution center.

                   SUMMARY PRO FORMA COMBINED FINANCIAL DATA

    The summary pro forma combined financial data presented below for the year ended December 31, 1996 are derived from the Company's Consolidated Financial Statements and the notes thereto, Camping World's Consolidated Financial Statements and the notes thereto and Ehlert's Consolidated Financial Statements, all of which, with the exception of Ehlert's Consolidated Financial Statements, are included elsewhere herein. This summary should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Company's Consolidated Financial Statements and the notes thereto, and Camping World's Consolidated Financial Statements and the notes thereto. See "Selected Pro Forma Combined Financial Statements." The pro forma combined balance sheet data and the pro forma combined statement of operations data adjust historical financial data to give pro forma effect to (i) the Private Offering and the application of the net proceeds therefrom, (ii) the Acquisitions, and (iii) identified cost savings, as if they had occurred as of December 31, 1996 with respect to the pro forma balance sheet and January 1, 1996 with respect to the pro forma combined statement of operations.

    The summary pro forma combined financial data do not purport to be indicative of the results that would have been obtained had the above-described transactions been completed on the indicated dates or that may be obtained in the future.

                                                                       YEAR ENDED DECEMBER 31, 1996(1)
                                                               ------------------------------------------------
                                                                            CAMPING                 PRO FORMA
                                                                COMPANY      WORLD      EHLERT     COMBINED(2)
                                                               ----------  ----------  ---------  -------------
                                                                            (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
  Revenues...................................................  $  139,979  $  169,770  $  14,249   $   323,998
  Income from operations.....................................      28,739       9,826      2,065        42,958
  Income from continuing operations..........................       5,081       3,975      2,098         5,106

BALANCE SHEET DATA:
  Total assets...............................................  $  184,128  $   79,235  $   1,437   $   363,228
  Deferred revenues (3)......................................      70,113       2,695      2,290        75,098
  Long-term debt (including current portion).................     147,375      37,168     --           294,025
  Stockholders' equity (deficit).............................     (79,434)     15,698       (994)      (79,434)

OTHER DATA:
  EBITDA (4).................................................  $   37,079  $   12,688  $   2,243   $    58,189
  EBITDA margin..............................................       26.49%       7.47%     15.74%        17.96%
  Interest expense, net (5)..................................  $   16,518  $    3,078  $      15   $    31,797
  Capital expenditures.......................................       1,743       5,109         32         6,884

RATIO DATA:
  EBITDA to interest expense, net............................                                             1.83x
  EBITDA less capital expenditures to interest expense,
    net......................................................                                             1.61
  Total debt to EBITDA.......................................                                             5.05

------------------------

(1) For Camping World, the statement of operations and other data is for its fiscal year ended September 30, 1996.

(2) Pro forma results include estimated cost savings which the Company expects to realize through: specific headcount reductions undertaken at AGI in anticipation of the Camping World acquisition; reductions in redundant costs associated with member acquisition, retention and renewal efforts principally related to reduced printing, paper, and fulfillment and mailing expenses; consolidation of the emergency road service programs; consolidation of publishing operations; and elimination of Ehlert salaries, incentives, travel, entertainment, insurance, automobile and 401(k) costs.

                                                                                YEAR ENDED
                                                                             DECEMBER 31, 1996
                                                                             -----------------
                                                                              (IN THOUSANDS)
Headcount reductions--salaries.............................................      $   2,250
Headcount reductions--benefits.............................................            563
Reduction in redundant cost associated with member acquisition, program
  administration and publishing operation expense..........................          2,369
Elimination of Ehlert salaries, incentives, travel, entertainment,
  insurance, automobile and 401(k) costs...................................            997
                                                                                    ------
                                                                                 $   6,179
                                                                                    ------
                                                                                    ------

(3) Deferred revenues represent cash received by the Company in advance of the recognition of revenues in accordance with generally accepted accounting principles. Deferred revenues primarily reflect club membership dues, annual ERS fees and publications subscriptions. These revenues are recognized at the time the goods or services are provided or over the membership period which is generally twelve months.

(4) EBITDA represents income from operations plus depreciation and amortization and purchase discounts. See Note 2 to "--Summary Financial Data--Camping World, Inc." The Company has included information concerning EBITDA as it understands that it is used by certain investors as one measure of an issuer's ability to service or incur indebtedness. EBITDA should not be construed as an alternative to operating income (as determined in accordance with generally accepted accounting principles) as an indicator of the Company's performance or to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) as a measure of liquidity.

(5) Includes additional interest expense resulting from the issuance of the Notes and borrowings under the AGI Credit Facility used to fund the Acquisitions.

                                  RISK FACTORS

    Prospective purchasers of the Notes should consider carefully the following factors, as well as other information set forth in the Private Offering, before making an investment in the Notes.

HOLDING COMPANY STRUCTURE

    The Company is a holding company which has no significant assets other than its investment in AGI. Accordingly, the Company must rely entirely upon distributions from AGI to generate the funds necessary to make interest payments on the Notes, management incentive payments to certain Camping World executives of up to $15.0 million which are payable $1.0 million per year on the first four anniversaries of the closing of the Camping World acquisition and $11.0 million on the fifth anniversary, and payments under the $1.5 million Ehlert Note.

    Pursuant to the terms of the indenture (the "AGI Indenture") governing the $120 million 11 1/2% Senior Subordinated Notes due 2003 of AGI (the "AGI Notes"), AGI is precluded from declaring or paying any dividend or making any distribution on its capital stock or making any payment on account of the purchase or redemption of any of its capital stock unless AGI could incur at least $1.00 in indebtedness in accordance with the covenants in the AGI Indenture restricting AGI's ability to incur indebtedness and the aggregate amount of all such dividends, distributions and payments after October 29, 1993 does not exceed the sum of (1) 50% of AGI's consolidated net income (as defined in the AGI Indenture) (or in the event such consolidated net income is a deficit, minus 100% of such deficit) after October 29, 1993, and (2) 100% of the aggregate net proceeds and the fair market value of marketable securities and property received by AGI from (x) the issue or sale after October 29, 1993 of capital stock of AGI or any indebtedness or other securities of AGI convertible into or exercisable or exchangeable for capital stock of AGI which has been so converted, exercised or exchanged, as the case may be, and (y) dividends or other distributions received by AGI from any unrestricted subsidiary (as defined in the AGI Indenture). After giving pro forma effect to the application of the net proceeds from the Private Offering, the aggregate amount available for distribution from AGI to the Company under the above provision of the AGI Indenture would have been $122.4 million as of December 31, 1996.

    The AGI Credit Facility contains covenants which are more numerous and more restrictive regarding the payment of dividends by AGI than are contained in the AGI Indenture. Substantially all of the assets of AGI and its subsidiaries, including Ehlert and Camping World, will be pledged as collateral under the AGI Credit Facility. If the Acquisitions, the Private Offering and the AGI Credit Facility were consummated at December 31, 1996, AGI would have had $30.0 million outstanding under the AGI Credit Facility and $45.0 million of undrawn commitments under the revolving line of credit. Of such undrawn commitments, $22.3 million could have been borrowed under the limitations on additional indebtedness in the AGI Indenture. The AGI Credit Facility will expire March 31, 2002.

NET LOSSES AND DEFICIENCY OF EARNINGS TO FIXED CHARGES

    AGI acquired its recreation travel membership clubs and publications business in December 1988, its golf membership club in September 1990, the Woodall publishing group in May 1994, the NAFE membership club (which is currently classified as a discontinued operation) in October 1994 and its financial services business through the acquisitions of Affinity Thrift and Loan ("ATL") in October 1995 and Affinity Insurance Group, Inc. ("AINS") in June 1995. From the initial acquisition in December 1988 through December 31, 1996, AGI incurred cumulative net losses of approximately $59.0 million. The losses resulted primarily from (i) interest expense of $128.9 million on debt incurred to finance these acquisitions or refinance such indebtedness, (ii) interest expense related to warrants of $32.6 million resulting from valuation of warrants issued in connection with the 1988 acquisition, which was refinanced in 1993 with the AGI Notes, and (iii) depreciation and amortization of $90.7 million primarily from the amortization of goodwill recorded as a result of such acquisitions. For the years ended December 31, 1992 and 1993, the

Company's earnings were insufficient to cover fixed charges by $19.2 million and $970,000, respectively. See "Selected Financial Data--Affinity Group Holding, Inc." and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

LEVERAGE AND LIMITED ABILITY OF THE COMPANY TO OBTAIN ADDITIONAL FINANCING

    At December 31, 1996, after giving pro forma effect to the Private Offering and the Acquisitions, the Company's total consolidated debt would have been $294.0 million, and its stockholder's deficit would have been $79.4 million. See "Capitalization." In the future, the Company intends to use cash generated by operations to reduce its indebtedness. However, the Company may from time to time, subject to restrictions imposed by the terms of its indebtedness, pay dividends or find it more advantageous to employ cash generated by operations for capital investments and acquisitions. In addition, the Company may, subject to restrictions imposed by the terms of its indebtedness, incur additional indebtedness from time to time to finance expansion either through capital expenditures or additional acquisitions. Such additional indebtedness may be incurred by AGI, in which case the Notes would be structurally subordinated to any such indebtedness, and the terms of such indebtedness may impose restrictions on payments from AGI to the Company.

    The degree to which the Company is leveraged could have important consequences to holders of the Notes including the following: (i) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes may be impaired; (ii) a substantial portion of the Company's cash flow from operations must be dedicated to the payment of interest and principal on its indebtedness; (iii) the Company's high degree of leverage may make it more vulnerable to economic downturns and may limit its ability to withstand competitive pressures, to consummate acquisitions or to capitalize on significant business opportunities; (iv) certain of the Company's borrowings are at variable rates of interest, which causes the Company to be vulnerable to increases in interest rates; and (v) borrowings under the AGI Credit Facility are subject to compliance with various covenants under the AGI Credit Facility and the limitations on the incurrence of additional indebtedness under the AGI Indenture. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

    The Company's ability to satisfy its debt service obligations will depend primarily upon its future operating performance, including the successful integration of Camping World and Ehlert. The operating performance of the Company will be subject to prevailing business, financial and economic conditions, many of which are beyond the Company's control. Future debt repayments by the Company, including the principal amount of the Notes, may require funds in excess of its available cash flow. There can be no assurance that the Company will be able to raise additional funds, if necessary, through future financings. The Indenture pursuant to which the Notes will be issued imposes several restrictions upon the Company, including restrictions on the ability of the Company to incur additional indebtedness and pledge assets. These restrictions under the Indenture and the Company's substantial amount of debt could limit the Company's ability to obtain additional financing in the future, if required. See "Capitalization," "Management's Discussion and Analysis of Results of Operations and Financial Condition--Liquidity and Capital Resources," and "Description of the Notes."

STRUCTURAL SUBORDINATION

    The Notes will be general unsecured obligations of the Company and will rank PARI PASSU in right of payment to all existing and future unsubordinated indebtedness of the Company. However, the Notes will be effectively subordinated to the claims of secured creditors of the Company to the extent of the value of the assets securing any secured indebtedness. The Notes will be effectively subordinated to claims of creditors of AGI, including the lenders under the AGI Credit Facility, the holders of the AGI Notes and trade creditors. The rights of the Company and its creditors, including the holders of the Notes, to realize upon the assets of AGI upon AGI's liquidation or reorganization (and the consequent rights of the holders of the Notes to participate in the realization of those assets) will be subject to the prior claims of AGI's creditors, including the lenders under the AGI Credit Facility and the holders of the AGI Notes. In such event, there may not be sufficient assets remaining to pay amounts due on any or all of the Notes then outstanding. See "Description of Other Indebtedness." The Indenture will permit AGI to incur additional indebtedness subject to the limitations contained in the Indenture on the incurrence of additional indebtedness.

INTEGRATION OF OPERATIONS

    The Company's future operations and earnings will be somewhat dependent upon the Company's ability to integrate the operations of Camping World and Ehlert into the current operations of AGI. There can be no assurance that management will be able to implement its integration plans without delay or that, when implemented, its efforts will result in the operational efficiencies and cost savings currently anticipated by management. In addition, although the Company believes that the operations of Camping World are complementary to AGI's current operations, AGI's management does not have extensive experience in retail store and catalog operations. Accordingly, there can be no assurance that the Company will be able to successfully integrate such operations with those of the Company, and a failure to do so could have a material adverse effect on the Company's financial position, results of operations and cash flows.

CHANGE OF CONTROL

    Upon the occurrence of a Change of Control, each holder of Notes will have the right to require the Company to purchase such Notes at a price equal to 101% of the principal amount thereof plus accrued interest to the redemption date. In the event of a Change of Control, there can be no assurance that the Company would have access to sufficient funds to purchase all the tendered Notes. The AGI Indenture contains similar provisions in the event of a Change of Control. See "Description of the Notes--Change of Control."

GENERAL ECONOMIC CONDITIONS

    The Company's activities, including those operations acquired as a result of the Acquisitions, relate significantly to the amount of leisure time and the amount of disposable income available to users of its products and services. The Company's business may, therefore, be sensitive to general economic conditions affecting the willingness of consumers to purchase club memberships and related products and services and of advertisers to place advertisements in the Company's publications. In particular, during the gasoline shortages and resulting price increases in 1973, 1980 and 1990, there was a reduction in advertising revenues for AGI's RV publications. For the year ended December 31, 1996, and assuming the Acquisitions occurred on January 1, 1996, the Company's publishing business accounted for approximately 17% of pro forma revenues.

CONTROL BY PRINCIPAL SHAREHOLDER

    The Company is a wholly-owned subsidiary of Holding, a privately-held company. Stephen Adams, the Chairman of the Company, will continue to own approximately 96% of the outstanding shares of Holding after giving effect to the Private Offering. Accordingly, Mr. Adams will be able to elect the Company's directors and to control matters submitted to the vote of the Company's shareholders. See "Principal Shareholders and Security Ownership of Management."

REGULATORY

    The Company's operations (including the operations of Camping World and Ehlert) are subject to varying degrees of federal, state and local regulation. The Company's outbound telemarketing, direct mail, emergency road service program, insurance and thrift and loan activities are currently subject to regulation. Specifically, a principal source of leads for the Company's direct response marketing efforts is new vehicle registrations provided by motor vehicle departments in various states. Currently, nineteen states, including California, restrict access to motor vehicle registration information. California, the state with the Company's largest number of members, discontinued providing access to motor vehicle registration information in 1989. If many other states adopt a similar restriction, direct response marketing costs could significantly increase.

    In addition to the existing regulatory framework, new regulatory efforts impacting the Company's operations may be proposed from time to time in the future at the federal, state and local level. There can be no assurance that such regulatory efforts will not have a material adverse effect on the Company's ability to operate its businesses or its results of operations.

CONSEQUENCES OF FAILURE TO EXCHANGE

    Holders of Original Notes who do not exchange their Original Notes for New Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Original Notes as set forth in the legend thereon as a consequence of the issuance of the Original Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Original Notes may not be offered or sold, unless registered under the Securities act, except pursuant to an exemption from, or in a transaction not subject to, the securities Act and applicable state securities laws. The Company does not currently anticipate that it will register the Original Notes under the Securities Act. New Notes issued pursuant to the Exchange Offer in exchange for Original Notes may be offered for resale, resold or otherwise transferred by Holders thereof (other than any such holder which is an "affiliate" of the Issuers within the meaning of Rule 405 under the Securities
Act) without compliance with the registration and prospectus delivery provisions of the Securities Act provided that such New Notes are acquired in the ordinary course of such holders' business and such holders have not arrangements with any person to participate in the distribution of such Notes. Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that, by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Original Notes where such Original Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 165 days after the effective date of this Prospectus, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution." However, to comply with the securities laws of certain jurisdictions, if applicable, the New Notes may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or an exemption from registration or qualification is available and is complied with. To the extent that Original Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Original Notes will be adversely affected.

                               THE EXCHANGE OFFER

PURPOSES AND EFFECTS OF THE EXCHANGE OFFER

    The Original Notes were sold by the Company on April 2, 1997 to the Initial Purchasers, who resold the Original Notes to "qualified institutional buyers" (as defined in Rule 144A under the Securities Act) and other institutional "accredited investors" (as defined in Rule 501(a) under the Securities Act). In connection with the sale of the Original Notes, the Company and the Initial Purchasers entered into a Registration Rights Agreement dated as of April 2, 1997 (the "Registration Rights Agreement") pursuant to which the Company agreed to file with the Commission a registration statement (the "Exchange Offer Registration Statement") with respect to an offer to exchange the Original Notes for New Notes within 30 days following the issuance of the Original Notes. In addition, the Company agreed to use its best efforts to cause the Exchange Offer Registration Statement to become effective under the Securities Act and to issue the New Notes pursuant to the Exchange Offer. A copy of the Registration Rights Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part.

    The Exchange Offer is being made pursuant to the Registration Rights Agreement to satisfy the Company's obligations thereunder. The term "holder," with respect to the Exchange Offer, means any person in whose name Original Notes are registered on the books of the Company or any other person who has obtained a properly completed bond power from the registered holder, or any person whose Original Notes are held of record by the Depository. The Company is generally not required to file any registration statement to register any outstanding Original Notes. Holders of Original Notes who do not tender their Original Notes or whose Original Notes are tendered but not accepted would have to rely on exemptions to registration requirements under the securities laws, including the Securities Act, if they wish to sell their Original Notes.

    Based on an interpretation by the staff of the Commission set forth in no-action letters issued to third parties unrelated to the Company, the Company believes that the New Notes issued pursuant to the Exchange Offer in exchange for Original Notes may be offered for resale, resold and otherwise transferred by any holder of such New Notes (other than a person that is an "affiliate" of the Issuers within the meaning of Rule 405 under the Securities Act and except as set forth in the next paragraph) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business and such holder is not participating and does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of such New Notes.

    If any person were to be participating in the Exchange Offer for the purpose of distributing securities in a manner not permitted by the Commission's interpretation (i) the position of the staff of the Commission enunciated in interpretive letters would be inapplicable to such person and (ii) such person would be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives New Notes for its own account in exchange for Original Notes, where such Original Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution."

    The Exchange Offer is not being made to, nor will the Issuer accept surrenders for exchange from, holders of Original Notes in any jurisdiction in which the Exchange Offer or the acceptance thereof would not be in compliance with the securities or Blue Sky laws of such jurisdiction. Prior to the Exchange Offer, however, the Company will use their best efforts to register or qualify the New News for Offer and sale under the securities or Blue Sky laws of such jurisdiction as is necessary to permit consummation of the Exchange Offer and do any and all other acts or things necessary or advisable to enable the offer and sale in such jurisdictions of the New Notes.

TERMS OF THE EXCHANGE OFFER

    Upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal, the Company will accept any and all Original Notes validly tendered prior to 5:00 p.m., New York City time, on the Expiration Date (as defined below). The Company will issue up to $130,000,000 aggregate principal amount of New Notes in exchange for a like principal amount of outstanding Original Notes which are validly tendered and accepted in the Exchange Offer. Subject to the conditions of the Exchange Offer described below, the Company will accept any and all Original Notes which are so tendered. Holders may tender some or all of their Original Notes pursuant to the Exchange Offer.

    The form and terms of the New Notes will be the same in all material respects as the form and terms of Original Notes, except that the New Notes will be registered under the Securities Act and hence will not bear legends restricting the transfer thereof.

    Holders of Original Notes do not have any appraisal or dissenters' rights under the Indenture in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the provisions of the Registration Rights Agreement. Original Notes which are not tendered for exchange or are tendered but not accepted in the Exchange Offer will remain outstanding and be entitled to the benefits of the Indenture, but will not be entitled to any registration rights under the Registration Rights Agreement.

    The Company shall be deemed to have accepted validly tendered Original Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent for the Exchange Offer. The Exchange Agent will act as agent for the tendering holders for the purposes of receiving the New Notes from the Company.

    If any tendered Original Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, certificates for any such unaccepted Original Notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date.

    Holders who tender Original Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letters of Transmittal, transfer taxed with respect to the exchange of Original Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes described below, in connection with the Exchange Offer. See "--Fees and Expenses."

EXPIRATION DATE; EXTENSION; TERMINATION; AMENDMENTS

    The Exchange Offer will expire at 5:00 p.m., New York City Time, on
          , 1997, subject to extension by the Company by notice to the Exchange Agent as herein provided. The Issuer reserves the right to so extend the Exchange Offer at its discretion, in which event the term "Expiration Date" shall mean the time and date on which the Exchange Offer as so extended shall expire. The Company will notify the Exchange Agent of any extension by oral or written notice and will make a public announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

    The Company reserves the right (i) to delay accepting for exchange any Original Notes for any New Notes or to extend or terminate the Exchange Offer and not accept for exchange any Original Notes for any New Notes if any of the events set forth below under the caption "Conditions of the Exchange Offer" shall have occurred and shall not have been waived by the Company by giving oral or written notice of such delay or termination to the Exchange Agent, or (ii) to amend the terms of the Exchange Offer in any manner. Any such delay in acceptance for exchange, extension or amendment will be followed as promptly as practicable by public announcement thereof. If the Exchange Offer is amended in a manner determined by the Issuers to constitute a material change, the Issuers will promptly disclose such amendment in a manner reasonably calculated to inform the holder of New Notes of such amendment and the Company will extend the Exchange Offer for a period of five to 10 business days, depending upon the significance of the amendment and the manner of disclosure to the holders of the New Notes, if the Exchange Offer would otherwise expire during the such five to 10 business-day period. The rights reserved by the Company in this paragraph are in addition to the Company's rights set forth below under the caption "Conditions of the Exchange Offer."

PROCEDURES FOR TENDERING

    Only a holder of Original Notes may tender such Original Notes in the Exchange Offer. To tender in the Exchange Offer, a holder must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile, together with the Original Notes (unless such tender is being effected pursuant to the procedure for book-entry transfer described below) and any other required documents, to the Exchange Agent prior to 5:00 P.M., New York City time, on the Expiration Date.

    Any financial institution that is a participant in the Depositary's Book-Entry Transfer Facility system may make book-entry deliver of the Original Notes by causing the Depositary to transfer such Original Notes into the Exchange Agent's account in accordance with the Depositary's procedure for such transfer. Although delivery of Original notes may be effected through book-entry transfer into the Exchange Agent's account at the Depositary, the Letter of Transmittal (or facsimile thereof), with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received or confirmed by the Exchange Agent at its addresses set forth in "Exchange Agent" below prior to 5:00 P.M., New York City time, on the Expiration Date. DELIVERY OF DOCUMENTS TO THE DEPOSITARY IN ACCORDANCE WITH ITS PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

    The tender by a holder of Original Notes will constitute an agreement between such holder and the Issuers in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

    The method of delivery of Original Notes and the Letter of Transmittal and all other required documents to the Exchange Agent is at the election and risk of the holders. Instead of delivery by mail, it is recommended that holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure delivery to the Exchange Agent before the Expiration Date. No Letter of Transmittal or Original Notes should be sent to the Company. Holders may request their respective brokers, dealers, commercial banks, trust companies or nominees to effect the tenders for such holders.

    Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless the Original Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal, or (ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be by a member of a signature guarantee program within the meaning of Rule 17Ad-15 under the Exchange Act (an "Eligible Institution").

    If the Letter of Transmittal or any Original Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Issuers, evidence satisfactory to the Issuers of their authority to so act must be submitted with the Letter of Transmittal.

    All questions as to the validity, form, eligibility (including time of receipt) and acceptance and withdrawal of tendered Original Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Original Notes not properly tendered or any Original Notes the Issuers' acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right to waive any defects, irregularities or conditions of tender as to particular Original Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Original Notes must be cured within such times as the Company shall determine. Although the Issuers intend to request the Exchange Agent to notify holders of defects or irregularities with respect to tenders of Original Notes, neither the Company, the Exchange Agent nor any other person shall incur any liability for failure to give such notification. Tenders of Original Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Original Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

    In addition, the Company reserves the right in its sole discretion (subject to limitations contained in the Indenture) (i) to purchase or make offers for any original Notes that remain outstanding subsequent to the Expiration Date and
(ii) to the extent permitted by applicable law, purchase Original Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchase or offers could differ from the terms of the Exchange Offer.

    By tendering, each holder will represent to the Company that, among other things, the New Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such New Notes, whether or not such person is the holder and that neither the holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of such New Notes and that neither the holder nor any such other person is an "affiliate", ad defined in Rule 405 under the Securities Act, of the Company. If the holder is a broker-dealer that will receive New Notes for its own account in exchange for Original Notes that were acquired as a result of market-making activities or other trading activities, such holder by tendering will acknowledge that it will deliver a prospectus in connection with any resale of such New Notes.

GUARANTEED DELIVERY PROCEDURES

    Holders who wish to tender their Original Notes and (i) whose Original Notes are not immediately available, or (ii) who cannot deliver their Original Notes and other required documents to the Exchange Agent, or cannot complete the procedure for book-entry transfer prior to the Expiration Date, may effect a tender if:

    (a) The tender is made through an Eligible Institution;

    (b) Prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder, the certificate number(s) of such Original Notes (if available) and the principal amount of Original Notes tendered together with a duly executed Letter of Transmittal (or a facsimile thereof), stating that the tender is being made thereby and guaranteeing that, within three business days after the Expiration Date, the certificate(s) representing the Original Notes to be tendered in proper form for transfer (or a confirmation of a book-entry transfer into the Exchange Agent's account at the Depositary of Original Notes delivered electronically) with any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent; and

    (c) Such certificate(s) representing all tendered Original Notes in proper form for transfer (or confirmation of a book-entry transfer into the Exchange Agent's account at the Depositary of Original Notes delivered electronically) and all other documents required by the Letter of

       Transmittal are received by the Exchange agent within three business days after the Expiration Date.

    Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to holder who wish to tender their Original Notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

    Except as otherwise provided herein, tenders of Original Notes may be withdrawn at any time prior to 5:00 P.M., New York City time, on the Expiration Date, unless previously accepted for exchange.

    To withdraw a tender of Original Notes in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 P.M., New York City time, on the Expiration Date, and prior to acceptance for exchange thereof by the Company. Any such notice of withdrawal must (i) specify the name of the person having deposited the Original Notes to be withdrawn (the "Depositor"), (ii) identify the Original Notes to be withdrawn (including the certificate number or numbers and principal amount of such Original Notes), (iii) be signed by the Depositor in the same manner as the original signature on the Letter of Transmittal by which such Original Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee with respect to the Original Notes registered the transfer of such Original Notes into the name of the person withdrawing the tender, and (iv) specify the name in which any such Original Notes are to be registered, if different from that of the Depositor. All questions as to the validity, form and eligibility (including time of receipt) of such withdrawal notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Original Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no New Notes will be issued with respect thereto unless the Original Notes so withdrawn are validly re-tendered. Any Original Notes which have been tendered but which are not accepted for exchange or which are withdrawn will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Original Notes may be re-tendered by following one of the procedures described above under "Procedures for Tendering" at any time prior to the Expiration Date.

CONDITIONS OF THE EXCHANGE OFFER

    In addition, and notwithstanding any other term of the Exchange Offer, the Company will not be required to accept for exchange any Original Notes for any New Notes tendered and may terminate or amend the Exchange Offer as provided herein before the acceptance of such Original Notes, if any of the following conditions exist:

    (a) any action or proceeding is instituted or threatened in any court or by or before any governmental agency or regulatory authority with respect to the Exchange Offer which, in the sole judgment of the Company, might materially impair the ability of the Issuers to proceed with the Exchange Offer or have a material adverse effect on the contemplated benefits of the Exchange Offer to the Issuers; or

    (b) there shall have occurred any change, or any development involving a prospective change, in the business or financial affairs of the Issuers, which in the sole judgment of the Company, might materially impair the ability of the Issuers to proceed with the Exchange Offer or materially impair the contemplated benefits of the Exchange Offer to the Issuers; or

    (c) there shall have been proposed, adopted or enacted any law, statute, rule or regulation which, in the sole judgment of the Issuers, might materially impair the ability of the Issuers to proceed with the Exchange Offer or have a material adverse effect on the contemplated benefits of the Exchange Offer to the Company; or

    (d) there shall have occurred (i) any general suspension of, shortening of hours for, or limitation on prices for trading in securities on the New York Stock Exchange (whether or not mandatory), (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks by Federal or state authorities in the United States (whether or not mandatory), (iii) a commencement of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States, (iv) any limitation (whether or not mandatory) by any governmental authority on, or other event having a reasonable likelihood of affecting, the extension of credit by banks or other lending institutions in the United States, or (v) in the case of any of the foregoing existing at the time of the commencement of the Exchange Offer, a material acceleration or worsening thereof.

    The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to such conditions or may be waived by the Issuers in whole or in part at any time and from time to time in its sole discretion. If the Company waives or amends the foregoing conditions, the Company will, if required by applicable law, extend the Exchange Offer for a minimum of five business days from the date the Company first give notice, by public announcement or otherwise, of such waiver or amendment, if the Exchange Offer would otherwise expire within such five business-day period. Any waiver or amendment, if the Exchange Offer would otherwise expire within such five business-day period. Any determination by the Company concerning the events described above will be final and binding upon all parties.

FEES AND EXPENSES

    The expenses of soliciting tenders pursuant to the Exchange Offer will be borne by the Company. The principal solicitation for tenders pursuant to the Exchange Offer is being made by mail; however, additional solicitation may be made by telegraph, telephone or in person by officers and regular employees of the Issuers and their affiliates.

    The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers or other soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith. The Company may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Prospectus, Letters of Transmittal and related documents to the beneficial owners of the Original Notes and in handling or forwarding tenders for exchange. The Company will pay the other expenses to be incurred in connection with the Exchange Offer, including fees and expenses of the Trustee, accounting and legal fees and printing costs.

    The Company will pay all transfer taxes, if any, applicable to the exchange of Original Notes pursuant to the Exchange Offer. If, however, certificates representing New Notes or Original Notes for Principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the Original Notes tendered, or if tendered Original Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Original Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any to her persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

CONSEQUENCES OF FAILURE TO EXCHANGE ORIGINAL NOTES

    Generally, holders (other than any holder who is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) who exchange their Original Notes for New Notes pursuant to the

Exchange Offer may offer such New Notes for resale, resell such New Notes, and otherwise transfer such New Notes without compliance with the registration and prospectus delivery provisions of the Securities Act, provided such New Notes are acquired in the ordinary course of the holders' business, and such holders have no arrangement with any person to participate in a distribution of such New Notes. Each broker-dealer that receives New Notes for its own account in exchange for Original Notes, where such Original Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution." To comply with the securities laws of certain jurisdictions, it may be necessary to qualify for sale or register the New Notes prior to offering or selling such New Notes. Upon request by Holders prior to the Exchange Offer, the Company will register or qualify the New Notes in certain jurisdictions subject to the conditions in the Registration Rights Agreement. If a holder does not exchange such Original Notes for New Notes pursuant to the Exchange Offer, such Original Notes will continue to be subject to the restrictions on transfer contained in the legend thereon and will not have the benefit of any covenant regarding registration under the Securities Act. In general, the Original Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to the exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. To the extent that Original Notes are tendered and accepted in the Exchange Offer, a holder's ability to sell untendered Original Notes could be adversely affected.

ACCOUNTING TREATMENT

    The New Notes will be recorded at the same carrying value as the Original Notes, as reflected in the Issuers' accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purpose will be recognized by the Issuers upon the consummation of the Exchange Offer. The expenses of the Exchange Offer will be amortized by the Company over the term of the New Notes under generally accepted accounting principles.

EXCHANGE AGENT

    United States Trust Company of New York has been appointed as Exchange Agent for the Exchange Offer. All correspondence in connection with the Exchange Offer and the Letter of Transmittal should be addressed to the Exchange Agent, as follows:

By Hand:                     By Overnight Courier/Mail:

                             United States Trust Company
United States Trust Company  of New York
  Of New York                770 Broadway, 13th Floor
Receipt and Delivery Window  New York, New York 10007
111 Broadway, Lower Level    Attention: Corporate Trust
New York, New York 10006     Department

                            Facsimile Transmission:
                                 (212) 420-6152
                        (For Eligible Institutions Only)
                             Confirm by Telephone:
                                 (800) 548-6565

    Requests for additional copies of this Prospectus or the Letter of Transmittal should be directed to the Exchange Agent.

                                THE ACQUISITIONS

    On April 2, 1997, AGI acquired the stock of Camping World. The consideration for the Camping World acquisition consisted of $108.0 million in cash at closing, including $19.0 million for non-competition and consulting agreements with certain Camping World executives. In addition, the Company entered into management incentive agreements with certain Camping World executives pursuant to which up to an additional $15.0 million will be paid subsequent to closing subject to Camping World achieving certain operating goals. Such contingent amounts will be payable in $1.0 million annual installments on the first four anniversaries of the closing and $11.0 million on the fifth anniversary of the closing. This obligation is treated as indebtedness of the Company at its discounted present value ($10.0 million as of the closing). The purchase price for the Camping World will be subject to certain adjustments. As a result of the acquisition of Camping World, David B. Garvin, the Chairman and founder of Camping World, and Thomas A. Donnelly, the President of Camping World, have joined the Company's Board of Directors.

    On March 6, 1997, AGI acquired the stock of Ehlert for $22.3 million, of which $20.8 million was paid in cash at closing. In addition, the Company issued a note for $1.5 million to the seller (the "Ehlert Note"), of which $1.0 million was recently paid. The balance of the Ehlert Note is payable on March 6, 1999 together with interest at 5% per annum. In addition, AGI entered into non-competition agreements with Ehlert's principal stockholders for $200,000 payable in twelve equal monthly installments following closing. The purchase price for Ehlert's stock is subject to adjustment to the extent that EBITDA (as defined in the acquisition agreement) for the year ended December 31, 1996 is less than $2.8 million and any adjustments will be offset against amounts due under the Ehlert Note. As a result of the acquisition of Ehlert, John Ehlert, the founder and principal stockholder of Ehlert, joined the Company's Board of Directors.

                                USE OF PROCEEDS

    The Company used the proceeds from the sale of the Original Notes, net of discounts, closing costs and repayment of approximately $7.5 million of the Company's indebtedness to make an equity capital contribution to AGI. AGI used such contribution together with borrowings under the AGI Credit Facility to pay the cash portion of the consideration for the Acquisitions and related transaction fees and expenses.

    The following table sets forth the estimated sources and uses of funds in connection with the Acquisitions and the Private Offering:

Sources:
  AGI Credit Facility (1).....................................  $30,000,000
  Original Notes..............................................  130,000,000
  Acquisition earnest money deposits (2)......................    3,500,000
  Ehlert Note (3).............................................    1,500,000
                                                                -----------
      Total sources...........................................  $165,000,000
                                                                -----------
                                                                -----------

Uses:
  Repayment of AGI's existing credit facility (4).............  $26,050,000
  Camping World acquisition (5)...............................  108,000,000
  Ehlert acquisition (6)......................................   22,300,000
  Repayment of 9% subordinated note (7).......................    2,500,000
  Transaction fees and expenses (8)...........................    6,150,000
                                                                -----------
      Total uses..............................................  $165,000,000
                                                                -----------
                                                                -----------

------------------------

(1) Simultaneous with completion of the Private Offering, AGI entered into the AGI Credit Facility which provides a senior secured credit facility consisting of a revolving line of credit of $45.0 million and a term loan of $30.0 million. See "Description of Other Indebtedness AGI--Credit Facility."

(2) Consists of a $2.5 million earnest money deposit made in connection with the Camping World acquisition and a $1.0 million earnest money deposit made in connection with the Ehlert acquisition. See Notes (6) and (7) below.

(3) The Company paid a portion of the consideration for the Ehlert acquisition by issuance of the Ehlert Note. On April 2, 1997, the Company repaid $1.0 million of the Ehlert Note and the balance of $0.5 million is due on March 6, 1999 together with interest at 5% per annum. The Ehlert Note is subject to reduction for any adjustments to the purchase price for Ehlert and may be offset against for indemnity claims under the acquisition agreement.

(4) Subsequent to December 31, 1996, AGI borrowed an additional $1.0 million under its existing credit facility to fund a portion of the earnest money deposit made in February 1997 in connection with the execution of the acquisition agreement for Camping World. As a result the amount to be repaid under AGI's existing credit facility has been increased by $1.0 million from the amount outstanding at December 31, 1996. See "Capitalization."

(5) Includes $19.0 million of non-competition and consulting payments made at closing of the Camping World acquisition. Does not include management incentive payments to certain Camping World executives in the aggregate of up to $15.0 million which are payable $1.0 million per year on the first four anniversaries of the closing of the Camping World acquisition and $11.0 million on the fifth anniversary, subject to achieving certain operating results for Camping World.

(6) Includes repayment of a bridge loan (bearing interest at the rate of 9% per annum) of $4.0 million from Holding, the proceeds of which were used to pay a portion of the cash consideration for Ehlert.

    See Note (8) below. Of the $22.3 million purchase price for Ehlert, $20.8 million was paid in cash at closing and the balance by issuance of the Ehlert Note by the Company. See Note (3) above. Does not include $200,000 in non-compete payments to the principal shareholders of Ehlert which are payable in twelve equal monthly installments following the Ehlert closing.

(7) The 9% subordinated note due December 31, 1998 is held by an affiliate of several of the Initial Purchasers, the proceeds of which were used to fund a portion of the earnest money deposits for the Acquisitions. See Note (8) below.

(8) Represents estimated transaction fees and expenses, including the Initial Purchasers' discount, printing expenses, attorneys' fees, accounting fees, and interest related to the bridge loan, the 9% subordinated note and the Ehlert acquisition.

                                 CAPITALIZATION

    The following table sets forth the capitalization of the Company as of December 31, 1996 and as adjusted to reflect the Private Offering and the Acquisitions. This table should be read in conjunction with the "Use of Proceeds," "Selected Financial Data" and the financial statements contained herein.

                                                                                              DECEMBER 31, 1996
                                                                                           -----------------------
                                                                                             ACTUAL    AS ADJUSTED
                                                                                           ----------  -----------
                                                                                           (DOLLARS IN THOUSANDS)
Total debt (including current portion of long-term debt):
  AGI's existing credit facility.........................................................  $   25,050      --
  AGI Credit Facility....................................................................      --       $  30,000(1)
  Mortgages and other long-term obligations..............................................       2,325       2,325
  AGI Notes..............................................................................     120,000     120,000
  Original Notes.........................................................................      --         130,000
  Ehlert Note............................................................................      --           1,500(2)
  Management incentive and non-compete obligations.......................................      --          10,200(3)
                                                                                           ----------  -----------
    Total debt...........................................................................  $  147,375   $ 294,025
Stockholder's deficit:
  Common stock, $.01 par value, 1,000 shares authorized, 100 shares outstanding..........           1           1
  Additional paid-in capital.............................................................      12,021      12,021
  Accumulated deficit....................................................................     (91,456)    (91,456)
                                                                                           ----------  -----------
    Total stockholder's deficit..........................................................     (79,434)    (79,434)
                                                                                           ----------  -----------
      Total capitalization...............................................................  $   67,941   $ 214,591
                                                                                           ----------  -----------
                                                                                           ----------  -----------

------------------------

(1) Simultaneous with completion of the Private Offering, AGI entered into the AGI Credit Facility which provides a senior secured credit facility consisting of a revolving line of credit of $45.0 million and a term loan of $30.0 million. If the Acquisitions, the Private Offering and the AGI Credit Facility were consummated at December 31, 1996, AGI would have had $30.0 million outstanding under the AGI Credit Facility and $45.0 million of undrawn commitments under the revolving line of credit. Of such undrawn commitments, $22.3 million could have been borrowed under the limitations on additional indebtedness in the AGI Indenture. The AGI Credit Facility expires March 31, 2002. See "Use of Proceeds," "Management's Discussion and Analysis and Analysis of Financial Condition and Results of Operation--Liquidity and Capital Resources," and "Description of Other Indebtedness--AGI Credit Facility."

(2) The Ehlert Note was issued by the Company as a portion of the purchase price for the Ehlert acquisition. On April 2, 1997, the Company repaid $1.0 million of the Ehlert Note and the balance of the $0.5 million is due on March 6, 1999 together with interest at 5% per annum. The Ehlert Note is subject to reduction for adjustments to the purchase price for Ehlert and may be offset against for indemnity claims under the acquisition agreement.

(3) Consists of (i) the present value (using a 10% discount rate) of the $15.0 million in management incentive payments to certain Camping World executives which are, subject to achievement of certain operating results for Camping World, payable $1.0 million per year on the first four anniversaries of the closing of the Camping World acquisition and $11.0 million on the fifth anniversary, and (ii) non-compete payments of $200,000 to the principal shareholders of Ehlert which are payable in twelve equal monthly installments following the Ehlert closing.

                            SELECTED FINANCIAL DATA

    The selected financial data of the Company for each of the five years ended December 31, 1996 and as of December 31 for each year are derived from the audited consolidated financial statements of the Company. The results of operations for the years ended December 31, 1994 and 1995 have been restated to give effect to the reclassification of NAFE as a discontinued operation. The selected financial data of the Company should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's Consolidated Financial Statements and the notes thereto included elsewhere herein.

    The selected financial data of Camping World for each of the five years ended September 30, 1996 and as of September 30 for each year are derived from the audited consolidated financial statements of Camping World. The selected financial data of Camping World for the three months ended December 31, 1995 and 1996 and as of December 31, 1995 and 1996 are derived from the unaudited consolidated financial statements. The unaudited consolidated financial statements include all adjustments, consisting of normal and recurring accruals, considered necessary for a fair presentation of the financial position and the results of operations for these periods. The selected financial data should be read in conjunction with the Consolidated Financial Statements of Camping World and notes thereto included elsewhere herein.

                          AFFINITY GROUP HOLDING, INC.
                            SELECTED FINANCIAL DATA
                    (DOLLARS IN THOUSANDS, EXCEPT AS NOTED)

                                                                    YEAR ENDED DECEMBER 31,
                                                   ----------------------------------------------------------
                                                      1992        1993      1994(1)     1995(1)       1996
                                                   ----------  ----------  ----------  ----------  ----------
STATEMENT OF OPERATIONS:
  Membership services revenues...................  $   80,491  $   86,405  $   91,185  $   99,194  $   98,901
  Publications revenues..........................      24,561      29,224      37,601      40,043      41,078
                                                   ----------  ----------  ----------  ----------  ----------
  Total revenues.................................     105,052     115,629     128,786     139,237     139,979
  Membership services expense....................      45,595      47,751      51,795      54,203      57,003
  Publications expense...........................      18,847      22,157      27,148      29,700      29,571
                                                   ----------  ----------  ----------  ----------  ----------
  Gross profit...................................      40,610      45,721      49,843      55,334      53,405
  General and administrative.....................      12,907      13,113      13,615      18,376      16,326
  Depreciation and amortization..................      11,574      11,396      11,020       9,013       8,340
  Other operating expenses.......................       1,500       1,531      --          --          --
                                                   ----------  ----------  ----------  ----------  ----------
  Total operating expenses.......................      25,981      26,040      24,635      27,389      24,666
  Income from operations.........................      14,629      19,681      25,208      27,945      28,739
  Interest expense, net debt.....................     (15,191)    (13,111)    (16,716)    (16,433)    (16,518)
  Interest expense warrants......................     (18,257)     (6,990)     --          --          --
  Other non-operating expense, net...............        (331)       (550)       (811)     (1,579)       (996)
                                                   ----------  ----------  ----------  ----------  ----------
  Income (loss) from continuing operations before
    income taxes.................................     (19,150)       (970)      7,681       9,933      11,225
  Income tax benefit (expense)...................        (375)      1,970      13,255      (5,047)     (6,144)
                                                   ----------  ----------  ----------  ----------  ----------
  Income (loss) from continuing operations.......  $  (19,525) $    1,000  $   20,936  $    4,886  $    5,081
                                                   ----------  ----------  ----------  ----------  ----------
                                                   ----------  ----------  ----------  ----------  ----------

  Ratio of earnings to fixed
    charges (2)..................................      --          --            1.43        1.58        1.66
BALANCE SHEET DATA (AT PERIOD END):
  Working capital (3)............................  $   11,014  $   10,301  $    1,001  $   11,374  $    6,879
  Total assets...................................     175,044     166,620     180,790     197,699     184,128
  Deferred revenues (4)..........................      62,729      67,236      67,448      68,702      70,113
  Total debt.....................................     151,624     160,643     157,270     164,496     147,375
  Warrants subject to put rights.................      25,645      --          --          --          --
  Total stockholder's (deficit)..................     (82,672)    (89,072)    (74,279)    (77,963)    (79,434)
OTHER DATA:
  EBITDA (5).....................................  $   26,203  $   31,077  $   36,228  $   36,958  $   37,079
  EBITDA margin..................................       24.94%      26.88%      28.13%      26.54%      26.49%
  Capital expenditures...........................  $    1,027  $    2,680  $    3,167  $    4,713  $    1,743
STATISTICAL DATA:
  Total club membership..........................   1,286,800   1,341,800   1,345,000   1,316,634   1,304,828
  Total paid magazine circulation................     569,000     560,500     598,000     578,504     578,625

------------------------

(1) Restated to give effect to the reclassification of NAFE as a discontinued operation.

(2) Earnings consist of income from continuing operations before income taxes plus fixed charges. The Company's fixed charges consist of interest expense, net plus amortization of deferred financing costs. Earnings were not sufficient to cover fixed charges by $19,150,000 and $970,000 for the years ended December 31, 1992 and 1993, respectively.

(3) Excludes current portion of long-term debt and customer deposits in AGI Thrift and Loan at December 31, 1995 and 1996.

(4) Deferred revenues represent cash received by AGI in advance of the recognition of revenues in accordance with generally accepted accounting principles. Deferred revenues primarily reflect club membership dues, annual ERS fees and publication subscriptions. These revenues are recognized at the time the goods or services are provided or over the membership period which is generally over a twelve month period.

(5) "EBITDA" represents income from operations plus depreciation and amortization. The Company has included information concerning EBITDA as it understands that it is used by certain investors as one measure of an issuer's ability to service or incur indebtedness. EBITDA should not be construed as an alternative to operating income (as determined in accordance with generally accepted accounting principles) as an indicator of the Company's performance or to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) as a measure of liquidity.

                              CAMPING WORLD, INC.
                            SELECTED FINANCIAL DATA
                    (DOLLARS IN THOUSANDS, EXCEPT AS NOTED)

                                                                                                     THREE MONTHS ENDED
                                                           YEAR ENDED SEPTEMBER 30,                     DECEMBER 31,
                                             -----------------------------------------------------  --------------------
                                               1992       1993       1994       1995       1996       1995       1996
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
STATEMENT OF OPERATIONS:
  Merchandise sales........................  $ 112,088  $ 129,612  $ 137,712  $ 143,344  $ 147,255  $  25,110  $  28,425
  Other revenues...........................      9,910     12,978     16,321     19,079     22,515      4,398      5,152
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Total revenues...........................    121,998    142,590    154,033    162,423    169,770     29,508     33,577
  Gross profit.............................     41,710     47,718     53,936     57,472     61,001     10,872     12,007
  Selling, general and administrative
    expense................................     31,930     38,846     42,748     47,531     48,795     10,638     12,132
  Depreciation and amortization............      2,273      2,459      2,007      2,137      2,380        531        694
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Income (loss) from operations............      7,507      6,413      9,181      7,804      9,826       (297)      (819)
  Interest expense, net....................     (5,081)    (4,583)    (3,962)    (3,424)    (3,078)      (853)      (759)
  Other non-operating expense..............       (490)       (89)      (144)    --         --         --         --
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Income (loss) before income taxes........      1,936      1,741      5,075      4,380      6,748     (1,150)    (1,578)
  Income tax benefit (expense).............       (794)      (714)    (2,081)    (1,796)    (2,773)       471        607
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Income (loss) before extraordinary item
    of $346 in 1994........................  $   1,142  $   1,027  $   2,994  $   2,584  $   3,975  $    (679) $    (971)
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
BALANCE SHEET DATA AT PERIOD END:
  Working capital (1)......................  $  14,701  $  13,844  $  13,751  $  13,907  $  17,791  $  17,451  $  20,554
  Property and equipment, net..............     27,832     27,993     28,221     29,118     32,005     31,093     31,687
  Total assets.............................     64,333     64,622     68,005     71,172     77,698     71,445     79,235
  Total debt...............................     39,397     36,513     33,658     30,919     33,623     37,364     37,168
  Shareholders' equity.....................      6,898      7,926     10,565     12,654     16,669     11,975     15,698

OTHER DATA:
  EBITDA (2)...............................  $  10,064  $   9,274  $  11,559  $  10,359  $  12,688  $     322  $      31
  EBITDA margin............................       8.25%      6.51%      7.50%      6.38%      7.47%      1.09%      0.09%
  Gross profit.............................      34.19%     33.47%     35.02%     35.38%     35.93%     36.84%     35.76%
  Capital expenditures.....................  $   1,321  $   1,878  $   1,655  $   3,266  $   5,109  $   1,767  $     922

RETAIL STORE OPERATING DATA:
  Retail stores at period end (3)..........         21         23         23         24         27         25         27
  Retail store sales.......................  $  88,548  $ 101,155  $ 108,572  $ 109,783  $ 111,971  $  19,757  $  21,562
  Percent of retail store sales to club
    members................................      78.70%     79.20%     81.00%     83.30%     84.30%     84.10%     85.20%
  Comparable store sales increase
    (decrease).............................      (0.70)%      6.50%      6.20%     (0.70)%     (4.80)%     (2.90)%      1.40%
CATALOG STATISTICAL DATA:
  Catalogs distributed during period (000
    omitted)...............................      8,076      8,783      9,292      9,573      9,075      1,831      1,980
  Mail order sales.........................  $  23,540  $  28,457  $  29,140  $  33,561  $  35,284  $   5,353  $   6,863
  Percent of mail order sales to club
    members................................      82.90%     88.70%     87.10%     86.10%     88.10%     82.85%     80.60%
  Orders processed during period...........    329,000    386,000    386,600    426,000    420,000     62,100     76,300
  Catalog response rate....................       4.10%      4.40%      4.20%      4.50%      4.60%      3.40%      3.85%
  Average order size (in dollars)..........  $      72  $      74  $      75  $      79  $      84  $      86  $      90

------------------------------

(1) Excludes short-term borrowings, current maturities of long-term debt and deferred income.

(2) "EBITDA" represents income (loss) from operations plus depreciation and amortization and purchase discounts equal to $284,000 in 1992, $402,000 in 1993, $371,000 in 1994, $418,000 in 1995, $482,000 in 1996 and $88,000 and
    $156,000 for the three months ended December 31, 1995 and 1996, respectively, which were recorded as interest income in the Camping World statement of operations. The Company has included information concerning EBITDA as it understands that it is used by certain investors as one measure of an issuer's ability to service or incur indebtedness. EBITDA should not be construed as an alternative to operating income (as determined in accordance with generally accepted accounting principles) as an indicator of Camping World's performance or to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) as a measure of liquidity.

(3) Includes supercenters and one 1,800 square foot retail showroom located within the Bakersfield, California distribution center.

                    PRO FORMA COMBINED FINANCIAL STATEMENTS
                                  (UNAUDITED)

    The unaudited pro forma combined financial statements presented below for the year ended December 31, 1996 are derived from the Company's Consolidated Financial Statements and the notes thereto, Camping World's Consolidated Financial Statements and the notes thereto and Ehlert's Consolidated Financial Statements and the notes thereto, all of which, with the exception of Ehlert's Consolidated Financial Statements, are included elsewhere herein. This summary should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Company's Consolidated Financial Statements and the related notes thereto, and Camping World's Consolidated Financial Statements and the notes thereto. The unaudited pro forma combined statement of operations has been adjusted to give pro forma effect to
(i) the Private Offering and the application of the net proceeds therefrom, (ii) the Acquisitions, and (iii) identified cost savings, as if they had occurred as of January 1, 1996. The unaudited pro forma combined balance sheet has been adjusted to give pro forma effect to (i) the Private Offering and the application of the net proceeds therefrom and (ii) the Acquisitions, as if they had occurred as of December 31, 1996.

    The Acquisitions will be accounted for using the purchase method of accounting. Under purchase accounting, the total purchase price and fair value of liabilities assumed will be allocated to the tangible and intangible assets and liabilities based on their respective fair values as of the closing of such acquisitions. The unaudited pro forma combined balance sheet reflects preliminary estimates, which are subject to final determinations of the allocation of the purchase price. The pro forma adjustments represent management's preliminary determination of purchase accounting adjustments and are based upon available information and certain assumptions that the Company considers reasonable under the circumstances. Consequently, the amounts reflected in the unaudited pro forma combined balance sheet are subject to change. Management does not expect that differences between the preliminary and final purchase price allocation will have a material impact on the Company's financial position and/or results of operations.

    The unaudited pro forma combined financial statements do not purport to be indicative of the results that would have been obtained had the above-described transactions been completed on the indicated dates or that may be obtained in the future.

                        PRO FORMA COMBINED BALANCE SHEET
                    (DOLLARS IN THOUSANDS, EXCEPT AS NOTED)
                                  (UNAUDITED)

                                                                               DECEMBER 31, 1996
                                                         -------------------------------------------------------------
                                                                      CAMPING                               PRO FORMA
                                                          COMPANY      WORLD     EHLERT     ADJUSTMENTS     COMBINED
                                                         ----------  ---------  ---------  --------------  -----------
Cash and cash equivalents..............................  $    4,278  $   3,107  $      25  $     --         $   7,410
Inventories............................................       2,473     31,284     --              189(1)      33,946
Other current assets...................................      23,591      4,713        654        --            28,958
                                                         ----------  ---------  ---------  --------------  -----------
Total current assets...................................      30,342     39,104        679          189         70,314
Property and equipment.................................      10,550     31,687        208       10,000(2)      52,445
Intangible assets......................................     109,065      6,136        550       90,209(3)     205,960
Other non-current assets...............................      34,171      2,308     --           (1,970)(4)     34,509
                                                         ----------  ---------  ---------  --------------  -----------
Total assets...........................................  $  184,128  $  79,235  $   1,437  $    98,428      $ 363,228
                                                         ----------  ---------  ---------  --------------  -----------
                                                         ----------  ---------  ---------  --------------  -----------
Short-term debt and current portion of long-term
  debt.................................................  $    5,344  $  12,522  $  --      $    (8,422)(5)  $   9,444
Other current liabilities..............................      38,442     18,550        141         (350)(6)     56,783
                                                         ----------  ---------  ---------  --------------  -----------
Total current liabilities..............................      43,786     31,072        141       (8,772)        66,227
Deferred revenue, including current portion............      70,113      2,695      2,290        --            75,098
Long-term debt, net of current portion.................     142,031     24,646     --          117,904(5)     284,581
Other non-current liabilities..........................       7,632      5,124     --            4,000(7)      16,756
Stockholder's equity (deficit).........................     (79,434)    15,698       (994)     (14,704)(8)    (79,434)
                                                         ----------  ---------  ---------  --------------  -----------
Total liabilities and stockholder's equity (deficit)...  $  184,128  $  79,235  $   1,437  $    98,428      $ 363,228
                                                         ----------  ---------  ---------  --------------  -----------
                                                         ----------  ---------  ---------  --------------  -----------

                   PRO FORMA COMBINED STATEMENT OF OPERATIONS
                    (DOLLARS IN THOUSANDS, EXCEPT AS NOTED)
                                  (UNAUDITED)

                                                          YEAR ENDED DECEMBER 31, 1996(9)
                                            -----------------------------------------------------------
                                                         CAMPING                             PRO FORMA
                                             COMPANY      WORLD      EHLERT    ADJUSTMENTS   COMBINED
                                            ----------  ----------  ---------  -----------  -----------
STATEMENT OF OPERATIONS:
  Net revenues............................  $  139,979  $  169,770  $  14,249   $            $ 323,998
  Cost applicable to net revenues.........      86,574     108,769      7,209      (5,182) 10)    197,370
                                            ----------  ----------  ---------  -----------  -----------
  Gross profit............................      53,405      61,001      7,040       5,182      126,628
  Selling, general and administrative
    expense...............................      16,326      48,795      4,797        (997) 11)     68,921
  Depreciation and amortization...........       8,340       2,380        178       3,851 (12     14,749
                                            ----------  ----------  ---------  -----------  -----------
  Income from operations..................      28,739       9,826      2,065       2,328       42,958
  Interest expense, net...................     (16,518)     (3,078)       (15)    (12,186) 13)    (31,797)
  Other non-operating expense, net........        (996)     --             48                     (948)
                                            ----------  ----------  ---------  -----------  -----------
  Income from continuing operations before
    income taxes..........................      11,225       6,748      2,098      (9,858)      10,213
  Income tax expense......................      (6,144)     (2,773)    --           3,810 (14     (5,107)
                                            ----------  ----------  ---------  -----------  -----------
  Income from continuing operations.......  $    5,081  $    3,975  $   2,098   $  (6,048)   $   5,106
                                            ----------  ----------  ---------  -----------  -----------
                                            ----------  ----------  ---------  -----------  -----------

OTHER DATA:
  EBITDA(15)..............................  $   37,079  $   12,688  $   2,243   $   6,179    $  58,189
  EBITDA margin...........................      26.49%       7.47%     15.74%                   17.96%
  Capital expenditures....................  $    1,743  $    5,109  $      32                $   6,884

RATIO DATA:
  EBITDA to interest expense, net.........................................................        1.83x
  EBITDA less capital expenditures to interest expense, net...............................        1.61
  Total debt to EBITDA....................................................................        5.05

                NOTES TO PRO FORMA COMBINED FINANCIAL STATEMENTS

                    (DOLLARS IN THOUSANDS, EXCEPT AS NOTED)

                                  (UNAUDITED)

The aggregate purchase price of Camping World and Ehlert, including related fees and expenses, is approximately $179.1 million. The purchase price has been allocated on a preliminary basis to the assets acquired based on estimated fair values at the date of acquisition with the excess of cost over fair value allocated to goodwill. The purchase price allocation to property and equipment, excluding land, will be amortized over the estimated useful lives ranging from 3 to 25 years. Goodwill will be amortized on a straight line basis over 40 years. Noncompete and consulting agreements will be amortized over fifteen years. Financing costs will be amortized over the life of the debt (5 to 10 years).

    The preliminary allocation of the total purchase price to the assets acquired is as follows:

                                                                                  CAMPING
                                                                                   WORLD      EHLERT     COMBINED
                                                                                 ----------  ---------  ----------
PURCHASE PRICE:
  Cash paid at closing for stock and debt repayment............................  $   89,000  $  22,300  $  111,300
  Non-competition and/or consulting agreements.................................      19,000        200      19,200
  Incentive management agreements, discounted to present value.................      10,000     --          10,000
  Fees and expenses............................................................       5,050      1,100       6,150
  Liabilities, at fair value...................................................      30,019      2,431      32,450
                                                                                 ----------  ---------  ----------
    Total......................................................................  $  153,069  $  26,031  $  179,100
                                                                                 ----------  ---------  ----------
                                                                                 ----------  ---------  ----------

PRELIMINARY ALLOCATION OF PURCHASE PRICE:
  Cash.........................................................................  $    3,107  $      25  $    3,132
  Inventories..................................................................      31,473     --          31,473
  Other current assets.........................................................       4,713        654       5,367
  Property and equipment.......................................................      41,687        208      41,895
  Other non-current assets.....................................................         338     --             338
  Intangible (including combined goodwill of $71,545)..........................      71,751     25,144      96,895
                                                                                 ----------  ---------  ----------
    Total......................................................................  $  153,069  $  26,031  $  179,100
                                                                                 ----------  ---------  ----------
                                                                                 ----------  ---------  ----------

    Pro forma adjustments reflect estimates which will be refined as additional information is obtained, particularly in the areas of fair value of property and equipment and related depreciation expense, and any adjustment to be made to the purchase price in accordance with the purchase agreements.

    Pro forma adjustments have been made to the Pro Forma Combined Balance Sheet to reflect the following:

 (1) Record write-up of Camping World inventory from LIFO cost to estimated fair value in accordance with the purchase method of accounting.

 (2) Record write-up in Camping World property and equipment acquired to estimated fair market value in accordance with the purchase method of accounting.

 (3) Elimination of previously recorded Camping World and Ehlert goodwill ($6.2 million and $555,000, respectively) and the recording of goodwill, noncompete, consulting and management incentive payments and fees and expenses resulting from the Acquisitions in accordance with the purchase method of accounting.

 (4) Elimination of previously recorded Camping World deferred financing cost.

                    (DOLLARS IN THOUSANDS, EXCEPT AS NOTED)

                                  (UNAUDITED)

 (5) Record issuance of debt in connection with the repayment of AGI's existing credit facility and the Acquisitions consisting of $130.0 million of the Notes, $30.0 million of borrowings under the AGI Credit Facility in connection with the repayment of AGI's existing credit facility and the Acquisitions, $10.0 million of discounted management incentive payments and the Ehlert Note, net of Camping World's long-term debt to be paid at closing.

 (6) Elimination of Camping World liabilities to be paid at closing.

 (7) Establishment of deferred income tax liability in accordance with the purchase method accounting.

 (8) Elimination of shareholders' equity in accordance with the purchase method of accounting.

    Pro forma adjustments have been made to the Pro Forma Combined Statement of Operations to reflect the following:

 (9) Amounts for Camping World are for its fiscal year ended September 30, 1996.

(10) Pro forma results include estimated cost savings which the Company expects to realize through: specific headcount reductions undertaken at AGI in anticipation of the Camping World acquisition; reductions in redundant costs associated with member acquisition, retention and renewal efforts principally related to reduced printing, paper, and fulfillment and mailing expenses; consolidation of the emergency road service programs; and consolidation of publishing operations. Although management intends to implement its cost savings prudently, there can be no assurance that all of the anticipated cost savings associated with these measures will be realized.

                                                                                YEAR ENDED
                                                                             DECEMBER 31, 1996
                                                                             -----------------
Headcount reduction--salaries..............................................    $       2,250(a)
Headcount reduction benefits...............................................              563(a)
Reduction in redundant cost associated with member acquisition, retention,
  renewals and magazine production.........................................            2,369(b)
                                                                             -----------------
                                                                               $       5,182
                                                                             -----------------
                                                                             -----------------

------------------------

    (a) In anticipation of the Camping World acquisition, AGI eliminated 58 employees in December 1996 resulting in annual pro forma savings of $2,250 in salary expense and an estimated $563 of related benefits expense savings.

    (b) The Company estimates that it can achieve $2,369 in annual cost savings from the following:

       - As a result of the estimated 250,000 overlapping club members in the Good Sam Club and the President's Club and through availability of lower cost channels from which to solicit club members, the Company expects to realize $1,474 in annual savings on printing, fulfillment and mailing expenses.

       - The Company expects to realize $387 in annual savings as a result of the consolidation of its emergency road service program.

       - Through the consolidation of publishing operations, the Company expects to realize $508 in savings principally on paper costs.

                    (DOLLARS IN THOUSANDS, EXCEPT AS NOTED)

                                  (UNAUDITED)

(11) Elimination of Ehlert salaries, incentives, travel, entertainment, insurance, automobile and 401(k) costs.

(12) Record incremental amortization of intangible assets over 5 to 40 years and depreciation on write-up of property and equipment.

(13) Record incremental interest expense:

                                                                                YEAR ENDED
                                                                             DECEMBER 31, 1996
                                                                             -----------------
Notes at 11%...............................................................      $  14,300
Increase in senior secured indebtedness at 8.5%............................            421
Discounted management incentive payments at 10% and other..................          1,040
                                                                                   -------
                                                                                    15,761
Less: interest on acquired indebtedness repaid at closing..................         (3,575)
                                                                                   -------
                                                                                 $  12,186
                                                                                   -------
                                                                                   -------

(14) Record income tax effect on pro forma combined operations at an assumed effective rate of 50%.

(15) EBITDA represents income from operations plus depreciation, amortization and purchase discounts. See Note 2 to "Selected Financial Data--Camping World, Inc." The Company has included information concerning EBITDA as it understands that it is used by certain investors as one measure of an issuer's ability to service or incur indebtedness. EBITDA should not be construed as an alternative to operating income (as determined in accordance with generally accepted accounting principles) as an indicator of the Company's performance or to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) as a measure of liquidity.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                                    GENERAL

    The following discussion is based on the Company's Consolidated Financial Statements included elsewhere herein. The Company's revenues are derived principally from membership services, including club membership dues and marketing fees paid to the Company for services provided by third parties, and from publications, including subscriptions and advertising. In the fourth quarter of 1996, the Company adopted a plan to dispose of the operations of the NAFE club which was acquired in 1994. The "Results of Operations" discussion below excludes the operations of NAFE since it has been classified as a discontinued operation. During the three years ended December 31, 1996, the Company completed three other acquisitions: (i) Woodall Publishing, a publisher of an annual campground directory and other camping and RV publications, in May 1994, (ii) AINS, an insurance company domiciled in the state of Colorado, in June 1995, and (iii) ATL, a thrift and loan company based in California, in October 1995.

                             RESULTS OF OPERATIONS

YEAR ENDED DECEMBER 31, 1996 COMPARED WITH YEAR ENDED DECEMBER 31, 1995

REVENUES

    Revenues for 1996 of $140.0 million increased slightly from $139.2 million for 1995 due to a $1.0 million increase in publications revenues partially offset by a $0.3 million decrease in membership services revenues. Excluding the ATL and AINS operations acquired in October and June of 1995, respectively, revenues were $138.9 million in 1996 compared to $139.0 million in 1995.

    Membership services revenues for 1996 of $98.9 million decreased slightly from $99.2 million for 1995. The $0.3 million decrease in membership services revenues resulted from $0.8 million in additional revenues from the financial services operations of ATL and AINS which were acquired in 1995 and an increase in RV financing and extended vehicle warranty program income, which were offset by a net decrease of $0.9 million in club membership revenues due primarily to reduced membership enrollment in the Coast to Coast clubs and a $0.2 million net decrease in marketing and commission fee income largely composed of a decrease in the emergency road service program income.

    Publications revenues for 1996 of $41.1 million increased 2.8% from $40.0 million for 1995. This increase was primarily due to higher advertising income associated with higher advertising lineage and advertising rates.

COSTS APPLICABLE TO REVENUES

    Costs applicable to revenues (membership services and publications expenses) for 1996 were $86.6 million or 61.8% of revenues compared to $83.9 million or 60.3% of revenues for 1995. Excluding the ATL and AINS operations acquired in 1995, costs applicable to revenues were $84.0 million or 60.5% of revenues for 1996 compared to $83.3 million or 59.9% of revenues for 1995. Costs associated with operations acquired in 1995 contributed $2.0 million of the $2.7 million overall increase. The balance of the increase related to increased expenses associated with the development of an Internet web site, the introduction of an extended warranty program and higher club development, membership service and marketing costs. Such increases were only partially offset by savings from the discontinuance of a direct mail catalog in 1996, a reduction in marketing expense for the VIP program and reduced membership enrollment expense in the Coast to Coast clubs.

OPERATING EXPENSES

    Operating expenses for 1996 of $24.7 million or 17.6% of revenues decreased by $2.7 million or 9.9% from $27.4 million or 19.7% of revenues for 1995. The $2.7 million decrease in operating expenses was attributed to recording no phantom stock expense in 1996, a net decrease in other administrative costs as well as lower amortization expenses as certain customer lists and other intangibles were amortized in full in 1995.

INCOME FROM OPERATIONS

    Income from operations of $28.7 million or 20.5% of revenues for 1996 increased by $0.8 million or 2.8% compared to $27.9 million or 20.1% of revenues for 1995. Excluding the operations of ATL and AINS which were acquired in 1995, income from operations of $30.4 million or 21.9% of revenues for 1996 increased by $2.1 million or 7.4% compared to $28.3 million or 20.3% of revenues for 1995. The improvement in operating income excluding operations acquired in 1995 is primarily a result of lower operating expenses as discussed above.

NON-OPERATING EXPENSES

    Non-operating expenses for 1996 were $17.5 million compared to $18.0 million for 1995. The decrease is primarily due to non-recurring expenses in the amount of a $1.0 million provision for management restructuring charges in 1996 compared to a $1.2 million facility relocation expense and a $0.4 million loss on sale of assets in 1995. The slight increase in interest expense resulted from higher average borrowings which were largely offset by lower interest rates.

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES

    Income from continuing operations before income taxes for 1996 was $11.2 million compared to $9.9 million for 1995. The increase was primarily due to lower operating expenses as discussed above which were only partially offset by costs associated with ATL and AINS which were acquired in 1995.

INCOME TAXES

    Income taxes for 1996 increased by $1.1 million to $6.1 million from $5.0 million in 1995 as a result of higher pre-tax income. The effective income tax rate in both 1996 and 1995 is higher than statutory rates due primarily to the amortization of non-deductible goodwill.

INCOME FROM CONTINUING OPERATIONS

    Income from continuing operations for 1996 was $5.1 million compared to $4.9 million for 1995. The increase was primarily due to lower operating expenses which were only partially offset by costs associated with ATL and AINS which were acquired in 1995.

DISCONTINUED OPERATIONS

    As further described in Note 18 to the consolidated financial statements, AGI adopted a plan to dispose of the assets of NAFE in the fourth quarter of 1996. Aggregate losses of $6.6 million, net of taxes, were recognized in 1996 from such discontinued operations. The loss from NAFE in 1996 resulted from a 27% decrease in membership revenues in 1996 compared to 1995 while the percentage of costs applicable to revenues increased in 1996 compared to 1995.

NET LOSS

    Net loss for 1996 was $1.5 million compared to net income of $5.3 million for 1995. This difference resulted from a $2.0 million decrease in gross profit from club membership services, a $1.1 million decrease in gross profit for ATL and AINS, a $1.1 million increase in income taxes and a $7.0 million increase in the loss from NAFE. These losses were partially offset by a $1.2 million increase in gross profit from publications and a $3.2 million decrease in operating and non-operating expenses.

YEAR ENDED DECEMBER 31, 1995 COMPARED WITH YEAR ENDED DECEMBER 31, 1994

REVENUES

    Revenues for 1995 of $139.2 million increased by 8.1% from $128.8 million for 1994. Excluding the operations acquired in 1995 (ATL and AINS) and in 1994 (Woodall Publishing), revenues were $128.6 million in 1995 compared to $121.3 million in 1994, an increase of 6.0%.

    Membership services revenues for 1995 of $99.2 million increased 8.8% from $91.2 million for 1994. Excluding revenues from the operations acquired in 1995 and 1994, membership service revenues were $98.9 million for 1995 and $91.2 million for 1994, an increase of 8.4%. The increase reflects additional revenues associated with the introduction of a new overnight camping card in July 1994 and an increase in products and services sold to club members, primarily marketing fees from the VIP program. The increase was partially offset by lower club dues associated with a 2.1% decline in club membership enrollment.

    Publications revenues for 1995 of $40.0 million increased 6.5% from $37.6 million for 1994. Excluding the revenues from operations acquired in 1995 and 1994, publication revenues for 1995 were $29.7 million compared to $30.1 million for 1994, a decrease of 1.3%. The overall increase in publication revenues reflects $2.8 million in additional revenues associated with Woodall Publishing acquired in 1994 which more than offset a net decrease of $0.4 million in revenues from certain existing general circulation magazines and the campground directory.

COSTS APPLICABLE TO REVENUES

    Costs applicable to revenues (membership services and publication expenses) for 1995 were $83.9 million or 60.3% of revenues compared to $78.9 million or 61.3% of revenues in 1994. Excluding costs from the operations acquired in 1995 and 1994, costs applicable to revenues for 1995 were $75.7 million or 58.9% of revenues compared to $74.3 million or 61.3% of revenues for 1994. Costs associated with the operations acquired in 1995 and 1994 contributed $3.8 million of the $5.0 million overall increase. The balance of the increase was associated with increases in membership service costs, new product development costs and higher publishing costs which were partially offset by a decrease in costs associated with the VIP program.

OPERATING EXPENSES

    Operating expenses for 1995 were $27.4 million or 19.7% of revenues compared to $24.6 million or 19.1% of revenues for 1994. Excluding operating expenses from the operations acquired in 1995 and 1994, operating expenses for 1995 were $26.0 million or 20.2% of revenues compared to $23.9 million or 19.7% of revenues for 1994. General and administrative expenses associated with the operations acquired in 1995 and 1994 accounted for $0.7 million of the overall increase. Other increases in operating expenses were related primarily to increases in amortization expense associated with the newly acquired businesses and upgrades to the membership information system which were partially offset by reduced expenses associated with management's deferred phantom stock plan and decreases in amortization expenses for certain customer lists and financing fees.

INCOME FROM OPERATIONS

    Income from operations was $27.9 million or 20.1% of revenues for 1995 compared to $25.2 million or 19.6% for 1994. Excluding operations acquired in 1995 and 1994, income from operations in 1995 was $27.2 million or 20.9% of revenues compared to $23.1 million or 19.0% in 1994. The overall $2.7 million increase was due to a $4.1 million increase from operations other than from businesses acquired in 1995 or 1994 primarily from increased marketing fees for the VIP program which was partially offset by a $1.4 million reduction in income from operations of the businesses acquired in 1995 and 1994.

NON-OPERATING EXPENSES

    Non-operating expenses for 1995 were $18.0 million compared to $17.5 million for 1994. A decrease in interest expense as a result of a reduction in interest rates was more than offset by a $0.8 million net increase in facility relocation expenses in 1995.

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES

    Income from continuing operations before income taxes for 1995 was $9.9 million compared to $7.7 million in 1994. This $2.2 million increase is primarily due to additional revenues recognized on the sale of certain products and services as discussed above.

INCOME TAXES

    The Company's effective income tax rate in 1995 was higher than statutory rates due primarily to amortization of non-deductible goodwill. Income tax expense in 1995 was $5.0 million compared to an income tax benefit of $13.3 million in 1994. The tax benefits recognized in 1994 were primarily the result of the recognition of deferred tax assets for which valuation allowances had been previously provided.

INCOME FROM CONTINUING OPERATIONS

    Income from continuing operations was $4.9 million in 1995 compared with $20.9 million in 1994. This reduction reflects the impact of a one-time gain associated with the recognition of deferred tax assets in 1994 offset in part by higher income before taxes.

DISCONTINUED OPERATIONS

    As further described in Note 18 to the Company's consolidated financial statements, NAFE's income from operations was $0.7 million in 1995 compared to $0.4 million in 1994. The increase is a result of only two months of operations in 1994 and a gross profit percentage of 23.9% in 1995 compared to 45.9% in 1994.

EXTRAORDINARY ITEM

    In October 1994, the Company entered into a new senior credit agreement. Due to the new credit facility, unamortized discounts and fees related to previous borrowing arrangements were written off as an extraordinary item in 1994. The total write-off of $2.1 million was recognized net of a tax benefit of $800,000.

NET INCOME

    Net income for 1995 was of $5.3 million compared to $19.9 million for 1994. Increases in income from operations in 1995 compared to 1994 were more than offset by the difference between the income tax expense recognized in 1995 of $5.3 million and the $13.9 million income tax benefit recognized in 1994.

                        LIQUIDITY AND CAPITAL RESOURCES

    The Company is a holding company whose only asset is the capital stock of AGI. Cash dividends from AGI are expected to be the sole source of funds to pay
(i) interest payments on the Notes, (ii) management incentive payments to certain Camping World executives in the aggregate of up to $15.0 million which are payable $1.0 million per year on the first four anniversaries of the closing of the Camping World acquisition and $11.0 million on the fifth anniversary, subject to achievement of certain operating results for Camping World and (iii) the $1.5 million Ehlert Note. After giving pro forma effect to the application of the net proceeds from the Private Offering, AGI would have had the ability to make a distribution to the Company in the amount of $122.4 million as of December 31, 1996 under the terms of the AGI Indenture.

    If the Acquisitions had been completed on December 31, 1996, the Company would have had consolidated cash and cash equivalents of $7.4 million of which $4.3 million was held by ATL and AINS and is not available to the Company due to regulatory restrictions. If the Acquisitions, the Private Offering and the AGI Credit Facility were consummated as of December 31, 1996, AGI would have had $30.0 million outstanding under the AGI Credit Facility and $45.0 million of undrawn commitments under the revolving line of credit. Of such undrawn commitments, $22.3 million could have been borrowed under the limitations on indebtedness in the AGI Indenture. The AGI Indenture limits borrowings under the AGI Credit Facility to 150% of AGI's consolidated cash flow (as defined) for the preceding four fiscal quarters. For the purposes of this calculation, the results of Camping World and Ehlert are only included for periods after their acquisition. If the results of Camping World and Ehlert were included on a pro forma basis for 1996, the full amount of the AGI Credit Facility would have been available for borrowing at December 31, 1996.

    As a result of the Camping World, Ehlert and other acquisitions and related financings, the Company is highly leveraged and expects to continue to be highly leveraged for the foreseeable future. As of December 31, 1996 and giving pro forma effect to the Acquisitions, the issuance of the Notes offered hereby and the consummation of the AGI Credit Facility, the Company's consolidated debt would have consisted of $130.0 million of the Notes, $10.2 million of management incentive and non-compete payments, $120.0 million of the AGI Notes, $30.0 million outstanding under the AGI Credit Facility, $2.3 million in mortgages and other indebtedness, and the $1.5 million Ehlert Note. See "Capitalization." The AGI Credit Facility will allow (subject to certain limits and covenant restrictions) the transfer of funds from AGI to the Company through the payment of dividends. See "Description of Other Indebtedness-- AGI Credit Facility." The AGI Indenture also contains restrictions on the payment of dividends by AGI. See "Description of Other Indebtedness--AGI Notes."

    The Company intends to fund its consolidated cash needs through cash flow from operations and borrowings under the AGI Credit Facility. A substantial portion of the Company's available cash will be required to be applied to service indebtedness, which is expected to include approximately $31.8 million in annual net interest expense and $1.5 million of quarterly principal amortization on the term loan under the AGI Credit Facility. During calendar year 1997, the Company also expects to spend approximately $7.0 million for capital expenditures. The Company does not plan to open any new Camping World retail supercenters in 1997. The Company plans to invest up to $5.0 million in its ATL and AINS subsidiaries in 1997 to satisfy regulatory capital requirements relating to anticipated growth of these subsidiaries. Additionally, during 1997 the Company anticipates making $1.6 million in payments under the terms of management's deferred phantom stock plan, up to $1.0 million to certain senior Camping World executives under management incentive agreements entered into in connection with the Camping World acquisition, $1.0 million in principal repayment on the Ehlert Note and $200,000 to the principal shareholders of Ehlert under non-competition agreements entered into in connection with the Ehlert acquisition. As a result of these expenditures, investments, and payments, the Company may periodically have low levels of working capital or be required to finance working capital deficits.

    The Indenture contains financial and operating covenants and significant restrictions on the ability of the Company to complete acquisitions, pay dividends, incur indebtedness, make investments and take certain other corporate actions. The AGI Indenture and the AGI Credit Facility also contain financial and operating covenants and significant restrictions on the ability of the Company and its subsidiaries to complete acquisitions, pay dividends, incur indebtedness, make investments and take certain other corporate actions. See "Description of Other Indebtedness" and "Description of the Notes."

    The Company's ability to make scheduled payments of principal of, or to pay interest on, or to refinance its indebtedness (including the Notes), depends to some extent on the successful integration of the Camping World operations and its future performance, which, in part, is subject to general economic, financial, competitive, legislative, regulatory and other factors beyond its control. Based upon the current level of operations and anticipated growth, management of the Company believes that available cash flow from operations, together with available borrowings under the AGI Credit Facility and other sources of liquidity, will be adequate to meet the Company's anticipated requirements for working capital, capital expenditures, investment activities, payments to certain employees under phantom stock and consulting agreements, and scheduled payments of principal and interest on its indebtedness. However, the principal payment of the Notes and the AGI Notes may require that such indebtedness be refinanced prior to their respective maturities. There can be no assurance that the Company's business will generate sufficient cash flow from operations or that future financings will be available in an amount sufficient to enable the Company to service its indebtedness, including the Notes and the AGI Notes or to make necessary capital expenditures, or that any refinancing would be available on commercially reasonable terms, if at all. See "Risk Factors--Leverage and Limited Ability of the Company to Obtain Additional Financing."

FACTORS AFFECTING FUTURE PERFORMANCE

    Although increases in operating costs could adversely affect the Company's operations, management does not believe that inflation has had a material effect on operating profit during the past several years. However, fuel shortages and substantial increases in propane and gasoline costs could have a significant impact on the Company's travel-related membership services and publications revenues. Historically such events have caused declines in advertisements but have not significantly affected club membership enrollment. The Company is unable to predict at what point fluctuating fuel prices may begin to adversely impact revenues or cash flow. The Company believes it will partially offset any cost increases with price increases to its members and certain cost reducing measures.

SEASONALITY

    After giving effect to the Acquisitions, the Company expects that cash flow from operations will be highest in the third and fourth quarters. Camping World's cash flow has historically been the greatest in the Company's third quarter due to the purchasing patterns of its customers. AGI's cash flow has historically been the highest in the fourth quarter due to the annual membership renewals for the Coast to Coast clubs which occur in that quarter.

                                    BUSINESS

    The Company is a member-based direct marketing organization primarily engaged in selling club memberships to selected recreational affinity groups principally comprised of recreational vehicle owners, campers, outdoor vacationers and, to a lesser extent, golfers. The Company's club members form a receptive audience to which it sells products and services, merchandise and publications targeted to the recreational interests of such members. The Company's three principal lines of business are (i) club memberships and related products, services and club magazines, (ii) specialty retail merchandise distributed primarily through retail supercenters and mail order catalogs, and
(iii) subscription magazines and other publications including directories.

    The Company conducts its operations through: AGI; Camping World; and Ehlert. On April 2, 1997, AGI acquired the stock of Camping World, a specialty retailer offering merchandise and services through retail supercenters and mail order catalogs primarily to members of its buying club. On March 6, 1997, AGI acquired the stock of Ehlert, a specialty sports and recreation magazine publisher. Pro forma for the Acquisitions, the Company would have had revenues of $324.0 million and EBITDA of $58.2 million for fiscal 1996. See "Offering Memorandum Summary--Summary Pro Forma Combined Financial Data."

    Including the Camping World acquisition, the Company has over 1.7 million paying members enrolled in its recreational affinity clubs, including approximately 465,000 Camping World President's Club members, and will have over
3.9 million names in its proprietary database targeted to the recreational activities of the Company's club members, including approximately 1.0 million new names from Camping World. Including the Ehlert acquisition, the circulation of the Company's publications exceeds 4.7 million.

    Management believes that the acquisition of Camping World will further its business strategy and enhance its competitive prospects by providing the following benefits: (i) opportunities to cross sell club memberships between AGI's Good Sam Club and Camping World's President's Club through both Camping World's supercenters and catalog operations as well as AGI's direct mail operations; (ii) access to Camping World's retail and mail order catalog distribution channels to increase the penetration of AGI's products and services, such as its emergency road service program and the recently introduced extended vehicle warranty program, and access to Camping World's RV merchandise which will be marketed to AGI's Good Sam Club members; and (iii) opportunities to reduce membership, products and services solicitation costs resulting from the Company's ability to: (a) market through Camping World's retail and catalog distribution channels, (b) capitalize on the overlap of the Good Sam Club and the President's Club memberships, and (c) consolidate the administrative support for certain products and services. The Company believes that these opportunities will enable it to eliminate workforce redundancies and to reduce printing, paper, fulfillment and mailing costs. Management believes the acquisition of Ehlert will allow the Company to increase advertising revenues for certain of AGI's magazines due to higher combined circulation of publications of recreational activity publications and will result in cost savings associated with headcount reductions, reorganization of certain marketing activities and through the consolidation of publishing operations.

                               BUSINESS STRATEGY

    The Company's business strategy is to increase (i) the enrollment of its clubs through internal growth and acquisitions; (ii) the sales of its products and services by marketing to club members through the most effective distribution channels and by developing and enhancing its product and service offerings; and (iii) the circulation of its publications by introducing new magazines and acquiring publications which are complementary to the Company's recreational market niches. The Company also seeks to realize operational efficiencies through the integration of acquired businesses such as occurred as a result of the Golf Card club and Woodall Publishing in 1990 and 1994, respectively.

ENHANCE CLUB MEMBERSHIP ENROLLMENT

    The Company seeks to increase the number of its club members by maximizing renewals, establishing an optimal mix of channels for soliciting new members and re-acquiring inactive members. Management believes that the participation levels and renewal rates of club members reflect the benefits derived from membership. In order to maintain high participation rates in its clubs, the Company continuously evaluates member satisfaction and actively responds to changing member preferences through the enhancement or introduction of new membership benefits including products and services. The Company also seeks to optimize its use of alternative channels for acquiring club members. Management believes that Camping World's supercenters and catalog operations will provide low cost and highly effective channels for the acquisition of new club members. Camping World has effectively used these channels to increase its President's Club membership by approximately 75% during the five years ended September 30, 1996. Camping World's supercenters and catalog operations can also be used to market memberships to inactive club members. As a result of the Camping World acquisition, the Company will add approximately 1.0 million new names to its existing database. Additionally, Camping World recently upgraded its point-of-sale system to sell President's Club memberships and renewals at the check-out register and to record names of prospective club members.

INCREASE SALES OF PRODUCTS AND SERVICES

    The Company seeks to increase the sale of its products and services due to their profitability and the favorable impact such programs have on club membership growth and retention. Management believes that a substantial opportunity exists to market its products and services through the national network of Camping World supercenters and mail order catalogs. A significant percentage of Good Sam Club members currently subscribe to one or more of its products and services, such as the emergency road service program and the recently introduced extended vehicle warranty program. Management believes it can successfully market such products and services to Camping World President's Club members who have interests and demographic characteristics similar to those of Good Sam Club members and for whom there is limited penetration of such products and services. Management also believes that the Good Sam Club members who are not currently President's Club members represent a focused group of customers to which it can sell Camping World's RV accessory merchandise. The Company regularly studies the feasibility of introducing new products and services. For example, in 1995, AGI introduced its extended vehicle warranty program which had approximately 1,600 policies in force as of December 31, 1996.

IMPROVE OPERATING PERFORMANCE

    The Company seeks to achieve operating efficiencies by selectively acquiring and developing recreational affinity groups which enable the Company to increase membership enrollment and to realize cost savings. The Company also seeks to enhance its importance with third party providers of products and services by maintaining high membership enrollment levels in such programs, thereby increasing the fees it receives from such vendors. Where appropriate, the Company may consider directly providing certain products and services which had been provided by third parties.

    Through the Acquisitions, the Company expects to realize $6.2 million in annual cost savings and operating efficiencies. These anticipated cost reductions consist of $3.8 million in annual salary and related benefits savings associated with headcount reductions at AGI and Ehlert and $2.4 million in annual reductions of operating costs associated with more efficient membership services, products and services and publishing operations (including reduced printing and paper costs).

    Headcount reductions resulting in estimated annual savings of $2.8 million were effected at AGI in December 1996 in anticipation of the Camping World acquisition. Additional annual savings of $1.0 million from headcount reductions are expected as a result of the Ehlert acquisition. Specific actions to reduce consolidated operating costs will include: (i) reducing mailing, postage, paper and fulfillment expenses due in part to the membership overlap between the Good Sam Club and President's Club; (ii) using lower cost channels for soliciting club members and selling products and services; and (iii) eliminating duplicative publication and membership service operations.

ACQUIRE AND DEVELOP AFFINITY GROUPS

    The Company believes the experience it has accumulated in managing its existing recreational affinity groups is applicable to the management of other recreational interest organizations. In 1990, AGI acquired the Golf Card club and has successfully grown membership by approximately 47% since its acquisition. As a result, the Company conducts ongoing evaluations for developing or acquiring affinity groups for which it can build membership enrollment and to which it can market products and services. The Company expects to concentrate its efforts over the near term on integrating the operations of the Camping World President's Club with AGI's Good Sam Club.

EXPAND NICHE RECREATIONAL PUBLICATIONS

    The Company seeks to expand its presence as a dominant publisher in select recreational niches through the introduction of new magazine formats and the acquisition of other publications in its market or in complementary recreational market niches. Publications in complementary niches may also provide the Company with the opportunity to launch new membership clubs, to market its products and services to members of the new clubs and to develop other products and services which meet the special needs of such members. The Company believes overall circulation of its magazines is an important factor in determining the amount of revenues it can obtain from advertisers. In addition, since paper and printing costs are a significant part of operating expenses, management also believes that the Company will achieve improved economies of scale when purchasing these items following the Acquisitions.

                   RV MARKET AND THE DEMAND FOR MEMBERSHIPS,
                             PRODUCTS AND SERVICES

    The use of RVs and the demand for club memberships and related products and services may be influenced by a number of factors including general economic conditions, the availability and price of propane and gasoline, and the total number of RVs. The Company believes that both the installed base of RVs and the type of RV owned (full service vehicles excluding van conversions) are the most important factors affecting the demand for its membership clubs, merchandise and products and services. Based on the most recent survey (the "Survey"), which was conducted by the Survey Research Center of the University of Michigan in 1994, the number of households owning RVs increased from 7.3 million in 1984 to 8.2 million in 1993. The Survey also indicates that the percentage of households owning RVs during this period was unchanged at approximately 10%.

    According to the Survey, the average RV owner was 48 years old. RV ownership also rose with age reaching its highest percentage level among those 55 to 74 years old. According to the 1994 U. S. Census, households in this age group are projected to increase from 23.8 million to 28.9 million in 2005. RV ownership also is concentrated in the western United States in which area the population growth rate is expected to be greater than the national average through 2005. The Survey also indicates that RV ownership is associated with higher than average annual household income which among RV owners was approximately $39,000 per annum as compared to the national average of $31,000 per annum according to the 1994 U.S. Census.

    The median age and annual household income of AGI club members were 65 years and $49,000 in 1995 based on member survey data. The Company believes that the demographic profile of its typical club member, coupled with a demographic trend towards an aging population will have a favorable impact on RV ownership and the demand for club memberships and related merchandise, products and services.

                                      AGI

MEMBERSHIP CLUBS

    AGI operates the Good Sam Club and Coast to Coast clubs for RV owners, campers and outdoor vacationers and the Golf Card Club for golf enthusiasts. The membership clubs form a receptive audience to which AGI markets its products and services. The following table sets forth the number of members at December 31, 1996, annual membership dues and average annual renewal rates during the period 1992 to 1996 for each club:

                                                                                           AVERAGE RENEWAL
                                                     NUMBER OF MEMBERS   ANNUAL FEE(1)         RATE(2)
                                                    -------------------  -------------  ---------------------
Good Sam Club.....................................         911,430        $  10 - $25                70%
Coast to Coast clubs..............................         257,236        $  43 - $60                80%
Golf Card club....................................         136,162        $  76 - $95                68%

------------------------

(1) Subject to special discounts and promotions.

(2) Excludes members having lifetime memberships.

GOOD SAM CLUB

    The Good Sam Club, founded in 1966, is a membership organization for owners of recreation vehicles. The Good Sam Club is the largest for-profit RV club in North America with over 910,000 member families and over 2,100 local chapters as of December 31, 1996. The average annual renewal rate for Good Sam Club members was approximately 70% during the period 1992 to 1996. AGI has focused on selling higher margin multi-year memberships which, among other advantages, reduces the cost of membership renewals. At December 31, 1996, the average length of time for participation in the Good Sam Club was approximately 7 years with most club members purchasing annual memberships.

    Membership fees range from $10 to $59 subject to the term and type (new vs. renewal). The benefits of club memberships include: discounts for overnight stays at 1,700 participating RV parks and campgrounds; discounts on the purchase of supplies and accessories for recreational vehicles at approximately 900 RV service centers; a free annual subscription to HIGHWAYS, the club's regular news magazine; discounts on other publications; access to group tours and travel services; trip routing and mail-forwarding; and access to products and services developed for club members. Based on typical usage patterns, AGI estimates that Good Sam Club members realize estimated annual savings from these discounts of $156. The Good Sam Club establishes quality standards for RV parks and campgrounds participating in its discount program. Campgrounds and parks participating in the Good Sam program benefit from increased occupancy and sales of camping related products. AGI believes it has established considerable penetration of those for-profit RV parks and campgrounds which meet its quality standards for network affiliation.

COAST TO COAST

    Coast to Coast clubs operate the largest reciprocal use network of private RV resorts in North America. AGI offers a series of membership benefits depending on pricing and program type under the Coast to Coast name. Members of Coast to Coast clubs belong to a private RV resort owned and operated by parties unrelated to the Company. Club members may use any of the participating resorts in the Coast to Coast network subject to availability. At December 31, 1996, there were approximately 257,000 member families in Coast to Coast clubs, and 461 private RV resorts nationwide participated in the Coast to Coast reciprocal use programs, representing approximately 82% of such resorts in the US. These private resorts are designed primarily for RV owners, but typically provide camping or lodging facilities, comprised of RVs, cabins and condominiums. For an initial membership fee plus annual maintenance fees, both paid by the customer to the resort, the private resorts provide an RV site with water, sanitary and electrical hook-ups and recreational amenities, such as swimming, tennis or fishing, or proximity to theme parks or other recreational activities. AGI has established quality criteria for resorts to join and remain in the Coast to Coast networks.

    For the standard annual renewal dues from $60 for a single year membership to $255 for a multiple-year membership, Coast to Coast club members receive the following benefits: discounts for overnight stays at participating resorts, hotels and campgrounds; an annual subscription to Coast to Coast Magazine; the Coast to Coast Directory providing information on the participating resorts; discounts on other AGI publications; access to discount travel services; trip routing; and access to products and services developed for club members. Coast to Coast Resort Club members also have the right to use, subject to availability, the lodging facilities at 461 participating resorts at a discounted rate.

    AGI believes that resorts participating in the Coast to Coast networks view access to reciprocating member resorts as an incentive for their customers to join their resort. Because a majority of members of Coast to Coast clubs own RVs, access to participating resorts throughout North America can be an important complement to local resort membership. During 1996, Coast to Coast members utilized over 1.4 million nightly stays under the reciprocal use program. Based on typical use patterns, AGI estimates that Coast to Coast members realize estimated annual savings from these discounts of over $200 from discounted overnight stay accommodations at participating resorts. The average annual renewal rate for members of the Coast to Coast clubs after the initial one year membership (which is generally paid by the member resort not the club member) was approximately 80% during the period 1992 to 1996.

GOLF CARD CLUB

    The Golf Card club, founded in 1974, had approximately 136,000 members at December 31, 1996. The major attraction for membership is the financial savings which members receive when playing at one of over 3,100 participating golf courses located throughout the U.S. and Canada. The annual membership fee varies with the length and type (single or double) of membership. Based on AGI conducted surveys, members realize savings on green fees ranging from $150 to $250 annually which significantly exceed the cost of membership. Members of the Golf Card club receive the following benefits: the right to play two rounds of golf each year at each participating golf course either without green fees or with reduced fees; discounts on vacation packages at over 300 participating "Stay and Play" resorts and at over 2,000 hotels in North America; an annual subscription to The Golf Traveler, published six times per year; and access to products and services developed for club members. The average annual renewal rate for Golf Card club members was approximately 68% during the period from 1992 to 1996. The Company believes that the participating golf courses providing playing privileges to club members represents the largest number of golf courses participating in a discount program in North America. None of the participating golf courses is owned or operated by the Company.

    Both municipal and privately-owned golf courses participate in the Golf Card program. The program is attractive to participating courses because club members must rent a golf cart when exercising the playing privileges and the members playing time may be limited to off-peak hours. Members may purchase other merchandise or services when exercising their playing privileges. In this manner, the Golf Card members provide incremental revenue to the golf course.

MEMBERSHIP PRODUCTS AND SERVICES

    AGI's 1.3 million club members form a receptive audience to which it sells products and services targeted to the recreational interests of its club members. AGI promotes products and services which either address special needs arising in the activities of the club members or appeal generally to persons with the demographic characteristics of club members. The two most established products are the emergency road service program and the vehicle insurance program, which were introduced in 1984 and in 1978, respectively. Most of AGI's products and services are provided by third parties who pay AGI a marketing fee, except for ERS where AGI pays a third party to administer the program.

EMERGENCY ROAD SERVICE

    AGI developed the ERS program for Good Sam Club members to address the special towing requirements of RV owners in the event of mechanical breakdown and to enhance the availability of such services. AGI also markets the ERS program to members of the Coast to Coast clubs. At December 31, 1996, 209,177 and 9,988 members of the Good Sam Club and Coast to Coast clubs, respectively, participated in the ERS program, representing penetration rates for each club of 23.0% and 3.7%, respectively. During the period 1992 to 1996, the average annual renewal rate of members enrolled in the ERS program was approximately 73%.

    The ERS program is marketed nationally through direct mail and advertising in AGI's RV magazines and annual campground directories. Under the ERS program, a subscriber pays an annual fee ranging from $79.95 to $99.95 for which the member receives roadside repair and towing at no additional cost to the subscriber. AGI's emergency road service provider administers the program, provides dispatching services for roadside service and satisfies applicable regulatory requirements pursuant to a contract which expires December 31, 1997.

VEHICLE INSURANCE PROGRAM

    AGI initiated a vehicle insurance program to facilitate the availability of cost-effective vehicle insurance suitable to the demographic characteristics and vehicle usage patterns of its club members. At December 31, 1996, the VIP program had 215,052 members which represented a 20.5% and 3.9% penetration, respectively, of the Good Sam Club and Coast to Coast clubs. During the period 1992 to 1996, the average annual renewal rate of members participating in the VIP program was more than 90%. AGI's marketing fee is based on the amount of premiums written, the number of policies in force and the profitability of the program. The insurance provider, National General Insurance Company ("NGIC"), a subsidiary of General Motors Corporation is rated A+ by A.M. Best's Rating Service and assumes all claim risks. In 1996, NGIC received premiums under the VIP programs totaling $208.7 million which generated marketing fees to AGI of $17.1 million.

OTHER PRODUCTS AND SERVICES

    Other products and services marketed to club members include credit cards, vehicle financing, supplemental health and life insurance, financial services and extended vehicle warranties. Most of these services are provided to club members by third parties who pay AGI a marketing fee. AGI also sells subscriptions to its various publications, including TRAILER LIFE, MOTORHOME and the annual CAMPGROUNDS & RV SERVICES DIRECTORY.

    ATL was acquired by AGI in October 1995 and AINS was acquired in June, 1995. These businesses will facilitate the vertical integration of financial services provided to club members. Through ATL and AINS, AGI offers its club members various depository products (such as thrift certificates and passbook accounts) and intends to offer loan products (such as consumer, installment, small business and home equity loans) and property and casualty insurance in the state in which it is licensed. At December 31, 1996, ATL had total assets and stockholders equity of $17.7 million and $2.2 million, respectively and AINS had total assets and stockholders equity of $3.4 million and $2.1 million, respectively.

    In addition, AGI is evaluating other products and services that club members may find attractive. When introducing new products and services, AGI concentrates on products and services provided by third parties which it can market without significant capital investment by AGI and for which it receives a marketing fee from the service provider based on sales volume. AGI seeks to utilize the purchasing power of its club members to obtain products and services at attractive prices. During 1995, AGI introduced its extended vehicle warranty program, which had approximately 1,600 policies in force as of December 31, 1996.

PUBLICATIONS

    AGI produces and distributes a variety of publications for select markets in the recreation and leisure industry, including general circulation periodicals, club magazines, directories, and RV industry trade magazines. Revenues are recognized from the sale of advertising, subscriptions and direct sales of some of the publications. AGI believes that the focused audience of each publication is an important factor in attracting advertisers. The following chart sets forth the circulation and frequency of the Company's publications:

                                                                                  NUMBER OF
                                                                1996          ISSUES PUBLISHED
PUBLICATION                                                  CIRCULATION          EACH YEAR
---------------------------------------------------------  ---------------  ---------------------
Trailer Life.............................................       275,082(1)               12
MotorHome................................................       140,123(1)               12
Rider....................................................       106,906(1)               12
American Rider...........................................        56,514(1)                6
Roads to Adventure.......................................       370,000(3)                1(2)
Trailer Life Campground/RV Park & Services Directory.....       320,000(1)                1
Trailer Life's RV Buyers Guide...........................        40,746(1)                1
Woodall Campground Directory.............................       284,000(3)                1
Woodall's Regional News Tabloids.........................       185,000(4)               12
Woodall's Specials.......................................       165,000(4)                1
Woodall's RV Buyer's Guide...............................        33,000(1)                1
Woodall Plan-it Pack-it Go...............................        62,261(3)                1
Touring Rider............................................        25,600(1)(5)               1
RV Business..............................................        12,603(6)               12
Campground Management....................................        10,000(7)               12
Highways.................................................       912,214(8)               11
Coast to Coast Magazine..................................       271,562(8)                8
Golf Traveler............................................       103,000(8)(9)               6

------------------------

(1) Paid circulation.

(2) Introduced in 1996 and currently scheduled for quarterly publication.

(3) Includes sales and free distribution.

(4) Distributed to RV outlets, including campgrounds and dealerships.

(5) Debuted in 1995.

(6) Free to qualifying RV manufacturers, distributors, suppliers and dealers.

(7) Trade publication distributed primarily to campground owners.

(8) Circulation is limited to club members and the price is included in the annual membership fee.

(9) Only one magazine is issued when two members are from the same household.

GENERAL CIRCULATION MAGAZINES

    TRAILER LIFE, initially published in 1941, is the leading consumer magazine for the RV industry with a paid circulation averaging 275,000 copies per issue in 1996. TRAILER LIFE features articles on subjects including product tests, travel and tourist attractions.

    MOTORHOME is a monthly periodical for owners and prospective buyers of motor homes which has been published since 1968 with a paid circulation averaging 140,000 copies per issue in 1996. MOTORHOME features articles on subjects including product tests, travel and tourist attractions.

    RIDER is a monthly magazine for motorcycle touring enthusiasts and has been published since 1974. Each issue focuses on the motorcycles, personalities, technical subjects, travel notes and other features of interest to this recreational affinity group.

    AMERICAN RIDER, introduced in November 1993 and in 1995 was increased from four to six issues per year, is targeted to owners and operators of Harley-Davidson motorcycles.

    ROADS TO ADVENTURE, introduced in 1996, is targeted to younger families pursuing camping and other outdoor recreation activities and is currently published quarterly.

ANNUAL DIRECTORIES

    TRAILER LIFE CAMPGROUND/RV PARK & SERVICES DIRECTORY, initially published in 1972, is an annually updated directory which provides information on and ratings for 12,250 public and private campgrounds, 2,200 RV service centers, and over 1,000 tourist attractions in North America. In 1996, 320,000 directories were distributed. The publication features Good Sam Parks that offer discounts on overnight camping fees for AGI's club members. This directory is sold by direct mail to Good Sam Club members, at RV dealerships and in bookstores.

    WOODALL CAMPGROUND DIRECTORY, initially published in 1948, are annual consumer directories offered in both national and regional editions. In 1996, approximately 284,000 directories were distributed. The Woodall directories are primarily distributed through book stores.

CLUB OR TRADE MAGAZINES AND BOOKS

    Each of AGI's membership clubs has its own publication, which provides information on club activities and events, feature stories and other articles. AGI publishes HIGHWAYS for the Good Sam Club, COAST TO COAST MAGAZINE for Coast to Coast clubs, and THE GOLF TRAVELER for the Golf Card club. AGI also publishes RV BUSINESS, the leading trade magazine for the RV industry, and CAMPGROUND MANAGEMENT, the leading trade magazine for the campground industry. AGI also periodically publishes books targeted for its club membership which address the RV lifestyle.

MARKETING

    AGI is a direct marketer of club memberships and related products and services. Direct response promotions include direct mail, target marketing inserts, advertisements, promotional events and telemarketing. Direct response marketing efforts account for approximately 84% of new enrollments with the remaining 16% derived from miscellaneous other sources. AGI uses a variety of commercially available mailing lists of RV owners in its direct mail efforts. The most useful lists are compiled from vehicle registrations provided by the motor vehicle departments in over 30 states, direct response lists from RV industry participants, and in-house lists.

    AGI solicits advertisements for its publications through its internal sales force and by paying commissions to advertising agencies and independent contractors which place advertisements. Many advertisers are repeat customers with whom AGI has long-standing relationships.

OPERATIONS

    AGI's member service operations are located in Denver, Colorado. The primary focus of member services is to handle information requests from club members through AGI's toll-free telephone number. Member service representatives market products and services to existing and potential club members in response to telephone inquiries. On average, the member service department processes approximately 5,000 telephone inquiries daily. AGI expects to increase sales through better management of its member service operations coupled with greater efficiency in its telemarketing efforts. Fulfillment operations involve the processing of orders and checks principally received by mail. Certain fulfillment operations are performed by third parties. AGI's publication operations develop the layout for publications and outsource printing to third parties.

INFORMATION SUPPORT SERVICES

    AGI utilizes integrated computer systems to support its membership club and publishing operations. Comprehensive information on each member, including a profile of the purchasing activities of members, is available to customer service representatives when responding to member requests and when sales representatives market AGI's products and services. AGI employs publishing software for publication makeup and content and for advertising to support its publications operations. An area wide network facilitates communication within and between AGI's offices. AGI also utilizes information technology, including list segmentation and merge and purge programs, to select prospects for direct mail solicitations and other direct marketing efforts.

                                 CAMPING WORLD

GENERAL

    Camping World is the only national specialty retailer of merchandise and services for RV owners. For its fiscal year ended September 30, 1996, Camping World generated total revenues of $169.8 million and EBITDA of $12.7 million. The 26 Camping World retail supercenters which are located in 17 states, accounted for approximately 66% of fiscal 1996 revenues while approximately 21% were derived from catalog sales and approximately 13% were derived from fees or non-merchandise revenues. Approximately 86% of Camping World's revenues were derived from sales to the 465,000 members of its President's Club buying group.

    The Company believes that Camping World's leading position in the RV accessory industry results from a high level of name recognition, an effective dual channel distribution strategy and a commitment to offer a broad selection of specialized RV products and services at competitive prices combined with technical assistance and on-site installation. Camping World's supercenters offer over 8,000 SKUs, approximately 80% of which are not regularly available in general merchandise stores. In addition, general merchandise stores do not provide installation or repair services for RV products, which are available at Camping World's supercenters. Products sold by Camping World include specialty-sized refrigerators, housewares and other appliances, bedding and furniture, generators and hydraulic leveling systems, awnings, folding boats, chairs, bicycles, and sanitation products. Camping World also markets emergency road service and vehicle insurance products similar to the products offered by AGI. Camping World supercenters are strategically located in areas where many RV owners live or in proximity to destinations frequented by RV users. Camping World's supercenters are designed to provide one-stop shopping by combining broad product selection, technical assistance and on-site installation services.

    Camping World's mail order operations generate significant revenues and enhance retail sales by serving as the primary advertising vehicle for the supercenters and by increasing Camping World's name recognition among RV owners nationwide. The Company believes that Camping World has the leading share of the mail order catalog segment for specialty RV products. Camping World's mail order catalog sales complement its retail sales by targeting customers with limited access to its retail supercenters and by facilitating purchases of higher turnover items by regular supercenter customers. Camping World established its President's Club in 1986 as a means of building customer loyalty and revenues. President's Club members pay a membership fee, which varies with the length of membership, and receive a 10% discount on merchandise purchased from Camping World as well as special mailings including newsletters and flyers offering selected products and services at reduced prices. At December 31, 1996, the President's Club had approximately 465,000 members of which approximately 250,000 were also Good Sam Club members. The average annual renewal rate for the President's Club for the five year period ended September 30, 1996 was 60.7%. The majority of club memberships are for one year. Camping World recently upgraded its point-of-sale system, which management believes will increase sales, generate new club members and increase club renewal rates through improved customer data collection.

SUPERCENTERS

OPERATIONS

    Camping World's supercenters generally range in size from approximately 18,000 to 36,000 square feet. Approximately 40% of each supercenter is devoted to a retail sales floor, a customer service area, and a technical information counter; 40% comprises the installation facility which contains 4 to 16 drive-through installation bays; and 20% is allocated to office and warehouse space. Large parking areas provide sufficient space and facilitate maneuvering of RVs. By combining broad product selection, technical assistance and installation and repair services, Camping World's supercenters provide one-stop shopping for RV owners. Camping World maintains toll-free telephone numbers for customers to schedule installation and repair appointments. All supercenters are open seven days a week.

SUPERCENTER SITE SELECTION

    Camping World intends to continue the controlled, limited expansion of its supercenter store network. Camping World's expansion strategy is based on a comprehensive process which analyzes the sales trends and travel patterns of existing and potential customers as well as the sales patterns of RV vehicles. Camping World researches the travel routes used by RV owners and the location of camping areas in order to ensure the convenient location of its supercenters. Sales and shipment of new RVs together with analysis of demographic data derived from its customer database and mail order shipments and RV ownership lists from other sources are used to identify high concentrations of RV owners. Once an area has been identified, Camping World surveys its customers to select specific locations for a new supercenter. Camping World credits this detailed analytical approach with the fact that it has closed only one store since inception. Camping World does not plan to open a new supercenter in 1997.

    The aggregate cost to construct and open an 18,000 square foot supercenter (the anticipated typical size of new supercenters) is estimated to be $2,750,000. It typically takes six months to complete construction of a store. Camping World has generally funded construction with internally generated funds and has subsequently entered into sale-leaseback transactions to obtain long-term financing.

MAIL ORDER OPERATIONS

    Camping World initiated its mail order operations in 1967. Camping World currently has a proprietary mailing list of approximately 1.7 million RV owners, all of whom have made a purchase or requested a catalog from Camping World within the prior 60 months. Camping World maintains a database of these names, which includes information such as order frequency, size of order, date of most recent order and type of merchandise purchased. Camping World analyzes its database to determine those customers most likely to order from Camping World's catalogs. As a result, Camping World is able to target catalog mailings more effectively than direct marketers of catalogs offering general merchandise. From fiscal 1992 to fiscal 1996, Camping World's catalog mailing response rate has increased from 4.1% to 4.6% as a result of more effective target marketing. Camping World continually expands its proprietary mailing list through in-store subscriptions and requests for catalogs in response to advertisements in regional publications directed to RV owners. In addition, Camping World rents mailing lists of RV owners from third parties including AGI.

    During fiscal 1996, Camping World distributed 9.1 million catalogs, of which
7.6 million were mailed in 12 separate mailings, and the remaining 1.4 million catalogs were distributed in supercenters, at campgrounds, by request and as package inserts. In fiscal 1996, Camping World processed over 420,000 catalog orders at an average net order size of $84, excluding postage and handling charges. The average net order size has increased over 15% since fiscal 1992. Camping World distributes seven major high quality, full color catalogs each year: master, spring, fall, holiday, two sale editions and a prospecting catalog. Camping World also distributes specialty catalogs directed to targeted customers in order to develop market niches.

    Camping World's mail order operations, located at its headquarters in Bowling Green, Kentucky, offer toll-free customer service seven days a week 24 hours a day. Camping World has established a sales training program for its customer service personnel and also provides experienced technical advisors to answer specific questions by telephone. Orders are usually processed and shipped within 24 hours of receipt.

MARKETING

    Camping World's principal marketing strategy is to capitalize on its broad name recognition among RV owners. Camping World solicits customers through mail order catalogs, direct mail retail flyers, advertisements in national and regional industry publications, vendor coop advertising programs, promotional events, President's Club direct mailings and personal solicitations and referrals.

    Camping World's President's Club program, which was established in 1986, has grown to approximately 465,000 members. President's Club memberships may initially be obtained for one, two or three years at a cost of $20, $35 or $50, respectively. The average life (including renewals) of club membership is three years and approximately 94% of club members are enrolled for one year. President's Club members receive a 10% discount on the purchase of all of Camping World's merchandise and installation fees and receive special mailings, including newsletters and flyers offering selected products and services at special prices. In fiscal 1996, President's Club members accounted for approximately 86.0% of Camping World's merchandise sales and service revenues. The average order size was $124 for President's Club members as compared to $23 for non-club members.

PURCHASING

    Camping World sources over 8,000 products from approximately 800 vendors. Camping World attends regional, national and international trade shows to determine the products it will offer. The purchasing activities of Camping World are focused on RV parts and accessories, electronics, housewares, hardware, automotive, crafts, clothing, home furnishings, gifts, camping and sporting goods. Camping World has developed an automated plan-o-gram system to provide merchandising plans to each supercenter and a minimum/maximum inventory system for its operations to improve fulfillment rates on key items. Camping World believes that the volume of merchandise it purchases and its ability to buy direct from manufacturers together with the utilization of its transportation fleet enables Camping World to obtain merchandise at costs which compare favorably to local RV dealers and retailers. Camping World does not enter into material long-term contracts or commitments with its vendors. Camping World's largest vendor, a supplier of awnings, refrigerators and air conditioners, accounted for approximately 12% to 13% of Camping World's total purchases during the last two fiscal years.

MANAGEMENT INFORMATION SYSTEMS

    Camping World's management information systems and electronic data processing systems consist of an extensive range of retail, mail order, financial and merchandising systems, including purchasing, inventory distribution and control, sales reporting, accounts payable and merchandise management. Camping World's management information system includes point-of-sale registers which are equipped with bar code readers in each supercenter. These registers are polled nightly by a central computer. With this point-of-sale information and the information from Camping World's on-line distribution centers, Camping World compiles comprehensive data, including detailed sales volume and inventory information by product, merchandise transfers and receipts, special orders, supply orders and returns of product purchases to vendors. In conjunction with its nightly polling, Camping World's central computer sends price changes to registers at the point of sale. The registers capture President's Club member numbers and associated sales and references to specific promotional campaigns. Management monitors the performance of each supercenter and mail order operation to evaluate inventory levels, determine markdowns and analyze gross profit margins by product. Camping World has installed a new computer system and plans to integrate all of its computerized functions over the next three years. Recently, Camping World upgraded its point-of-sale system to sell President's Club memberships and renewals at the check-out register and to capture names of prospective club members.

    Camping World's catalog operations also utilize a computerized management system allowing on-line desktop access to information which previously required manual retrieval. Screen prompts which provide product, promotional, and revenue potential have allowed Camping World to maintain high service levels during seasonal sales peaks. The installation of an automatic call distribution switch with scheduling software has facilitated more effective management of customer inquiries and reduced set-up time for call processing.

                                     EHLERT

    Ehlert is a specialty publisher of sports and recreation magazines focusing on four niches: snowmobiling, personal watercraft, archery and ATV's. For the year ended December 31, 1996, Ehlert generated revenues of $14.2 million and EBITDA of $2.2 million. For twelve months ended December 31, 1996, the paid circulation for Ehlert's publications was approximately 290,000 and controlled circulation for industry and consumer publications was approximately 1.1 million.

    The Company estimates that in 1996, the snowmobile, personal watercraft and archery groups had advertising revenue shares of approximately 62.3%, 39.6% and 27.5%, respectively, in their applicable sports and recreation magazine segment. Ehlert's market share leadership position in its magazine segments, its close contact with manufacturers, distributors, dealers and industry associations, and its reputation as an advocate for responsible sporting practices has enabled Ehlert to increase its advertising revenue by approximately 111% over the five years ended December 31, 1996.

    Ehlert produces several differentiated publications for its snowmobile, personal watercraft and archery magazine segments and plans to do so for its recently launched ATV magazine segment. Ehlert's strategy is to target specialized sporting and recreational niches through multiple publications. This strategy has resulted in further segmentation within its market and has positioned several of Ehlert's magazines as leaders in their respective segments. Advertisers have demonstrated a willingness to support Ehlert's multiple and controlled publication strategy and special merchandising programs as evidenced by the growth rates achieved in advertising revenues.

    The eleven magazines published by Ehlert and their industry groups are as follows:

                                                                                     NUMBER OF
                                                                                      ISSUES
                                                                      1996           PUBLISHED
PUBLICATION                                                        CIRCULATION       EACH YEAR
---------------------------------------------------------------  ---------------  ---------------
Snowmobile Group:
  Snowmobile...................................................       579,208(1)(3)            4
  SnowGoer.....................................................        76,797(1)             5
  Snow Week....................................................        22,975(1)            18
  Snowmobile Business..........................................         6,000(2)             6
Personal Watercraft Group:
  PWC Magazine.................................................       302,786(1)(3)            3
  Watercraft World.............................................        32,076(1)             9
  Watercraft Business..........................................         6,000(2)             6
Archery Group:
  Bowhunting World.............................................       119,358(1)(3)            8
  3-D & Target Archery.........................................        12,223(1)             7
  Archery Business.............................................        11,000(2)             7
ATV Group:
  ATV Magazine.................................................       191,693(1)(3)            3

------------------------

(1) Paid circulation.

(2) Controlled circulation to trade.

(3) Controlled circulation to consumer.

SNOWMOBILE GROUP

    SNOWMOBILE magazine delivers broad-based editorial and snowmobile-related information to its audience of active snowmobile enthusiasts, including reviews of new machines, clothing and accessories, and articles on responsible riding practices, snowmobiling vacation destinations and special events, and serves as the front-end medium for all snowmobile-related product promotions.

    SNOWGOER is designed for the sport's highly active participants and provides detailed equipment and product critiques and maintenance tips.

    SNOW WEEK is the central source of information for the competition and high-performance snowmobiling market segment. The publication provides timely, year-round stories on racing, performance enhancing products, technical assistance, new product introductions, and industry general information.

    SNOWMOBILE BUSINESS presents a mix of news, opinion, trends, and sales tips designed to improve the financial performance of snowmobile dealers.

PERSONAL WATERCRAFT GROUP

    PWC MAGAZINE is the complete guide for the personal watercraft owner and provides reviews of personal watercraft, gear and accessories as well as information on maintenance procedures, safety tips and travel destinations. PWC Magazine was first published in January 1995.

    WATERCRAFT WORLD is targeted to avid personal watercraft enthusiasts and provides detailed critiques of watercraft, in-depth gear and accessory evaluations, technical tips and racing information.

    WATERCRAFT BUSINESS serves industry professionals and focuses on new products, sales techniques, recent developments and industry news.

ARCHERY GROUP

    BOWHUNTING WORLD is the archery equipment authority which provides information on new equipment reviews and maintenance techniques, and features articles which discuss ethical hunting, hunting rights, and pertinent legislative issues.

    3-D & TARGET ARCHERY is geared to recreational and competitive archery participants and provides tournament information, reviews, technical tips, and human interest features associated with this recreational activity.

    ARCHERY BUSINESS is the leading trade publication for archery dealers and presents a mix of industry news and trends, product reviews and sales tips designed to improve financial performance of archery product dealers.

ATV GROUP

    ATV MAGAZINE'S first issue was published in October 1995. The publication is designed to reach large numbers of active ATV owners with comprehensive product information during periods when equipment is purchased.

                                   REGULATION

    The Company's operations (including the operations of Camping World and Ehlert) are subject to varying degrees of federal, state and local regulation. Specifically, the Company's outbound telemarketing, direct mail, emergency road service program, insurance and thrift and loan activities are currently subject to regulation and may be subjected to increased scrutiny in the future. The Company does not believe that such federal, state and local regulations currently have a material impact on its operations. However, new regulatory efforts impacting the Company's operations may be proposed from time to time in the future at the federal, state and local level. There can be no assurance that such regulatory efforts will not have a material adverse effect on the Company's ability to operate its businesses or its results of operations.

                                  COMPETITION

    In general the Company's membership clubs, retail and catalog operations and publications compete with numerous organizations in the recreation industry for disposable income spent on leisure activities. By offering significant membership benefits at a reasonable cost and actively marketing to club members, the Company believes that it has been able to maintain a loyal following for its membership organizations as evidenced by such clubs' high renewal rates. The products and services marketed by the Company compete with similar products and services offered by other providers. However, management believes that it is able to use the large volume of purchases by its club members to secure attractive pricing for the products and services marketed by the Company.

                                   EMPLOYEES

    As of December 31, 1996, AGI had 428 full-time and 19 part-time employees. As of December 31, 1996, Camping World had 777 full-time and 176 part-time or seasonal employees. As of December 31, 1996, Ehlert had 57 full-time and 2 part-time employees. The Company believes the relations with its employees are good. None of the Company's employees is covered by a collective bargaining agreement.

                           TRADEMARKS AND COPYRIGHTS

    The Company owns a variety of registered trademarks, logos and service marks for the names of its clubs, magazines and other publications. The Company also owns the copyrights to certain articles in its publications. The Company believes that its trademarks have significant value and are important to its marketing efforts.

                                   PROPERTIES

    In 1995, AGI moved its marketing, accounting and editorial functions from Camarillo, California to a 74,100 square foot office in Ventura, California leased through July, 2005 from an affiliate of AGI. The remainder of AGI's continuing operations are conducted from 3,000 square feet of leased office space in Tallahassee, Florida, 672 square feet of leased offices in Seattle, Washington, 4,076 square feet of leased space in Elkhart, Indiana, 20,000 square feet of leased office space in Lake Forest, Illinois and 2,000 square feet of leased office space in Greenville, Michigan, and 60,000 square feet of owned office space in Denver, Colorado (for its customer service, warehousing fulfillment, and information system functions). AGI also leases data processing and other office equipment. The previously occupied 49,500 square feet of office space in Camarillo, California is under a lease expiring in 1998.

    Camping World owns its corporate headquarters, comprised of approximately 26,000 square feet, in Bowling Green, Kentucky. The administrative offices and mail order operations are located in the corporate headquarters. Camping World leases the East Coast Distribution Center in Bowling Green, Kentucky, consisting of approximately 104,000 square feet and 19 of Camping World's supercenters pursuant to leases with terms generally ranging from 14 to 40 years and expire in 2010 or later, including renewal terms, except as noted in the table below. Camping World's leases generally provide for fixed monthly rentals with annual escalation clauses. Camping World owns the remaining seven supercenters and owns the approximately 81,500 square foot West Coast Distribution Center, including a 1,800 square foot retail showroom, in Bakersfield, California.

    The table below sets forth certain information concerning Camping World's supercenters:

                                                                            SQUARE                OWNED/        LEASE
                                                                             FEET       ACRES     LEASED     EXPIRATION
                                                                           ---------  ---------  ---------  -------------
Location:
  Mesa, AZ...............................................................     27,500      3.140     Leased         2010
  La Mirada, CA..........................................................     30,647      4.450      Owned       --
  El Cajon, CA...........................................................     33,892      3.068     Leased         1997(1)
  Fairfield, CA..........................................................     43,434      3.780     Leased         2020
  Rocklin, CA............................................................     29,085      4.647     Leased         2037
  San Bernardino, CA.....................................................     18,126      1.665     Leased         2012
  San Martin, CA.........................................................     29,486      5.000     Leased         2023
  Valencia, CA...........................................................     58,800      9.310      Owned       --
  Denver, CO.............................................................     27,085      4.132     Leased         2037
  Ft. Myers, FL..........................................................     22,886      4.217     Leased         2012
  Kissimmee, FL..........................................................     56,850      6.043      Owned       --
  Tampa, FL..............................................................     40,334      3.711     Leased         2026
  Bolingbrook, IL........................................................     25,126      5.299     Leased         2036
  Bowling Green, KY......................................................     38,368      2.895      Owned       --
  Belleville, MI.........................................................     44,197      8.790      Owned       --
  Rogers, MN.............................................................     24,700      6.303     Leased         2025
  Bridgeport, NJ.........................................................     24,581      6.920     Leased         2031
  Las Vegas, NV..........................................................     25,850      4.400     Leased         2025
  Brunswick, OH..........................................................     17,900      4.087     Leased         2038
  Wilsonville, OR........................................................     32,850      4.653     Leased         2016
  Myrtle Beach, SC.......................................................     38,935      5.690      Owned       --
  Nashville, TN..........................................................     30,000      3.238      Owned       --
  Denton, TX.............................................................     22,984      6.887     Leased         2037
  Mission, TX............................................................     23,094      3.430     Leased         2015
  Salt Lake City, UT.....................................................     27,675      8.031     Leased         2026
  Fife, WA...............................................................     35,659      5.840     Leased         2032

------------------------

(1) Camping World is relocating its El Cajon supercenter to a 26,000 square foot facility located in San Marcos, CA leased until March 31, 2012.

    Ehlert leases its executive offices, comprised of 12,186 square feet, in Minnetonka, Minnesota and a research facility of approximately 8,000 square feet on 60 acres in Wisconsin.

                               LEGAL PROCEEDINGS

    From time to time, AGI is involved in litigation arising in the normal course of business operations. None of such current litigation is expected, individually or in the aggregate, to have a material adverse effect on AGI.

    From time to time, Camping World is involved in litigation arising in the normal course of business operations. Camping World feels that its insurance coverage is sufficient for its protection for liability. None of such litigation is expected, individually or in the aggregate, to have a material adverse effect on Camping World.

    On February 7, 1997, Affinity Group Plans, Inc. (an entity not affiliated with the Company) and National Alliance Insurance Company filed a complaint in the United States District Court for the Eastern District of Missouri against Camping World, a subsidiary of Camping World, and two of the directors of Camping World (who were directors of Affinity Group Plans, Inc.) seeking damages in excess of $125 million (and punitive damages in a like amount) alleging breaches of contract, misrepresentations, misappropriation of information and breaches of fiduciary duty in connection with the Company's preliminary discussions with Camping World to purchase certain assets of Camping World (excluding insurance marketing arrangements and related assets in which the plaintiffs have an interest). The Company and the owners of Camping World have structured the acquisition of Camping World by AGI as a stock purchase, which will result in the insurance marketing arrangements and related assets in dispute to remain as the assets and liabilities of Camping World. The Company has advised the plaintiffs in this litigation that it recognizes the contractual obligations of Camping World relating to such marketing arrangements and that it intends to comply (and to cause Camping World to comply) with the terms of such insurance marketing arrangements. The Company, Camping World and the defendant directors believe the complaint to be without merit and that such litigation will not have a material adverse effect on the Company.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    The executive officers and directors of the Company are as follows:

NAME                             AGE                                     POSITION
----------------------------     ---     ------------------------------------------------------------------------
Stephen Adams...............  59         Chairman of the Board of the Company and AGI

Joe McAdams.................  53         President, Chief Executive Officer of the Company and AGI and Director

Wayne Boysen................  66         Chairman of ATL and AINS and Director

David Frith-Smith...........  51         Director

Mark J. Boggess.............  41         Vice President and Chief Financial Officer of the Company and Senior
                                           Vice President and Chief Financial Officer of AGI

Michael Schneider...........  43         Chief Operating Officer of AGI

David Block.................  48         Senior Vice President of AGI

Mark Dowis..................  39         Senior Vice President of AGI

Roger Ryman.................  59         President of the Coast to Coast Clubs

Keith Urry..................  60         President of the Golf Card Club

Thomas A. Donnelly..........  40         President and Chief Executive Officer of Camping World and Director

John Ehlert.................  51         Director

David B. Garvin.............  53         Director

    Stephen Adams has been Chairman of the Company since its inception and of AGI since its acquisition in December, 1988. Since the 1970's, Mr. Adams has served as Chairman of privately-owned banking, bottling, publishing, outdoor advertising, television and radio companies in which he holds a controlling ownership interest. Mr. Adams is also Chairman and the controlling shareholder of Adams Outdoor Advertising, Inc., the managing general partner of Adams Outdoor Advertising Limited Partnership.

    Joe McAdams has been President and Chief Executive Officer of the Company since its inception and of AGI since July, 1991. Prior thereto and since December of 1988, Mr. McAdams was President of Adams Publishing Corporation, a newspaper and magazine publishing company controlled by Mr. Adams. From October, 1987 through November, 1988, Mr. McAdams was President and Publisher of Southern California Publishing Co. Prior to October, 1987 and since 1961, Mr. McAdams has held various management positions with publishing and direct marketing companies, including Senior Vice President and Chief Operating Officer of ADVO Systems, Inc. from August, 1981 to April, 1983.

    Wayne Boysen was Senior Vice President of AGI since June, 1991 until his retirement on January 1, 1996 and has supervised the staff of the risk management divisions of businesses owned by Stephen Adams, including the Company, since July, 1988. In addition, since their acquisition by AGI in 1995, Mr. Boysen has served as Chairman of ATL and AINS. From 1966 through July, 1988, Mr. Boysen owned or managed insurance agencies and provided consulting services to property and casualty insurance agencies. Mr. Boysen has been a director of the Company since its inception.

    David Frith-Smith has served as managing partner of Biller, Frith-Smith & Archibald, Certified Public Accountants, since 1988. Mr. Frith-Smith was a principal in Maidy and Lederman, Certified Public

Accountants, from 1980 to 1984, and with Maidy Biller Frith-Smith & Brenner, Certified Public Accountants, from 1984 to 1988. Mr. Frith-Smith has been a director of the Company since its inception. Mr. Frith-Smith is a director of Adams Outdoor Advertising, Inc., the managing general partner of Adams Outdoor Advertising Limited Partnership which is controlled by Stephen Adams, and various private and non-profit corporations.

    Mark J. Boggess has been Vice President and Chief Financial Officer of the Company since its inception and Senior Vice President and Chief Financial Officer of AGI since June, 1993. From June, 1992 through May, 1993, Mr. Boggess was Vice President and Chief Financial Officer of Hypro Corporation, a privately owned manufacturer of fluid transfer pumps. From June, 1989 through June, 1992, Mr. Boggess was Treasurer of Adams Communications Corporation, a holding company controlled by Stephen Adams which owned television and radio station operations throughout the United States. From April, 1988 through May, 1989, Mr. Boggess was Vice President and Chief Financial Officer of Econocom U.S.A., Inc., a privately owned computer leasing company.

    Michael Schneider has been Chief Operating Officer of AGI since 1996. Prior thereto, Mr. Schneider served as Senior Vice President and General Counsel of AGI since January 1993 and was responsible for administrative areas, development of new corporate ventures, portions of the RV publication business and the advertising and sales departments. Prior to January, 1993 and since 1977, Mr. Schneider has held a variety of senior management positions in AGI's publication business.

    David Block has been Senior Vice President AGI since January, 1993 and is in charge of member services, fulfillment, management information systems and administration of AGI. Prior thereto and since 1988, Mr. Block held various senior management positions with the Company or its predecessor in the areas of management information systems and administration.

    Mark Dowis has been Senior Vice President of AGI since January 1, 1995 and is responsible for strategic and business planning, marketing, new business development and venture initiatives for AGI. Prior to 1995 and since 1992, Mr. Dowis was General Manager, Business Markets Division of the American Automobile Association ("AAA") and prior to that post, he was the Managing Director of Marketing and Research of the AAA. From 1989 to 1992, Mr. Dowis was an Associate Administrator with the U.S. Department of Transportation in Washington, D.C.

    Roger Ryman has been President of the Company's subsidiary which operates the Coast to Coast clubs, since January, 1993 and was Executive Vice President of such subsidiary since January, 1989. From September, 1986 through December, 1988, Mr. Ryman served as Vice President and Director of Resort Services for Coast to Coast.

    Keith W. Urry has been President of the Company's subsidiary which operates the Golf Card club since January, 1991 and prior thereto was Executive Vice President of such subsidiary since 1982. Mr. Urry is also on the Board of Directors of the National Golf Foundation, an industry information organization.

    Thomas A. Donnelly has served as President of Camping World since 1986 and as its Chief Executive Officer since 1988. Mr. Donnelly joined Camping World in 1971 and served in various management positions until 1984, at which time he was promoted to Senior Vice President, Operations. Mr. Donnelly and Mr. Garvin are first cousins.

    John Ehlert is the founder of Ehlert and has served as its President and Chief Executive Officer since 1976 until its acquisition by AGI. Mr. Ehlert serves on the board of directors of various trade, private and charitable organizations.

    David B. Garvin founded Camping World in 1966 and served as President of Camping World from 1966 to 1986 and as its Chairman of the Board of Directors since 1986. Mr. Garvin is also a director of Trans Financial Bancorp, Inc. Mr. Garvin and Mr. Donnelly are first cousins.

    Directors are elected for a term of one year or until their successors have been duly elected.

EXECUTIVE COMPENSATION

    The following table provides certain summary information concerning the compensation paid by the Company to the Company's Chief Executive Officer and each of the four other highest compensated current executive officers (determined as of the end of the Company's year ended December 31, 1996) for the years ended December 31, 1994, 1995 and 1996. All of the compensation was paid by AGI or its subsidiaries during these periods since the Company was only recently formed.

                           SUMMARY COMPENSATION TABLE

                                                           ANNUAL COMPENSATION
NAME AND                                                 ------------------------    OTHER ANNUAL       ALL OTHER
PRINCIPAL POSITION                              YEAR       SALARY       BONUS      COMPENSATION(1)   COMPENSATION(2)
--------------------------------------------  ---------  ----------  ------------  ----------------  ----------------
Stephen Adams...............................  1996       $  699,992  $  1,199,999                       $   53,953
  Chairman of the Board                       1995          699,992     1,200,000                           25,555
                                              1994          700,000     1,139,992                            4,158

Joe McAdams, President......................  1996           99,996       400,000   $  1,226,933(3)          6,334
  Chief Executive Officer                     1995           99,996       390,000        240,000(3)          6,038
                                              1994           99,996       370,000                            5,860

Michael Schneider...........................  1996          182,145       138,350                            7,482
  Chief Operating Officer                     1995          165,072       107,157                            7,287
                                              1994          156,829       148,070                            7,289

Mark Boggess................................  1996          173,326       115,000                            7,482
  Chief Financial Officer                     1995          165,072        55,250                            7,411
                                              1994          157,187        75,000                            3,544

David Block.................................  1996          173,326         8,112                            7,860
  Senior Vice President                       1995          165,072        31,885                            7,613
                                              1994          157,212        35,000                            6,930

------------------------

(1) Personal benefits are the lesser of (i) 10% of total annual salary and bonus
    (ii) $50,000, except as described in Note (3) below.

(2) Represents company contributions to 401(k) and split dollar life insurance economic benefit.

(3) Under the terms of his phantom stock agreement, Mr. McAdams received $1,226,933 in 1996 and $240,000 in 1995.

    The Company does not have any outstanding stock options or restricted stock grants. AGI has phantom stock agreements for certain of its officers. See "--Agreements with Executive Officers."

AGREEMENTS WITH EXECUTIVE OFFICERS

    Mr. Adams and AGI are parties to an employment agreement providing for his employment as the Chairman of the Company through September 1, 1997. The base salary for Mr. Adams is $700,000 and his incentive compensation is 3% of operating profits (as defined in the agreement).

    In January, 1992, AGI introduced a phantom stock incentive program for key employees. Since that time, certain employees have been granted awards at various interest levels and over varying vesting periods. The value of the phantom stock interest is based on the increase in the value of AGI over the base value at the award date. In accordance with the formula set forth in the agreements, which formula approximates a multiple of operating profits and is intended to approximate the fair market value of AGI, earned incentives are paid in three annual installments following the earlier of (a) termination of employment, (b) sale of AGI, or (c) five years after the grant of the phantom stock interest. The phantom stock agreements also set forth the terms of employment for the executive.

    The following table sets forth the current awards outstanding under the program as of December 31, 1996. As of December 31, 1996, the aggregated accrued liability under AGI's phantom stock incentive program was approximately $4.0 million.

                                                                                FULL        VESTED
OFFICER/DIRECTOR                                                              INTEREST      AMOUNT
---------------------------------------------------------------------------  -----------  -----------
Joe McAdams (1)............................................................       2.00%        1.00%
Mike Schneider.............................................................       1.33%        1.31%
Mark Boggess...............................................................       0.33%        0.33%
David Block (2)............................................................       0.10%        0.08%
Mark Dowis.................................................................       0.33%        0.02%
Roger Ryman................................................................       0.10%        0.08%
All Other Employees........................................................       0.20%        0.16%

------------------------

(1) In October, 1995, AGI amended and extended the terms of Mr. McAdams' phantom stock agreement. Under the amended agreement, Mr. McAdams is entitled to $3.6 million payable in three equal installments beginning January, 1996. In addition, Mr. McAdams was awarded a 2.0% phantom stock interest in October 1995 which vests in equal installments on the first two anniversaries of the award.

(2) In addition, Mr. Block entered into a phantom stock agreement with a subsidiary of AGI. Under the terms of such agreement, Mr. Block was granted a 5% phantom interest in such subsidiary vesting 1% annually beginning December 1996. The value of such phantom interest is based on the increase in the value of such subsidiary and is based on formulas that are intended to approximate the fair market value of the subsidiary.

    The executive's base salary and annual bonus are determined from time to time by the Board of Directors of AGI. In the event the executive's employment is terminated without cause, the agreements provide for severance benefits of up to one year's base salary plus the accrued bonus for the year in which such termination occurs.

COMPENSATION COMMITTEE INTERLOCK AND INSIDER PARTICIPATION

    AGI's Board of Directors determines the compensation of the executive officers. The executive officers of the Company that serve on AGI's Board of Directors are Stephen Adams and Joe McAdams. In addition, until his retirement on January 1, 1996, Wayne Boysen was an executive officer of AGI.

BONUS PLAN

    AGI annually adopts bonus programs for employees, including executive officers other than Mr. Adams. Bonus payments are made based on achievement of specified operating results.

401(K) SAVINGS AND PROFIT PLAN

    AGI sponsors a deferred savings and profit sharing plan (the "401(k) Plan") qualified under Sections 401(a) and 401(k) of the Internal Revenue Code of 1986, as amended (the "Code"). All employees over age 21 who have completed one year of service are eligible to participate in the 401(k) Plan. Eligible employees may contribute to the 401(k) Plan up to 10% of their salary subject to an annual maximum established under the Code and the Company matches these employee contributions at the rate of 75% up to the first 6% of the employee's salary. Employees may also make additional voluntary contributions.

OTHER BENEFIT PLANS

    The Company employees receive certain medical and dental benefits during their employment. A predecessor to the Company also provided eligible employees with medical, dental and life insurance coverage after retirement. The estimated future costs associated with such coverage to retirees is reserved as a liability in the Company's consolidated financial statements. Current employees are not provided with future medical and dental benefits upon retirement.

DIRECTOR COMPENSATION

    The Company pays directors who are not also employees (Messrs. Boysen, Ehlert, Frith-Smith and Garvin) director fees of $1,500 per month.

                              CERTAIN TRANSACTIONS

    Effective June 1995, AGI entered into a lease agreement for its corporate facilities in Ventura, California with AGI Real Estate Holdings, Inc. The owners of AGI Real Estate Holdings, Inc. are minority shareholders of Holding, the Company's parent company, and are also related to Stephen Adams, the Company's Chairman. The lease extends for an initial term of 20 years. Upon execution of the lease, the Company paid $1,650,000 as initial rent and pays monthly base rent, commencing at $369,000 annually and increasing to $492,000, through year ten of the lease. On the tenth anniversary of the lease, and extending through the term of the initial lease, either party may compel the other party to enter into a twenty year extension. The rental rate will be set based on the fair value of the leased premises at the time of the extension. The Company believes that such lease contain lease terms as favorable as lease terms that would be obtained from independent third parties.

    In 1995, AGI purchased $3.0 million of subordinated notes of Adams Outdoor Advertising Limited Partnership ("AOALP") from Holding. Stephen Adams, the Company's Chairman, is the principal owner of Holding and AOALP. The investment and related accrued interest are included in note receivable from affiliate in the accompanying balance sheet. On March 12, 1996 the notes were paid in full. Included in income in the accompanying statement of operations for 1996 and 1995 is $54,000 and $113,000, respectively, of interest income related to these notes.

    Certain facilities used by AGI were leased until April, 1994 from partnerships in which Stephen Adams was a majority partner. Aggregate rental payments under the terms of the leases were approximately $101,000, and $305,000 during 1994, and 1993, respectively.

    In 1992, Radio Group Corporation and Adams Radio of Charlotte, Inc., entities in which Stephen Adams was the Chairman and controlling shareholder, consented to the appointment of receivers to effect a transfer of control of the radio operations of such entities as part of a consensual restructuring of the debt of such entities. In 1993, Adams Outdoor of Atlanta, Inc. ("Adams Atlanta"), a corporation controlled by Stephen Adams, entered into a consensual foreclosure agreement with its lenders. Adams Atlanta was acquired in 1988 in a leveraged transaction, and ownership was transferred to its secured lender in July 1993. In addition, in July 1993, a party whose claim was being disputed filed an involuntary bankruptcy petition against Adams Atlanta. The petition was withdrawn and dismissed three days after the filing.

    Camping World leases seven facilities under long-term leases with partnerships in which David B. Garvin, the founder and Chairman of Camping World, and Thomas A. Donnelly, President of Camping World, are partners. For Camping World's fiscal year ended September 30, 1996, payments under these leases were approximately $2.1 million. The Company believes that such leases contain lease terms as favorable as lease terms that would be obtained from independent third parties.

    Ehlert leases its research facility pursuant to a long-term lease with a partnership in which John Ehlert, President of Ehlert, is a partner. For the year ended December 31, 1996, the rental payments for such facility were $42,000.

                           PRINCIPAL SHAREHOLDERS AND
                        SECURITY OWNERSHIP OF MANAGEMENT

    The Company is a wholly-owned subsidiary of Holding, a privately-owned corporation. The following table sets forth, as of December 31, 1996 certain information with respect to the beneficial ownership of the Common Stock of Holding by each shareholder who is known to the Company to beneficially own more than 5% of the outstanding shares, each executive officer and director of the Company, and all executive officers and directors of the Company.

                                                                                      NUMBER OF
                                                                                      SHARES OF
NAME AND ADDRESS                                                                     COMMON STOCK   PERCENT OF COMMON
OF BENEFICIAL OWNER                                                                    OWNED(1)           STOCK
----------------------------------------------------------------------------------  --------------  -----------------
Stephen Adams.....................................................................       1,404.7(2)          95.7%
  2575 Vista Del Mar Drive
  Ventura, CA 93001
Joe McAdams.......................................................................           3.0                 (3)
Wayne Boysen......................................................................        --               --
David Frith-Smith.................................................................        --               --
Mark J. Boggess...................................................................           0.2                 (3)
Michael Schneider.................................................................        --               --
David Block.......................................................................        --               --
Mark Dowis........................................................................        --               --
Keith Urry........................................................................        --               --
Thomas A. Donnelly................................................................        --               --
John Ehlert.......................................................................        --               --
David B. Garvin...................................................................        --               --
All executive officers and directors as a group (12 persons)......................       1,407.9             95.9%

------------------------

(1) The beneficial owners have sole voting and investment power with respect to the shares listed in the table.

(2) Does not include 50 shares owned by members of Mr. Adams' family who do not reside with him.

(3) Less than 1.0%.

                       DESCRIPTION OF OTHER INDEBTEDNESS

AGI CREDIT FACILITY

    The AGI Credit Facility is a senior secured credit facility consisting of a revolving line of credit of $45.0 million and a term loan of $30.0 million. The interest rate on borrowings under the AGI Credit Facility is at variable rates based on the ratio of total cash flow to outstanding indebtedness (as defined) and AGI will pay a commitment fee of 0.5% per annum on the unused amount of its revolving credit line.

    If the Acquisitions, the Private Offering and the AGI Credit Facility were consummated as of December 31, 1996, AGI would have had $30.0 million outstanding under the AGI Credit Facility and $45.0 million of undrawn commitments under the revolving line of credit. Of such undrawn commitments, $22.3 million could have been borrowed under the limitations on indebtedness in the AGI Indenture. The term loan will be amortized in equal quarterly installments of $1.5 million. The AGI Credit Facility expires March 31, 2002. The Company has guaranteed the obligations of AGI under the AGI Credit Facility and pledged the stock of AGI to secure its guaranty.

    The AGI Credit Facility contains certain restrictive covenants on AGI and its subsidiaries including, but not limited to, mergers, change in the nature of the business, acquisitions, additional indebtedness, sale of assets, investments, payment of dividends, and minimum coverage ratios pertaining to interest expense, fixed charges, levels of consolidated cash flow and cash flow leverage ratio. Substantially all of AGIs assets are pledged as collateral under the terms of the AGI Credit Facility. As long as AGI is not in default under the AGI Credit Facility, AGI may make dividend distributions to the Company to enable the Company to pay the debt service on the Notes and the Ehlert Note and to pay the management incentive payments to certain Camping World executives.

AGI NOTES

    In October 1993, AGI issued a total of $120 million of senior subordinated notes. The AGI Notes bear interest at the rate of 11 1/2%, and mature on October 15, 2003. No sinking fund payments are required. The AGI Notes are unsecured obligations of AGI and are subordinated in right of payment to the senior indebtedness (as defined) of AGI, including the AGI Credit Facility, but will rank senior or PARI PASSU with all other existing indebtedness and future indebtedness of AGI. The AGI Notes are guaranteed by all of the subsidiaries of AGI other than ATL and its parent corporation. The AGI Indenture governing the AGI Notes contains certain restrictive covenants including, but not limited to, mergers, change in the nature of the business, acquisitions, additional indebtedness, sale of assets, investments, payment of dividends, and minimum coverage ratios pertaining to interest expense, fixed charges, levels of consolidated cash flow and cash flow leverage ratio. The AGI Indenture limits indebtedness that can be outstanding under the AGI Credit Facility to 150% of AGI's consolidated cash flow (as defined) for the immediately preceding four fiscal quarters. The AGI Notes may be redeemed by AGI beginning October 15, 1998 at a redemption price of 104.313% which decreases annually until it reaches 100% from and after October 15, 2001.

    After giving pro forma effect to the application of the net proceeds from the Private Offering, AGI would have had the ability to make a distribution to the Company in the amount of $122.4 million as of December 31, 1996 under the terms of the AGI Indenture.

                            DESCRIPTION OF THE NOTES

    The Original Notes were issued, and the New Notes will be issued under an indenture to be dated as of April 2, 1997 (the "Indenture") between the Company and United States Trust Company of New York, as trustee (the "Trustee"). The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "TIA"), as in effect from time to time. The Notes are subject to all such terms, and holders of the Notes are referred to the Indenture and the TIA for a statement of them.

    The following is a summary of the material terms and provisions of the Notes. This summary does not purport to be a complete description of the Notes and is subject to the detailed provisions of, and qualified in its entirety by reference to, the Notes and the Indenture (including the definitions contained therein.) Definitions relating to certain capitalized terms are set forth under "--Certain Definitions" and throughout this description. Capitalized terms that are used but not otherwise defined herein have the meanings assigned to them in the Indenture and such definitions are incorporated herein by reference. The Indenture has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The form of the New Notes and the Original Notes are identical in all material respects except that the New Notes will have been registered under the Securities Act and, therefore, will not bear legends restricting their transfer. The New Notes will not represent new indebtedness of the Company, will be entitled to the benefits of the same Indenture which governs the Original Notes and will rank pari passu with the Original Notes. Any provisions of the Indenture which require actions by or approval of a specified percentage of Original Notes shall require the approval of the holders of such percentage of principal amount of Original Notes and New Notes, in the aggregate.

GENERAL

    The Notes will be issued only in registered form, without coupons, in denominations of $1,000 and integral multiples of $1,000. Principal of, premium, if any, and interest on the Notes will be payable, and the Notes will be transferable, at the corporate trust office or agency of the Trustee in the City of New York maintained for such purposes at 114 West 47th Street, New York, New York 10036. In addition, interest may be paid by wire transfer or check mailed to the person entitled thereto as shown on the register for the Notes. No service charge will be made for any registration of transfer or exchange of the Notes, except for any tax or other governmental charge that may be imposed in connection therewith. Any Notes that remain outstanding after the completion of the Exchange Offer, together with the Exchange Notes issued in connection with the Exchange Offer, will be treated as a single class of securities under the Indenture. See "Exchange Offer; Registration Rights."

MATURITY, INTEREST AND PRINCIPAL

    The Notes are general unsecured obligations of the Company, limited to $130,000,000 in aggregate principal amount, and will mature on April 1, 2007. Interest on the Notes will accrue at the rate of 11% PER ANNUM and will be payable semi-annually on each October 1 and April 1, commencing October 1, 1997, to the holders of record of Notes at the close of business on September 15 and March 15 immediately preceding such interest payment date. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the original date of issuance (the "Issue Date"). Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Interest on overdue principal and (to the extent permitted by law) on overdue installments of interest will accrue at a rate increasing to a maximum of 13% PER ANNUM.

    The Notes are not entitled to the benefit of any mandatory sinking fund.

RANKING

    The Notes are general unsecured obligations of the Company and, except as otherwise provided herein, rank pari passu in right of payment with all existing and future unsubordinated indebtedness of the Company. The Notes will rank senior in right of payment to all existing and future subordinated indebtedness of the Company. However, the Notes are effectively subordinated to the claims of secured creditors of the Company to the extent of the value of the assets securing such secured Indebtedness. The Notes are effectively subordinated to all existing and future claims of creditors of the subsidiaries of the Company, including AGI. See "Risk Factors--Structural Subordination."

REDEMPTION

    OPTIONAL REDEMPTION. The Notes are redeemable, in whole or in part, at the option of the Company, at any time on or after April 1 , 2002, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest to the redemption date, if redeemed during the 12-month period beginning on April 1 of the years indicated below:

YEAR                                                                                PERCENTAGE
----------------------------------------------------------------------------------  -----------
2002..............................................................................     105.500%
2003..............................................................................     103.667%
2004..............................................................................     101.833%
2005 and thereafter...............................................................     100.000%

    In addition to the optional redemption of the Notes in accordance with the provisions of the preceding paragraph, on or prior to April 1, 2000, the Company may use the net proceeds of one or more Public Equity Offerings to redeem up to 30% of the originally issued aggregate principal amount of Notes at a redemption price of 110% of the aggregate principal amount thereof, plus accrued and unpaid interest to the redemption date; PROVIDED, HOWEVER, that at least $75 million aggregate principal amount of Notes remains outstanding immediately after giving effect to any such redemption (it being expressly agreed that for purposes of determining whether this condition is satisfied, Notes owned by the Company or any of its Affiliates shall be deemed not to be outstanding).

    SELECTION AND NOTICE. In the event that less than all of the Notes are to be redeemed at any time, selection of Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not listed on a national securities exchange, on a PRO RATA basis, by lot or by such method as the Trustee shall deem fair and appropriate, provided, however, that no Note of $1,000 or less shall be redeemed in part. Notice of redemption shall be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Note. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption.

CHANGE OF CONTROL

    In the event of a Change of Control (see "--Certain Definitions"), the Company shall notify the holders of Notes and the Trustee in writing of such occurrence (the date of such occurrence being the "Change of Control Date") and shall make an offer to purchase (the "Change of Control Offer"), on a business day (the "Change of Control Payment Date") not later than 60 days following the Change of Control Date, all Notes then outstanding at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the Change of Control Payment Date.

    Notice of a Change of Control Offer shall be mailed by the Company to the holders of Notes not less than 30 days nor more than 45 days before the Change of Control Payment Date. The Change of Control Offer is required to remain open for at least 20 business days and until the close of business on the business day next preceding the Change of Control Payment Date. No assurance can be given that the Company will have sufficient funds to repurchase the Notes upon a Change of Control or that the performance of the Change of Control Offer would not constitute an event of default in respect of the Company's other indebtedness.

    The Change of Control provisions do not apply in the event of certain transactions with certain permitted holders including Stephen Adams and his Affiliates. In addition, these provisions are not intended to afford the Holders of the Notes protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or other similar transaction involving the Company that may adversely affect the Holders of the Notes, but does not constitute a Change of Control. However, the Indenture contains limitations on the ability of the Company to incur additional indebtedness and to engage in certain mergers, consolidations and sales of assets, whether or not a Change of Control is involved. See "--Limitation on Additional Indebtedness," "--Disposition of Proceeds of Assets Sales" and "--Consolidation, Merger, Conveyance, Transfer or Lease."

    A Change of Control would also constitute a default under the Senior Credit Facility. If any such default occurred and was not remedied within any applicable grace period, the lenders thereunder would be entitled to declare all amounts outstanding thereunder to be immediately due and payable, and the ability of the Holders to receive the Change of Control purchase price for the Notes could be impaired. There can be no assurance that sufficient funds will be available at the time of any Change of Control to satisfy the obligations of the Company under any Change of Control Offer which it might make or to repay the Notes or other Indebtedness which may become payable at that time.

    Clause (i) of the definition of "Change of Control" includes a sale, lease, exchange or other transfer of "all or substantially all" of the assets of the Company to a Person or Group of Persons. There is little case law interpreting the phrase "all or substantially all" in the context of an Indenture. Because there is no precise established definition of this phrase, there may be uncertainty as to whether a Change of Control has occurred as a result of any particular sale, lease, exchange or other transfer of assets of the Company. Any such uncertainty may adversely affect the enforceability of the Change of Control provisions of the Indenture.

    None of the provisions relating to a redemption upon a Change of Control are waiveable by the Board of Directors of the Company or the Trustee. See "--Amendments and Waivers."

    The Company will comply with any tender offer rules under the Securities Exchange Act of 1934, as amended, which may then be applicable, including but not limited to Rule 14e-1, in connection with any Change of Control Offer required to be made by the Company to repurchase the Notes as a result of a Change of Control.

PROVISION OF FINANCIAL INFORMATION

    Pursuant to the Indenture, whether or not required by the rules and regulations of the Securities and Exchange Commission (the "Commission"), so long as any Notes are outstanding, the Company will distribute or cause to be distributed to holders of the Notes copies of the financial information that would have been contained in such annual reports and quarterly reports that the Company would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act. Such financial information shall include annual reports containing consolidated financial statements and notes thereto, together with an opinion thereon expressed by an independent public accounting firm, management's discussion and analysis of financial condition and results of operations as well as quarterly reports containing unaudited condensed consolidated financial statements for the first three quarters of each fiscal year.

CERTAIN COVENANTS

    Set forth below are certain covenants contained in the Indenture.

    LIMITATION ON ADDITIONAL INDEBTEDNESS. The Indenture provides that the Company shall not, and shall not permit any of its Subsidiaries to, incur (as defined), any Indebtedness (including Acquired Indebtedness) other than Permitted Indebtedness, provided, however, that the Company and its Subsidiaries may incur Indebtedness (including Acquired Indebtedness) and interest, premium, fees and other obligations associated therewith if, immediately after giving pro forma effect to the incurrence thereof, the Fixed Charge Coverage Ratio of Company would be greater than or equal to 2.0:1 if such proposed incurrence is on or prior to April 1, 2000 and 2.25:1 thereafter.

    LIMITATION ON INVESTMENTS, LOANS AND ADVANCES. The Indenture provides that the Company shall not make and shall not permit any of its Subsidiaries to make any Investments, except: (i) Permitted Investments and (ii) Investments permitted to be made under the "Limitation on Restricted Payments" covenant described below.

    LIMITATION ON RESTRICTED PAYMENTS. The Indenture provides that the Company shall not make, and shall not permit any of its Subsidiaries to, directly or indirectly, make, any Restricted Payment, unless:

        (a) no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such Restricted Payment;

        (b) at the time of and immediately after giving pro forma effect to such Restricted Payment, the Company could incur at least $1 of Indebtedness (other than Permitted Indebtedness) pursuant to the "Limitation on Additional Indebtedness" covenant above; and

        (c) immediately after giving effect to such Restricted Payment, the aggregate of all Restricted Payments declared or made after April 2 , 1997 through and including the date of such Restricted Payment (the "Base Period") does not exceed the sum of (1) 50% of the Company's Consolidated Net Income (or in the event such Consolidated Net Income shall be a deficit, minus 100% of such deficit) during the Base Period, and (2) 100% of the aggregate Net Proceeds and the Fair Market Value of marketable securities and property received by the Company from (x) the issue or sale, during the Base Period of Capital Stock (other than Disqualified Stock) of the Company or any Indebtedness or other securities of the Company convertible into or exercisable or exchangeable for Capital Stock (other than Disqualified Stock) of the Company which has been so converted, exercised or exchanged, as the case may be, and (y) dividends or other distributions received by the Company from any Unrestricted Subsidiary. For purposes of determining under this clause (c) the amount expended for Restricted Payments, cash distributed shall be valued at the face amount thereof and property other than cash shall be valued at its Fair Market Value.

    The provisions of this covenant will not prohibit (i) the payment of any dividend within 60 days after the date of declaration thereof, if at such date of declaration such payment would comply with the provisions of the Indenture, it being understood that the obligation to pay such declared dividend shall constitute Permitted Indebtedness; (ii) the retirement of any shares of Capital Stock or subordinated Indebtedness of the Company in exchange for, by conversion into, or out of the Net Proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of other shares of Capital Stock of the Company (other than Disqualified Stock); (iii) the redemption or retirement of subordinated Indebtedness of the Company in exchange for, by conversion into, or out of the Net Proceeds of the substantially concurrent incurrence of subordinated Indebtedness of the Company (other than any such subordinated Indebtedness owing to a Subsidiary of the Company) that is contractually subordinated in right of payment to the Notes and that is permitted to be incurred in accordance with the covenant described under "Limitation on Additional Indebtedness" above; (iv) Prior Accrued Bonus Payments; PROVIDED, HOWEVER, that (x) the aggregate amount of all such payments made after the Issue Date does not exceed $4,000,000 and (y) no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such payments; (v) Permitted Tax Distributions; or (vi) the making of any Permitted Investment.

    In determining the amount of Restricted Payments permissible under subparagraph (c) above, amounts expended pursuant to clauses (i) and (ii) above shall be included as Restricted Payments.

    LIMITATION ON LIENS. The Indenture provides that the Company will not, and will not cause or permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit or suffer to exist any Liens of any kind against or upon any property or assets of the Company or any of its Subsidiaries (whether owned on the Issue Date or acquired after the Issue Date) or any proceeds therefrom, or assign or otherwise convey any right to receive income or profits therefrom unless (a) in the case of Liens securing Indebtedness that is expressly subordinate or junior in right of payment to the Notes, the Notes are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens at least to the same extent as the Notes are senior in priority to such Indebtedness and (b) in all other cases, the Notes are equally and ratably secured. Notwithstanding the foregoing, the following liens may be created, incurred or assumed:

        (a) Liens existing as of the Issue Date to the extent and in the manner such Liens are in effect on the Issue Date;

        (b) Permitted Liens;

        (c) Liens on the assets or property of a Subsidiary of the Company existing at the time such Subsidiary became a Subsidiary of the Company and not incurred as a result of (or in connection with or in anticipation of) such Subsidiary's becoming a Subsidiary of the Company; PROVIDED, HOWEVER, that such Liens do not extend to or cover any property or assets of the Company or any of its Subsidiaries (other than the property or assets of the Subsidiary so acquired);

        (d) Liens securing (x) Permitted Senior Indebtedness and (y) Refinancing Indebtedness incurred to refinance the AGI Notes;

        (e) any Lien securing Capitalized Lease Obligations, PROVIDED, HOWEVER, that such Capitalized Lease Obligations are incurred in compliance with the "Limitations on Additional Indebtedness" covenant and PROVIDED, HOWEVER, that such Liens do not extend to or cover any property or assets of the Company or any of its Subsidiaries (other than the property or assets subject to such Capitalized Lease Obligations);

        (f) Liens pursuant to leases and subleases of real property which do not interfere with the ordinary conduct of the business of the Company or any of its Subsidiaries and which are made on customary and usual terms applicable to similar properties;

        (g) Liens securing Indebtedness which is incurred to refinance or replace Indebtedness which has been secured by a Lien permitted under the Indenture and is permitted to be refinanced or replaced under the Indenture; PROVIDED, HOWEVER, that (i) such Liens do not extend to or cover any property or assets of the Company or any of its Subsidiaries not securing the Indebtedness so refinanced or replaced and (ii) such Liens are no less favorable to the Holders and are not more favorable to the lienholders with respect to such Liens than the Liens in respect of the Indebtedness being refinanced;

        (h) Liens to secure all or a part of the purchase price of assets or property acquired in the ordinary course of business after the Issue Date; PROVIDED, HOWEVER, that (a) any such Lien is created solely for the purpose of securing Indebtedness representing, or incurred to finance, the cost of the item of property subject thereto, (b) the principal amount of Indebtedness secured by such Lien does not exceed the lesser of the cost or Fair Market Value of the asset or property so acquired, (c) such Lien does not extend to or cover any other property other than such acquired item of property and shall attach to such property within 90 days of the acquisition thereof and
    (d) the incurrence of the Indebtedness secured by such Lien is permitted by paragraph (a) of the "Limitation on Additional Indebtedness" covenant described above;

        (i) Liens securing reimbursement obligations under letters of credit but only in or upon the goods the purchase of which was financed by such letters of credit; and

        (j) other Liens securing obligations in a principal amount in the aggregate at any one time of not more than $10,000,000.

    LIMITATION ON DIVIDENDS AND OTHER PAYMENT RESTRICTIONS AFFECTING SUBSIDIARIES. The Indenture provides that the Company shall not, and shall not permit any Subsidiary of the Company to, directly or indirectly, create or otherwise cause or suffer to exist or become effective or enter into any agreement with any Person that would cause or create any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of the Company to
(a) pay dividends, in cash or otherwise, or make any other distributions on its Capital Stock or any other interest or participation in, or measured by, its profits owned by the Company or a Subsidiary of the Company, (b) make any loans or advances to, or pay any Indebtedness owed to, the Company or any Subsidiary of the Company or (c) transfer any of its properties or assets to the Company or to any Subsidiary of the Company, except, in each case, for such encumbrances or restrictions existing under or contemplated by or by reason of (i) the Notes or the Indenture, (ii) any restrictions existing under or contemplated by agreements in effect on the Issue Date, including, without limitation, restrictions under the AGI Indenture and the Senior Credit Facility as in effect on the Issue Date, (iii) any restrictions contained in agreements entered into after the Issue Date which do not restrict the ability of any Subsidiary of the Company to pay dividends or make distributions in amounts sufficient to pay interest under the Notes, principal and interest on the Ehlert Note and obligations under the management incentive compensation agreements with certain Camping World executives so long as no default is continuing by the Company or any Subsidiary under any such agreement entered into after the Issue Date, (iv) any restrictions, with respect to a Subsidiary of the Company that is not a Subsidiary of the Company on the Issue Date, in existence at the time such Person becomes a Subsidiary of the Company (but not created in contemplation of such Person becoming a Subsidiary), (v) any restrictions existing under any agreement that refinances or replaces an agreement containing a restriction permitted by clause (i), (ii), (iii) or (iv) above, PROVIDED, HOWEVER, that the terms and conditions of any such restrictions are not materially less favorable in the aggregate to the holders of the Notes than those under or pursuant to the agreement being replaced or the agreement evidencing the Indebtedness refinanced or replaced and (vi) restrictions imposed by applicable law or regulation or by regulatory authorities having jurisdiction over such Subsidiary.

    LIMITATION ON SALE-LEASEBACK TRANSACTIONS. The Indenture provides that the Company shall not, and shall not permit any of its Subsidiaries to, enter into any Sale-Leaseback Transaction. Notwithstanding the foregoing, the Company and its Subsidiaries may enter into Sale-Leaseback Transactions if (i) after giving pro forma effect to any such Sale-Leaseback Transaction, the Company shall be in compliance with the "Limitation on Additional Indebtedness" covenant described above, (ii) the sale price in such Sale-Leaseback Transaction is at least equal to the Fair Market Value of such property, and (iii) the Company or such Subsidiary shall apply the Net Cash Proceeds of the sale as provided under "Disposition of Proceeds of Asset Sales" below, to the extent required by such provision.

    DISPOSITION OF PROCEEDS OF ASSET SALES. The Indenture provides that the Company shall not, and shall not permit any of its Subsidiaries to, make any Asset Sale unless (a) such Asset Sale is for Fair Market Value, (b) the net proceeds therefrom consist of at least 85% cash or Cash Equivalents (with Indebtedness of the Company or its Subsidiaries assumed by the purchaser being counted as cash for such purposes if the Company and its Subsidiaries are permanently released from all liability therefor) (provided, however, that this clause (b) shall not be applicable to any Asset Sale that (i) the consideration with respect to which does not exceed $5,000,000 or (ii) pertains to assets which did not contribute more than five percent of

Consolidated Cash Flow for the four full fiscal quarters immediately preceding the date of the Asset Sale) and (c) the Company shall commit to apply or to cause its Subsidiaries to apply the Net Cash Proceeds of such Asset Sale within 180 days of receipt thereof, and shall apply such Net Cash Proceeds within 270 days of receipt thereof, as follows:

        (i) first, to satisfy all mandatory repayment obligations, if any, under any Permitted Indebtedness, if any, arising by reason of such Asset Sale, including a permanent reduction in the related commitment;

        (ii) second, out of any Net Cash Proceeds remaining after application of Net Cash Proceeds pursuant to the preceding paragraph (i) (the "Available Amount"), the Company shall make an offer to purchase (the "Asset Sale Offer") from all Holders of Notes, up to a maximum principal amount (expressed as a multiple of $1,000) of Notes equal to the Available Amount at a purchase price of 100% of the principal amount thereof plus accrued and unpaid interest thereon, if any, to the date of purchase; PROVIDED, HOWEVER, that the Company will not be required to apply pursuant to this paragraph
    (ii) Net Cash Proceeds received from any Asset Sale if, and only to the extent that, such Net Cash Proceeds are committed in writing to be applied to acquire or construct property or assets in lines of business related to the Company's or its Subsidiaries' businesses within 180 days after the consummation of such Asset Sale and are so applied within 270 days after the consummation of such Asset Sale (and, after such application, the amount so applied shall no longer constitute a part of the Available Amount), and PROVIDED, HOWEVER, further, that the Company may defer the Asset Sale Offer until there is an aggregate unutilized Available Amount equal to or in excess of $5,000,000 (at which time the entire unutilized Available Amount and not just the amount in excess of $5,000,000 shall be applied as required pursuant to this paragraph). The Asset Sale Offer shall remain open for a period of 20 business days or such longer period as may be required by law. To the extent the Asset Sale Offer is not fully subscribed to by the holders of the Notes, the Company may retain such unutilized portion of the Net Cash Proceeds. To the extent that the aggregate amount of Notes tendered pursuant to an Asset Sale Offer is less than the Available Amount, the Company may use such deficiency for general corporate purposes.

    The Company will comply with any tender offer rules under the Securities Exchange Act of 1934, as amended, which may then be applicable, including but not limited to Rule 14e-1, in connection with any offer required to be made by the Company to repurchase the Notes as a result of an Asset Sale.

    LIMITATION ON PREFERRED STOCK ISSUANCES BY SUBSIDIARIES. The Indenture prohibits the Company from causing or permitting the issuance by any Subsidiary of any Capital Stock other than common stock or causing or permitting any Subsidiary to at any time have outstanding any shares of Capital Stock other than common stock, except issuances of Capital Stock to the Company or a Wholly-Owned Subsidiary of the Company, PROVIDED, HOWEVER, that the Company or such Wholly-Owned Subsidiary of the Company, as the case may be, is at all times the sole beneficial and record owner of such Capital Stock.

    LIMITATION ON TRANSACTIONS WITH AFFILIATES. The Indenture provides that the Company shall not, and the Company shall not permit, cause, or suffer any Subsidiary of the Company to, conduct any business or enter into any transaction or series of transactions with or for the benefit of any Affiliate of the Company or any of its Subsidiaries or any holder of 5% or more of any class of Capital Stock of the Company (each an "Affiliate Transaction"), except in good faith and on terms that are, in the aggregate, no less favorable to the Company or such Subsidiary, as the case may be, than those that could have been obtained in a comparable transaction on an arm's-length basis from a Person not an Affiliate of the Company or such Subsidiary. All Affiliate Transactions (and each series of related Affiliate Transactions which are similar or part of a common plan) involving aggregate payments or other market value in excess of $1,000,000 shall be approved by a majority of the Board of Directors of the Company, such approval to be evidenced by a Board Resolution stating that such Board of Directors has, in good faith, determined that such transaction complies with the foregoing provisions. If the Company or any Subsidiary enters into an Affiliate

Transaction (or a series of related Affiliate Transactions related to a common plan) that involves an aggregate value of more than $5,000,000, the Company or such Subsidiary shall, prior to the consummation thereof, obtain a favorable opinion as to the fairness of such transaction or series of related transactions to the Company or the relevant Subsidiary, as the case may be, from a financial point of view, from an Independent Financial Advisor and file the same with the Trustee. Notwithstanding the foregoing, the restrictions set forth in this covenant shall not apply to (A) contractual obligations in existence on the date of the Indenture and extensions and replacements thereof to the extent such extension or replacement, as the case may be, does not materially amend or change any substantive term or provision of such contract, (B) Restricted Payments permitted under the LIMITATION ON RESTRICTED PAYMENTS covenant described above, (C) customary directors' fees, consulting fees, indemnification and similar arrangements, and employee salaries and bonuses and (D) transactions between the Company and any of its Wholly-Owned Subsidiaries or among Wholly-Owned Subsidiaries of the Company.

    COMPANY OWNERSHIP OF AGI CAPITAL STOCK. The Company will at all times be the beneficial and record owner of all of the outstanding Capital Stock of AGI, subject only to the pledge thereof to secure Permitted Senior Indebtedness.

CONSOLIDATION, MERGER, CONVEYANCE, TRANSFER OR LEASE

    The Indenture provides that, the Company shall not consolidate with or merge with or into or sell, assign, convey, lease or transfer all or substantially all of its properties and assets as an entirety to any Person or group of affiliated Persons in a single transaction or through a series of transactions, unless after giving effect thereto: (a) the Company shall be the continuing Person or the resulting, surviving or transferee Person (the "surviving entity") shall be a corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia; (b) the surviving entity shall expressly assume, by a supplemental indenture executed and delivered to the Trustee, in form and substance reasonably satisfactory to the Trustee, all of the obligations of the Company under the Notes and the Indenture; (c) immediately before and immediately after giving effect to such transaction or series of transactions (including, without limitation, any Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing; (d) the Company or the surviving entity, as the case may be, shall immediately before and immediately after giving effect to such transaction or series of transactions (including, without limitation, any Indebtedness incurred or anticipated to be incurred in connection with or in respect of the transaction or series of transactions) have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of the Company immediately prior to such transaction or series of transactions; (e) immediately after giving effect to such transaction or series of transactions, the Company or the surviving entity, as the case may be, could incur $1.00 of Indebtedness (other than Permitted Indebtedness) pursuant to the "Limitation on Additional Indebtedness" covenant above; (f) the Company or the surviving entity shall have delivered to the Trustee an Officer's Certificate stating that such consolidation, merger, conveyance, transfer or lease and, if a supplemental indenture is required in connection with such transaction or series of transactions, such supplemental indenture complies with this covenant and that all conditions precedent in the Indenture relating to the transaction or series of transactions have been satisfied; and (g) the Company would not thereupon become obligated with respect to any Indebtedness, nor any of its property become subject to any Lien, unless the Company could incur such Indebtedness or create such Lien under the Indenture. Notwithstanding the foregoing, either the Company or AGI may consolidate with or merge with or into or sell, assign, convey, loan or transfer all or substantially all of its properties and assets as an entirety to the other in a single transaction or series of transactions, if after giving effect thereto, either the Company or AGI shall be the surviving entity and in the event that AGI is the surviving entity, AGI shall expressly assume, by a supplemental indenture executed and delivered to the Trustee, in form and substance reasonably satisfactory to the Trustee, all of the obligations of the Company under the Notes and the Indenture.

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EVENTS OF DEFAULT

    The following are Events of Default under the Indenture:

            (i) default in the payment of any interest on the Notes when it becomes due and payable and continuance of such default for a period of 30 days; or

            (ii) default in the payment of the principal of or premium, if any, on the Notes when due (including by reason of a default in payment upon an offer to purchase pursuant to the "Change of Control" or "Disposition of Proceeds of Asset Sales" covenants described above); or

           (iii) default in the performance, or breach, of any covenant in the Indenture (other than defaults specified in clause (i) or (ii) above) and continuance of such default or breach for a period of 30 days after written notice thereof has been given to the Company by the Trustee or to the Company and the Trustee by the holders of at least 25% in aggregate principal amount of the outstanding Notes; or

            (iv) failure by the Company or any of its Material Subsidiaries to perform any term, covenant, condition or provision of one or more classes or issues of other Indebtedness in an aggregate principal amount of $5,000,000 or more, which failure results in an acceleration of the maturity thereof and such Indebtedness shall not have been repaid or such acceleration rescinded within 30 days of such acceleration of maturity; or

            (v) one or more judgments, orders or decrees for the payment of money in excess of $5,000,000, either individually or in an aggregate amount, shall be entered against the Company, any of its Material Subsidiaries or any of their respective properties and shall not be discharged, and there shall have been a period of 60 days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

            (vi) certain events of bankruptcy or insolvency with respect to the Company or any Material Subsidiary shall have occurred.

    If an Event of Default occurs and is continuing, then the holders of at least 25% in principal amount of the outstanding Notes may, by written notice, and the Trustee upon the request of the holders of not less than 25% in principal amount of the outstanding Notes shall, declare the principal of, premium, if any, and accrued interest on all the Notes to be due and payable immediately. Upon any such declaration such principal, premium, if any, and accrued interest shall become due and payable immediately. If an Event of Default specified in (vi) occurs with respect to the Company and is continuing, then the principal of, premium, if any, and accrued interest on all the Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder.

    After a declaration of acceleration, the holders of a majority in aggregate principal amount of outstanding Notes may, by notice to the Trustee, rescind such declaration of acceleration if all existing Events of Default have been cured or waived, other than nonpayment of principal of, premium, if any, and accrued interest on the Notes that has become due solely as a result of such acceleration, and if the rescission of acceleration would not conflict with any judgment or decree. The holders of a majority in principal amount of the outstanding Notes also have the right to waive past defaults under the Indenture except a default in the payment of the principal of, premium, if any, or interest on any Note or in respect of a covenant or a provision which cannot be modified or amended without the consent of all holders.

    No holder of any of the Notes has any right to institute any proceeding with respect to the Indenture or any remedy thereunder unless the holders of at least 25% in principal amount of the outstanding Notes have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as Trustee, the Trustee has failed to institute such proceeding within 15 days after receipt of such notice and the Trustee has not within such 15-day period received directions inconsistent with such written request from holders of a majority in principal amount of the outstanding Notes. Such limitations do not

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apply, however, to a suit instituted by a holder of a Note for the enforcement of the payment of the principal of or premium, if any, or accrued interest on such Note on or after the due date expressed in such Note.

    During the existence of an Event of Default, the Trustee is required to exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise thereof as a prudent Person would exercise under the circumstances in the conduct of such Person's own affairs. Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default shall occur and be continuing, the Trustee is not under any obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders unless such holders shall have offered the Trustee reasonable security or indemnity. Subject to certain provisions concerning the rights of the Trustee, the holders of a majority in principal amount of the outstanding Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

DEFEASANCE

    The Company may at any time terminate all of its obligations with respect to the Notes ("defeasance"), except for certain obligations, including those regarding any trust established for a defeasance and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain agencies in respect of the Notes. The Company may at any time terminate its obligations under certain covenants set forth in the Indenture, some of which are described under "Certain Covenants" above, and any omission to comply with such obligations shall not constitute a Default or an Event of Default with respect to the Notes issued under the Indenture ("covenant defeasance"). In order to exercise either defeasance or covenant defeasance, the Company must irrevocably deposit in trust with the Trustee, for the benefit of the holders of the Notes, money or U.S. government obligations, or a combination thereof, in such amounts as will be sufficient to pay the principal of, premium, if any, and interest on the Notes to redemption or maturity and comply with certain other conditions, including the delivery of an opinion as to certain tax matters.

SATISFACTION AND DISCHARGE

    The Indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of Notes) as to all outstanding Notes when either (a) all such Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation or (b) (i) all such Notes not theretofore delivered to the Trustee for cancellation have become due and payable and the Company has irrevocably deposited or caused to be deposited with the Trustee as trust funds in the trust for the purpose an amount of money sufficient to pay and discharge the entire indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal, premium, if any, and accrued interest to the date of such deposit; (ii) the Company has paid all sums payable by it under the Indenture; and (iii) the Company has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or redemption, as the case may be. In addition, the Company must deliver an Officers' Certificate and an Opinion of Counsel stating that all conditions precedent to satisfaction and discharge have been complied with.

AMENDMENTS AND WAIVERS

    From time to time the Company, when authorized by resolution of its Board of Directors, and the Trustee may, without the consent of the holders of the Notes, amend, waive or supplement the Indenture or the Notes for certain specified purposes, including, among other things, curing ambiguities, defects or

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inconsistencies, maintaining the qualification of the Indenture under the Trust
Indenture Act or making any change that does not adversely affect the rights of any holder. Other amendments and modifications of the Indenture or the Notes may be made by the Company and the Trustee with the consent of the holders of not less than a majority of the aggregate principal amount of the outstanding Notes; PROVIDED, HOWEVER, that no such modification or amendment may, without the consent of the holder of each outstanding Note affected thereby, (i) reduce the principal amount outstanding, extend the fixed maturity, or alter the redemption provisions of the Notes, (ii) change the currency in which any Notes or any premium or accrued interest thereon is payable, (iii) reduce the percentage in principal amount outstanding of Notes necessary for consent to an amendment, supplement or waiver or consent to take any action under the Indenture or the Notes, (iv) impair the right to institute suit for the enforcement of any payment on or with respect to the Notes, (v) waive a default in payment with respect to the Notes, (vi) reduce the rate or extend the time for payment of interest on the Notes, (vii) change the Company's obligation to purchase Notes upon the occurrence of a Change of Control (or change the definition thereof) or an Asset Sale in accordance with the Indenture or waive any default in the performance thereof or (viii) affect the ranking of the Notes.

CERTAIN DEFINITIONS

    Set forth below is a summary of certain defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

    "Acquired Indebtedness" means Indebtedness of a Person existing at the time such Person becomes a Subsidiary of the Company or assumed in connection with an Asset Acquisition of such Person, including, without limitation, Indebtedness incurred in connection with, or in anticipation of, such Person's becoming a Subsidiary of the Company or such acquisition.

    "Affiliate" of any specified Person means any other Person which, directly or indirectly, controls, is controlled by or is under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

    "Asset Acquisition" means (i) any capital contribution (by means of transfers of cash or other property to others or payments for property or services for the account or use of others, or otherwise) or purchase or acquisition of Capital Stock by the Company or any of its Subsidiaries to or in any other Person, in either case as a result of which such Person shall become a Subsidiary of the Company or any of its Subsidiaries or shall be merged with or into the Company or any of its Subsidiaries or (ii) any acquisition by the Company or any of its Subsidiaries of the assets of any Person which constitute substantially all of an operating unit or business of such Person.

    "Asset Sale" means any direct or indirect sale, conveyance, transfer, lease (including by means of sale-leaseback) or other disposition by the Company or a Subsidiary to any Person (including any Unrestricted Subsidiary) other than the Company or a Subsidiary of the Company that is not an Unrestricted Subsidiary, in one transaction or a series of related transactions, of (i) any Capital Stock of any Subsidiary of the Company or (ii) any other property or asset of the Company or any Subsidiary of the Company, in each case other than (x) in the ordinary course of business, (y) isolated transactions in which the consideration received does not exceed $100,000 individually and (z) NAFE or the assets thereof. For the purposes of this definition, the term "Asset Sale" shall not include sales of receivables not a part of a sale of the business from which they arose or any disposition of all or substantially all of the properties and assets of the Company that is governed under and complies with the "Consolidation, Merger, Conveyance, Transfer or Lease" covenant described above.

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    "Board Resolution" means a copy of a resolution certified by the Secretary or an Assistant Secretary of the Company to have been duly adopted by the Board of Directors of the Company and to be in full force and effect on the date of such certification and delivered to the Trustee.

    "Capital Stock" means, with respect to any Person, any and all shares, interests, participations, rights in or other equivalents (however designated and whether voting or non-voting) of such Person's capital stock, whether outstanding on the Issue Date or issued after the Issue Date, and any and all rights, warrants or options exchangeable for or convertible into such capital stock.

    "Capitalized Lease Obligation" means any obligation to pay rent or other amounts under a lease of (or other agreement conveying the right to use) any property (whether real, personal or mixed) that is required to be classified and accounted for as a capital lease obligation under GAAP, and, for the purpose of the Indenture, the amount of such obligation at any date shall be the capitalized amount thereof at such date, determined in accordance with GAAP.

    "Cash Equivalents" means, at any time, (i) any evidence of Indebtedness with a maturity of 180 days or less issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (PROVIDED, HOWEVER, that the full faith and credit of the United States of America is pledged in support thereof); (ii) certificates of deposit or acceptances with a maturity of 180 days or less of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $250,000,000; (iii) commercial paper with a maturity of 180 days or less issued by a corporation (except any Affiliate of the Company) organized under the laws of any state of the United States or the District of Columbia and rated at least A-1 by Standard & Poor's Corporation or at least P-1 by Moody's Investors Service, Inc.; (iv) repurchase agreements and reverse repurchase agreements relating to marketable obligations, directly or indirectly, issued or unconditionally guaranteed by the United States of America or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; PROVIDED, HOWEVER, that the terms of such agreements comply with the guidelines set forth in the Federal Financial Agreements of Depository Institutions with Securities Dealers and Others, as adopted by the Comptroller of the Currency; (v) instruments backed by letters of credit of institutions satisfying the requirements of clause (ii) above; (vi) mutual funds or similar securities, not less than 80 percent of the assets of which are invested in securities of the type referred to in clauses (i) through (v) above, including without limitation the UST Master Government Fund; and (vii) in the case of any Subsidiary which is regulated by an insurance regulating authority, instruments permitted to be invested in by such regulatory authority at the time such investment was made.

    "Change of Control" means (i) the direct or indirect sale, lease, exchange or other transfer of all or substantially all of the assets of the Company to any Person or entity or group of Persons or entities acting in concert as a partnership or other group (a "Group of Persons") other than a Permitted Holder,
(ii) the merger or consolidation of the Company with or into another corporation with the effect that a person or group of persons, other than Permitted Holders are or become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the surviving corporation of such merger or the corporation resulting from such consolidation representing 50% or more of the combined voting power of the then outstanding securities of the surviving corporation ordinarily (and apart from rights arising under special circumstances) having the right to vote in the election of directors, (iii) the replacement of a majority of the Board of Directors of the Company, over a two-year period, from the directors who constituted such Board of Directors at the beginning of such period, and (x) such replacement shall not have been approved by a vote of at least a majority of the Board of Directors then still in office who either were members of the Board of Directors at the beginning of such period or whose election as a member of the Board of Directors was previously so approved or (y) such replacement shall not have been approved by a Permitted Holder, PROVIDED, HOWEVER, that a Permitted Holder is the beneficial holder (within the meaning of Rule 13(d)-3 under the Exchange Act) of more than 50 percent of the combined voting power of the then outstanding securities of the Company or (iv) any instance when a Person or Group of Persons

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(other than Permitted Holders) shall, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, have become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company representing 49% or more of the combined voting power of the then outstanding securities of the Company ordinarily (and apart from rights accruing under special circumstances) having the right to vote in the election of directors.

    "Consolidated Cash Flow" means, with respect to any Person for any period, without duplication, the Consolidated Net Income of such Person for such period increased (to the extent deducted in determining Consolidated Net Income during such period) by the sum of: (i) all United States Federal, state and foreign income taxes of such Person paid or accrued according to GAAP for such period (other than income taxes attributable to extraordinary gains and losses); (ii) all interest expense of such Person paid or accrued in accordance with GAAP (net of any interest income and exclusive of deferred financing fees) for such period (including amortization of original issue discount and the interest portion of deferred payment obligations); (iii) depreciation; (iv) amortization including, without limitation, amortization of capitalized debt issuance costs; and (v) any other non-cash charges to the extent deducted from Consolidated Net Income (including non-cash expenses recognized in accordance with Financial Accounting Standards Bulletin Number 106 and excluding any non-cash charge to the extent that it requires an accrual of or a reserve for cash disbursements for any future period).

    "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; PROVIDED, HOWEVER, that (a) the Net Income of any Person (the "Other Person") in which the Person in question or one of its Subsidiaries has a joint interest with a third party (which interest does not allow the net income of such Other Person to be consolidated into the net income of the Person in question in accordance with
GAAP) shall be included only to the extent of the amount of dividends or distributions paid to the Person in question or the Subsidiary, (b) the Net Income of any Subsidiary other than AGI of the Person in question that is subject to any contractual restriction or limitation on the payment of dividends or the making of other distributions shall be excluded to the extent of such restriction or limitation, (c)(i) the Net Income (or loss) of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition and (ii) any net gain (but not loss) resulting from an Asset Sale by the Person in question or any of its Subsidiaries other than in the ordinary course of business shall be excluded, (d) extraordinary gains and losses, and the related income tax effect according to GAAP, shall be excluded,
(e) charges with respect to Indebtedness (and related warrant interests) retired with the proceeds of the Notes shall be excluded, (f) charges for amortization of goodwill in excess of amortization on a straight-line, 40 year basis shall be excluded, (g) Consolidated Net Income shall be calculated without deducting therefrom any accruals made for phantom stock arrangements between the Company or any Subsidiary with key employees, (h) Net Income (loss) pertaining to discontinued operations (including NAFE), shall be excluded, and (i) all gains, losses, charges or write-offs with respect to an election to be taxed as an "S corporation" under Subchapter S of the Internal Revenue Code shall be excluded.

    "Consolidated Net Worth" means, with respect to any Person at any date of determination, the consolidated stockholders' equity represented by the shares of such Person's Capital Stock (other than Disqualified Stock) outstanding at such date, as determined on a consolidated basis in accordance with GAAP.

    "Default" means any event that is, or after notice or passage of time or both would be, an Event of Default.

    "Disqualified Stock" means, with respect to any Person, any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or

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otherwise, or is exchangeable for Indebtedness, or is redeemable at the option of the holder thereof, in whole or in part, in each case on or prior to the maturity date of the Notes.

    "Fair Market Value" or "fair value" means, with respect to any asset or property, the price which could be negotiated in an arm's-length free market transaction, for cash, between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value or fair value shall be determined by a majority of the Board of Directors acting in good faith and shall be evidenced by a Board Resolution delivered to the Trustee. No such determination need be supported by an appraisal or other expert opinion and such determination by the Board of Directors shall be conclusive.

    "Fixed Charge Coverage Ratio" means, with respect to any Person, the ratio of (i) Consolidated Cash Flow of such Person for the four full fiscal quarters for which financial statements are available that immediately precede the date of the transaction or other circumstances giving rise to the need to calculate the Fixed Charge Coverage Ratio (the "Transaction Date") to (ii) all cash and non-cash interest expense (including capitalized interest) of such Person and its Subsidiaries determined in accordance with GAAP (net of any interest income of such Person and its subsidiaries and exclusive of deferred financing fees of such Person and its Subsidiaries and excluding interest in respect of the management incentive payments to certain Camping World executives entered into at the time of the Camping World acquisition) and the aggregate amount of cash dividends or other distributions declared or paid on Capital Stock (other than Common Stock) of such Person and its Subsidiaries, in each case for such four full fiscal quarter period. For purposes of this definition, if the Transaction Date occurs prior to the date on which the Company's consolidated financial statements for the four full fiscal quarters subsequent to the Issue Date are first available, then "Consolidated Cash Flow" and the items referred to in the preceding clause (ii) shall be calculated, in the case of the Company, after giving effect on a pro forma basis as if the Notes outstanding on the Transaction Date were issued on the first day of such four full fiscal quarter period. In addition to and without limitation of the foregoing two sentences, for purposes of this definition, "Consolidated Cash Flow" and the items referred to in the preceding clause (ii) shall be calculated after giving effect on a pro forma basis for the period of such calculation to (i) the incurrence or retirement, as the case may be, of any Indebtedness of such Person or any of its Subsidiaries at any time during the period (the "Reference Period") (A) commencing on the first day of the four full fiscal quarter period for which financial statements are available that precedes the Transaction Date and (B) ending on and including the Transaction Date, including, without limitation, the incurrence of the Indebtedness giving rise to the need to make such calculation, as if such incurrence occurred on the first day of the Reference Period; PROVIDED, HOWEVER, that if such Person or any of its Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the above clause shall give effect to the incurrence of such guaranteed Indebtedness as if such Person or Subsidiary had directly incurred such guaranteed Indebtedness and (ii) any Asset Sales or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of the Company or any of its Subsidiaries (including any Person who becomes a Subsidiary as a result of the Asset Acquisition) incurring Acquired Indebtedness) occurring during the Reference Period and any retirement of Indebtedness in connection with such Asset Sales, as if such Asset Sale or Asset Acquisition and/or retirement occurred on the first day of the Reference Period; PROVIDED, HOWEVER, that pro forma Consolidated Cash Flow shall be calculated taking into account the results of operations attributable to the assets which are the subject of the Asset Sale or Asset Acquisition during the Reference Period, but in the case of Asset Acquisitions, only to the extent derived from historical financial statements with respect to such operations; PROVIDED, HOWEVER, further, that pro forma Consolidated Cash Flow attributable to any Asset Acquisition shall be included only to the extent that Consolidated Cash Flow of such Person is otherwise includible in the referent Person's Consolidated Cash Flow. Furthermore, in calculating the denominator (but not the numerator) of this "Fixed Charge Coverage Ratio," (1) subject to clause (3) below, interest on Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to accrue at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date; (2) if interest on any

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Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate based upon a factor of a prime or similar rate shall be deemed to have been in effect; and (3) notwithstanding clause (1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Rate Protection Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

    "GAAP" means generally accepted accounting principles in effect on the Issue Date as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States.

    "incur" means, with respect to any Indebtedness (including Acquired Indebtedness) or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume or guaranty or otherwise become, directly or indirectly, liable for or with respect to the payment of such Indebtedness or other obligation.

    "Indebtedness" means, with respect to any Person, without duplication, (i) any liability, contingent or otherwise, of such Person (A) for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), (B) evidenced by a note, debenture or similar instrument, letter of credit or draft accepted (including a purchase money obligation) representing extensions of credit whether or not representing obligations for borrowed money or (C) for the payment of money relating to a Capitalized Lease Obligation or other obligation relating to the deferred purchase price of any property or services (other than property or services purchased on ordinary trade terms therefor) which purchase price is payable over a period in excess of six months or is evidenced by a note, invoice or similar written instrument with a maturity in excess of six months; (ii) any liability of others of the kind described in the preceding clause (i) which the Person has guaranteed or which is otherwise its legal liability; (iii) any obligation secured by a lien to which the property or assets of such Person are subject, whether or not the obligations secured thereby shall have been assumed by or shall otherwise be such Person's legal liability; and (iv) any and all deferrals, renewals, extensions, replacements, refinancings, and refundings of, or amendments, modifications or supplements to, any liability of the kind described in any of the preceding clauses (i), (ii) or (iii). Notwithstanding the foregoing, Indebtedness shall not include (i) obligations of any Subsidiary of the Company engaged in the insurance business with respect to insurance policies or similar contracts written by such Subsidiary in the ordinary course of its insurance business and (ii) obligations of the Company or any Subsidiary with respect to non-competition agreements, consulting agreements with certain executives of Camping World or the Company with respect to management incentive agreements with certain Camping World executives in connection with the acquisition of the stock of Camping World by AGI. Notwithstanding any other provision of the foregoing definition, guaranties of Indebtedness otherwise included in a determination of such amount shall not be deemed "Indebtedness" of the Company or any Subsidiaries for purposes of this definition.

    "Independent Financial Advisor" means an accounting, appraisal or investment banking firm of nationally recognized standing that is, in the good faith judgment of the Board of Directors of the Company, qualified to perform the task such firm has been engaged and disinterested and independent with respect to the Company and its Affiliates.

    "Interest Rate Protection Obligations" means the obligations of any Person pursuant to any arrangement with any other Person whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

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    "Investments" means any capital contribution, advance or loans to (including any guarantees of loans to), or investments or purchases of Capital Stock in, any Person.

    "Issue Date" means the date of original issuance of the Notes.

    "Lien" means any mortgage, lien (statutory or other), pledge, security interest, encumbrance, hypothecation, assignment for security or other security agreement of any kind or nature whatsoever. For purposes of the Indenture, a Person shall be deemed to own subject to a Lien any property which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such Person.

    "Material Subsidiary" means a Subsidiary of the Company which would constitute a "significant subsidiary" of the Company within the meaning of Regulation S-X, under the Securities Act of 1933, as amended, of the Securities and Exchange Commission.

    "NAFE" means the National Association of Female Executives, Inc., a subsidiary of AGI.

    "Net Cash Proceeds" means, with respect to any Asset Sale the proceeds thereof in the form of cash or Cash Equivalents, including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents net of (i) brokerage commissions and other reasonable fees and expenses (including, without limitation, fees and expenses of counsel, accountants and investment bankers) related to such Asset Sale; (ii) provisions for all taxes payable as a result of such Asset Sale; (iii) payments made to retire Indebtedness secured by the assets subject to such Asset Sale; and (iv) appropriate amounts to be provided by the Company or any of its Subsidiaries, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Company or any of its Subsidiaries, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale.

    "Net Income" means, with respect to any Person for any period, the net income (loss) of such Person determined in accordance with GAAP.

    "Net Proceeds" means (a) in the case of any sale of Capital Stock (other than Disqualified Stock) by the Company, the aggregate net proceeds received by the Company, after payment of expenses, commissions and the like incurred in connection therewith, whether such proceeds are in cash or in property (valued at the Fair Market Value thereof, as determined in good faith by a majority of the Board of Directors of the Company, at the time of receipt), (b) in the case of any exchange, exercise, conversion or surrender of outstanding securities of any kind of the Company for or into shares of Capital Stock of the Company which is not Disqualified Stock, the net book value of such outstanding securities on the date of such exchange, exercise, conversion or surrender (plus any additional amount required to be paid by the holder to the Company upon such exchange, exercise, conversion or surrender, less any and all payments made to the holders, e.g., on account of fractional shares, and less all expenses incurred by the Company in connection therewith) and (c) in the case of the issuance of any Indebtedness by the Company, the aggregate net cash proceeds received by the Company, after payment of expenses, commissions and the like incurred therewith.

    "Permitted Holder" means Stephen Adams, his spouse and lineal descendants and trusts for the exclusive benefit of any of the foregoing persons and any Affiliate of Stephen Adams.

    "Permitted Indebtedness" means:

           (a) Indebtedness under the Notes and the Indenture;

           (b) Permitted Senior Indebtedness;

           (c) Indebtedness and guarantees (plus interest, premium, fees and other obligations associated therewith) not otherwise referred to in this covenant outstanding on the Issue Date;

           (d) Indebtedness in respect of Interest Rate Protection Obligations incurred in the ordinary course of business to the extent that the national principal amount of such Indebtedness does not exceed, at the time of the making of such Interest Rate Protection Obligations, the principal amount of Indebtedness to which such Interest Rate Protection Obligations relate;

           (e) Indebtedness of a Wholly-Owned Subsidiary issued to and held by the Company or a Wholly-Owned Subsidiary in respect of the intercompany advances or transactions;

           (f) Indebtedness incurred in connection with or arising out of Capitalized Lease Obligations not to exceed $7,500,000 at any one time outstanding;

           (g) Refinancing Indebtedness; and

           (h) Other Indebtedness of the Company or any Subsidiary that does not exceed $10,000,000 in the aggregate at any one time outstanding.

    "Permitted Investments" means, for any Person, Investments made on or after the date of the Indenture consisting of:

            (i) Investments by the Company in any Wholly-Owned Subsidiary and Investments or loans in or to the Company or a Subsidiary by any Subsidiary;

            (ii) Investments represented by accounts receivable created or acquired in the ordinary course of business;

           (iii) advances to employees in the ordinary course of business not to exceed an aggregate of $2,000,000 outstanding at any one time;

            (iv) Investments under or pursuant to Interest Rate Protection Obligations;

            (v) Investments by any Subsidiary of the Company engaged in the insurance business that are made in the ordinary course of its insurance business and is permitted by applicable insurance laws and regulations;

            (vi) Cash Equivalents;

           (vii) Investments in the Notes;

          (viii) Investments existing on the Issue Date; and

            (ix) Investments made after the Issue Date in Affinity Thrift and Loan or Affinity Group Thrift Holding Corp. that do not exceed $5,000,000 in the aggregate outstanding at any one time; and

            (x) Investments made after the Issue Date that do not exceed $10,000,000 in the aggregate outstanding at any one time.

    "Permitted Liens" means, with respect to any Person, any lien arising by reason of (a) any attachment, judgment, decree or order of any court, so long as such lien is being contested in good faith and is either adequately bonded or execution thereon has been stayed pending appeal or review, and any appropriate legal proceedings which may have been duly initiated for the review of such attachment, judgment, decree or order shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired; (b) taxes, assessments or governmental charges not yet delinquent or which are being contested in good faith; (c) security for payment of workers' compensation or other insurance; (d) security for the performance of tenders, bids, leases and contracts (other than contracts for the payment of money); (e) deposits to secure public or statutory obligations or in lieu of surety or appeal bonds or to secure permitted contracts for the purchase or sale of any currency entered into in the ordinary course of business; (f) operation of law in favor of carriers, warehousemen, landlords, mechanics, materialmen, laborers, employees or suppliers, incurred in the ordinary course of business for sums which are not yet delinquent or are being contested in good faith by negotiations or by appropriate proceedings which suspend the collection thereof; (g) any interest or title of a lessor under any lease; (h) security for surety or appeal bonds; and (i) easements, rights-of-way, zoning and similar covenants and restrictions and other similar encumbrances or title defects which, in the aggregate, are not substantial in amount and which do not in any case materially interfere with the ordinary conduct of the business of the Company or any of its Subsidiaries.

    "Permitted Senior Indebtedness" means any Indebtedness (plus interest, premium, fees and other obligations associated therewith) and refinancing, refunding, replacement, renewal or extension thereof, under (a) the Senior Credit Facility and (b) any other Indebtedness outstanding (plus interest, premium, fees and other obligations associated therewith) and any refinancing, refunding, replacement, renewal or extension thereof; PROVIDED, HOWEVER, that at the time of incurrence of Indebtedness under this clause (b) the sum of the aggregate principal amount of outstanding Indebtedness incurred under clauses
(a) and (b) of this definition does not exceed 150% of the Consolidated Cash Flow of the Company for the immediately preceding four fiscal quarters; PROVIDED, FURTHER, that at the time of any refinancing, refunding, replacement, renewal, extension or amendment of the Senior Credit Facility that increases the aggregate revolving credit and/or term loan commitments thereunder to an amount in excess of $75,000,000, the sum of such commitments under such refinanced, refunded, renewed, extended or amended Senior Credit Facility (regardless of the amount actually borrowed thereunder) plus the aggregate principal amount of outstanding Indebtedness incurred under clause (b) of this definition does not exceed 150% of the Consolidated Cash Flow of the Company for the immediately preceding four fiscal quarters; PROVIDED, HOWEVER, that if the Indebtedness which is the subject of a determination under this provision is Acquired Indebtedness, or Indebtedness incurred with a simultaneous Asset Acquisition, then such ratio shall be determined by giving effect to (on a pro forma basis, as if the transaction had occurred at the beginning of the four-quarter period) both the incurrence or the assumption of such Acquired Indebtedness or such other Indebtedness by the Company and the inclusion in the Company's Consolidated Cash Flow or the Consolidated Cash Flow of the acquired Person, business, property or assets; PROVIDED, HOWEVER, that in the case of any Indebtedness (regardless of whether or not such Indebtedness is incurred pursuant to clause (a) or (b) of this definition), the provider of such Indebtedness may rely on a representation from the senior financial officer of the Company to the effect that the incurrence of such Indebtedness does not violate the provisions of this Indenture and the incurrence of Indebtedness subject to such representation shall thereupon be deemed to be Permitted Senior Indebtedness owed to such provider, but nothing in this proviso shall preclude the existence of any Default or Event of Default in the event such Indebtedness is incurred in violation of this Indenture.

    "Permitted Tax Distributions" means, for so long as the Company is an "S corporation" or a substantially similar pass-through entity for federal income tax purposes, distributions to AGI Holding Corp. (or any successor entity or other entity that owns, directly or indirectly, all of the outstanding common stock of the Company) based on reasonable estimates of the amount of federal, state and local income taxes that the Company would be required to pay with respect to a fiscal year calculated as if, for the applicable fiscal year, the Company were treated as a "C corporation" domiciled in the State of California rather than as an "S corporation".

    "Person" means any individual, corporation, partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.

    "Prior Accrued Bonus Payments" means payments of amounts accrued prior to the Issue Date pursuant to Article II of the phantom stock agreements (the "Phantom Compensation") entered into, in writing, between the Company or any of its Subsidiaries and its officers prior to December 31, 1996 or substitutions to or replacements of such Article of such agreements.

    "Public Equity Offering" means an underwritten registered public offering of Capital Stock (other than Disqualified Stock) of the Company or AGI Holding Corp. (or any successor) pursuant to a registration statement that has been declared effective by the Commission.

    "Refinancing Indebtedness" means Indebtedness that refunds, refinances, renews, replaces or extends any Indebtedness of the Company or any Subsidiary outstanding at the Issue Date or other Indebtedness permitted to be incurred by the Company or the Subsidiaries pursuant to the terms of the Indenture, whether involving the same or any other lender or creditor or group of lenders or creditors, but only to the extent that (i) the Refinancing Indebtedness is subordinated to the Notes to at least the same extent as the Indebtedness being refunded, refinanced or extended, if at all, (ii) the Refinancing Indebtedness is scheduled to mature either (a) no earlier than the Indebtedness being refunded, refinanced or extended, or (b) after the maturity date of the Notes,
(iii) if the Refinancing Indebtedness matures, in whole or part, before the maturity date of the Notes, the Refinancing Indebtedness has a weighted average life to maturity at the time such Refinancing Indebtedness is incurred that is equal to or greater than the weighted average to maturity of the Indebtedness being refunded, refinanced or extended, and (iv) the Refinancing Indebtedness is in an aggregate principal amount that is less than or equal to the aggregate principal or accreted amount (in the case of any Indebtedness issued with original issue discount) then outstanding (plus any applicable prepayment premiums or penalties and accrued interest thereon) under the Indebtedness being refunded, refinanced or extended.

    "Restricted Payment" means any of the following: (i) the declaration or payment of any dividend or any other distribution on Capital Stock of the Company or any Subsidiary of the Company or any payment made to the direct or indirect holders (in their capacities as such) of Capital Stock of the Company or any Subsidiary of the Company (other than (x) dividends or distributions payable solely in Capital Stock (other than Disqualified Stock) or in options, warrants or other rights to purchase Capital Stock (other than Disqualified Stock), and (y) in the case of Subsidiaries of the Company, dividends or distributions payable to the Company or to a Subsidiary of the Company), (ii) the purchase, redemption or other acquisition or retirement for value of any Capital Stock of the Company or any of its Subsidiaries, (iii) the making of any principal payment on, or the purchase, defeasance, repurchase, redemption or other acquisition or retirement for value, prior to any scheduled maturity, scheduled repayment or scheduled sinking fund payment, of, any Indebtedness which is subordinated in right of payment to the Notes (other than Indebtedness acquired in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition), (iv) payments of Phantom Compensation other than Prior Accrued Bonus Payments, (v) the making of any Investment in any Person other than a Permitted Investment. If a Restricted Payment is made in other than cash, the value of any such payment shall be determined by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution to be filed with the Trustee.

    "Sale-Leaseback Transaction" means any arrangement with any Person providing for the leasing by the Company or any Subsidiary of the Company of any real or tangible personal property, which property (i) has been or is to be sold or transferred by the Company or such Subsidiary to such Person in contemplation of such leasing and (ii) would constitute an Asset Sale if such property had been sold in an outright sale thereof.

    "Senior Credit Facility" means the credit facility evidenced by the Credit Agreement dated April 2, 1997 among AGI, the guarantor parties thereto, the several lenders from time to time party thereto, and Fleet National Bank, as agent together with the documents related thereto (including, without limitation, any guarantee agreements and security documents), in each case as such agreements from time to time may be amended, amended and restated, supplemented or otherwise modified, from time to time, including any agreement extending the maturity of, refinancing, replacing, consolidating, or otherwise restructuring (including adding Subsidiaries of the Company as additional guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders and whether or not increasing the amount of Indebtedness that may be incurred thereunder.

    "Subsidiary" means, with respect to any Person, (i) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors shall at the time be owned, directly or indirectly, by such Person, by a Subsidiary of such Person or by such Person and a Subsidiary of such Person, or (ii) any other Person (other than a corporation) of which at least a majority of voting interest is at the time, directly or indirectly, owned by such Person, by a Subsidiary of such Person or by such Person and a Subsidiary of such Person. Unless specifically provided to the contrary herein, Unrestricted Subsidiaries shall not be included in the definition of Subsidiaries for any purpose of the Indenture (other than for the purposes of the definition of "Unrestricted Subsidiary" herein).

    "Unrestricted Subsidiary" means (i) any Subsidiary of the Company that at the time of determination shall be or continue to be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below and, (ii) any Subsidiary of an Unrestricted Subsidiary; PROVIDED, HOWEVER, that Affinity Thrift and Loan and Affinity Group Thrift Holding Corp. shall initially constitute Unrestricted Subsidiaries. The Board of Directors may (i) designate any entity which is not a Subsidiary to be an Unrestricted Subsidiary and (ii) may designate any Subsidiary (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Company or any other Subsidiary that is not a Subsidiary of the Subsidiary to be so designated; PROVIDED, HOWEVER, that (x) either (A) the Subsidiary to be so designated has total assets of $10,000 or less or (B) if such Subsidiary has assets greater than $10,000, such designation would be permitted under the "Limitation on Investments, Loans and Advances" covenant described above and (y) immediately before and after giving effect to the designation of such Subsidiary as an Unrestricted Subsidiary the Company could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the "Limitation on Additional Indebtedness" covenant described above. The Board of Directors may designate any Unrestricted Subsidiary to be a Subsidiary; PROVIDED, HOWEVER, that immediately after giving effect to such designation (x) the Company could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the "Limitation on Indebtedness" covenant described above and (y) no Event of Default or Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

    "Wholly-Owned Subsidiary" means any Subsidiary all of the outstanding Capital Stock of which (other than directors' qualifying shares) is owned, directly or indirectly, by the Company.

                         BOOK-ENTRY; DELIVERY AND FORM

    The Old Notes were initially issued in the form of a Global Note (the "Original Global Note"). Except for New Notes issued to Non-global Purchases (as defined below), the New Notes will initially be issued in the form of one or more Global Notes (collectively, the "New Global Notes"). The Original Global Note was deposited on the date of closing of the sale of the Original Notes, and the New Global Notes will be deposited on the date of closing of the Exchange Offer, with or on behalf of the Depositary and registered in the name of CEDE & Co., as nominee of the Depositary (such nominee being referred to herein as the "DTC Nominee").

    Notes that are (i) originally issued to or transferred to "institutional accredited investors" that are not "qualified institutional buyers," as defined in Rule 144A under the Securities Act (the "Non-Global Purchasers") or (ii) issued as described below under "--Certificated Securities" will be issued in registered form, without interest coupons (the "Certificated Securities"). Upon the transfer to a qualified institutional buyer of Certificated Securities initially issued to a Non-Global Purchaser, such Certificated Securities will, unless the Global Notes have previously been exchanged for Certificated Securities, be exchanged for an interest in the Global Notes representing the principal amount of Notes being transferred. "Global Notes" means the Original Global Notes or the New Global Notes as the case may be.

    DTC is (i) a limited purpose trust company organized under the banking laws of the State of New York (and is a "banking organization" within the meaning of such laws), (ii) a member of the Federal Reserve System, (iii) a "clearing corporation" within the meaning of the New York Uniform Commercial Code, as amended, and (iv) a "Clearing Agency" registered pursuant to Section 17A of the Exchange Act. DTC was created to hold securities for its participating organizations (the "participants") and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants. DTC's participants include securities brokers and dealers, commercial banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by each of the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to DTC's systems is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by or on behalf of the DTC only through the DTC's director indirect participants.

    Pursuant to procedures established by the Depositary (i) upon deposit of the Global Notes, the Depositary will credit the accounts of participants in connection with the Notes with portions of the principal amount of the Global Notes and (ii) ownership of the Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the Depositary (with respect to the interests of the Depositary's participants), the Depositary's participants and the Depository's indirect participants.

    So long as DTC's Nominee is the registered owner of the Global Notes, DTC or DTC's Nominee, as the case may be, is considered the sole owner and holder under the Indenture of the underlying Notes. Unless DTC notifies the Company that it is unwilling or unable to continue serving as depositary for such Notes, DTC ceases to be a clearing agency registered under the Exchange Act, the Company determines to permit the Global Notes to be exchanged for certificated Notes or an Event of Default has occurred and is continuing with respect to the Note, owners of beneficial interests in the Global Notes will not be entitled to have the Notes evidenced by the Global Note registered in their names, will not receive or be entitled to receive physical delivery of certificated Notes in definitive and fully registered form, and will not be considered to be the owners or holders of any Notes under the Indenture or such Notes for any purposes. Neither the Company nor the Trustee have any responsibility or liability for any aspect of the records of DTC or for maintaining, supervising or reviewing any records of DTC relating to the Notes.

    Payments in respect of the principal of, premium, if any, and interest on the Global Notes are payable by the Trustee to DTC or DTC's nominee, as the case may be, as the registered holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee may treat the persons in whose names Notes are registered as the owners thereof for the purpose of receiving such payments. Consequently, neither the Company nor the Trustee has any responsibility or liability of the payment of such amounts to beneficial owners of Notes (including principal, premium, if any, Liquidated Damages, if any, and interest). The Company believes, however, that it is currently the policy of DTC to immediately credit the accounts of the relevant participants with such payments, in amounts proportionate to their respective holdings of beneficial interests in the relevant security as shown on the records of DTC. Payments by DTC's direct and indirect participants to the beneficial owners of Notes are governed by standing instructions and customary practice and are the responsibility of DTC's direct and indirect participants.

CERTIFICATED SECURITIES

    Subject to certain conditions, any Person having a beneficial interest in the Global Notes may, upon request to the Trustee, exchange such beneficial interest for Notes in the form of Certificated Securities. Upon any such issuance, the Trustee is required to register such Certificated Securities in the name of, and cause the same to be delivered to, such Person or Persons (or the nominee of any thereof). All such certificated Original Notes would be subject to the legend requirements described herein under "Notice to Investors." In addition, if (i) the Company notifies the Trustee in writing that DTC is no longer willing or able to act as a depositary and the Company is unable to locate a qualified successor within 90 days or (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Notes in the form of Certificated Securities under the Indenture, then, upon surrender by DTC's Nominee of its Global Notes, Notes in such form will be issued to each Person that DTC's Nominee and DTC identify as being the beneficial owner of the related Notes.

    Neither the Company nor the Trustee are liable for any delay by DTC or DTC's Nominee, as the case may be, in identifying the beneficial owners of Notes and the Company and the Trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or DTC's Nominee for all purposes.

    Neither DTC nor DTC's Nominee will consent or vote in any manner with respect to the Notes. Pursuant to its customary procedures, in the case of any matter as to which the consent or vote of holders of the Notes is sought, DTC will mail an Omnibus Proxy to the Company as soon as practicable after the record date for the determination of holders eligible to consent or vote on the matter to be acted upon. The Omnibus Party serves to assign DTC's Nominee's right to consent or vote to the direct participants whose accounts it maintains as of the record date.

    Notices of redemption and repurchase with respect to Notes held by direct participants in the DTC system will be forwarded to DTC's Nominee. In the case of a partial redemption, DTC's practice is to determine, by lot, the amount of the beneficial interest in the Notes to be redeemed of each of its direct participants.

    Beneficial owners who elect to participate in a tender offer or purchase of their securities, must provide notice of such election, through its direct or indirect participant in DTC's system, to the appropriate depositary, tender or purchase agent, and effect delivery of their Notes by causing the direct participant in DTC's system to transfer the indirect participants interest in the Notes, as reflected in DTC's records, to such depositary, tender or purchase agent. The requirement for physical delivery of certificates evidencing the Notes in connection with aforementioned transactions will be deemed satisfied when the beneficial ownership rights in the Global Notes are transferred by direct participants on DTC's records.

    The conveyance of all notices and other communications by DTC to its direct participants, among DTC's direct and indirect participants and by DTC's direct and indirect participants to owners of beneficial interests in the Notes is governed by customary arrangements among them, subject to statutory or regulatory requirements in effect with respect thereto from time to time.

    Although DTC has agreed to the foregoing procedures to facilitate transfers of interest in the Global Notes among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the Trustee have any responsibility for the performance by DTC or its participants of their respective obligations under the rules and procedures governing their operations.

                              PLAN OF DISTRIBUTION

    Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Original Notes where such Original Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 165 days after the effective date of this Prospectus, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

    The Company will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own accounts pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

    For a period of 165 days after the effective date of this Prospectus, the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that request such documents in the Letter of Transmittal. The Company has agreed, in connection with the Exchange Offer, to indemnify the Initial Purchaser against certain liabilities, including liabilities under the Securities Act.

    By acceptance of the Exchange Offer, each broker-dealer that receives New Notes pursuant to the Exchange Offer hereby agrees to notify the Company prior to using the Prospectus in connection with the sale or transfer of New Notes, and acknowledges and agrees that, upon receipt of notice from the issuers of the happening of any event which makes any statement in the Prospectus untrue in any material respect or which requires the making of any changes in the Prospectus in order to make the statements therein not misleading (which notice the Company agrees to deliver promptly to such broker-dealer), such broker-dealer will suspend use of the Prospectus until the Company has amended or supplemented the Prospectus to correct such misstatement or omission and has furnished copies of the amended or supplemented prospectus to such broker-dealer.

                                 LEGAL MATTERS

    The legality of the New Notes being offered hereby have been passed upon for the Company by Kaplan, Strangis and Kaplan, P.A., Minneapolis, Minnesota.

                                    EXPERTS

    The consolidated financial statements of Affinity Group Holding, Inc. and its subsidiaries as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996 and of Camping World, Inc. and its subsidiaries as of September 30, 1996 and 1995 and for each of the three years in the period ended September 30, 1996, included in this Prospectus, and the related financial statement schedules, included elsewhere in the Registration Statement, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and elsewhere in the Registration Statement, and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                         INDEX TO FINANCIAL STATEMENTS

AFFINITY GROUP HOLDING, INC.

Independent Auditors' Report..............................................   F-2

Consolidated Balance Sheets as of December 31, 1996 and 1995..............   F-3

Consolidated Statements of Operations for the years ended December 31,
  1996, 1995 and 1994.....................................................   F-4

Consolidated Statements of Stockholder's Deficit for the years ended
  December 31, 1996, 1995 and 1994........................................   F-5

Consolidated Statements of Cash Flows for the years ended December 31,
  1996, 1995 and 1994.....................................................   F-6

Notes to Consolidated Financial Statements................................   F-7

CAMPING WORLD, INC.

Consolidated Balance Sheet as of December 31, 1996 (unaudited)............  F-22

Consolidated Statements of Operations for the three months ended December
  31, 1996 and 1995 (unaudited)...........................................  F-23

Consolidated Statements of Cash Flows for the three months ended December
  31, 1996 and 1995 (unaudited)...........................................  F-24

Notes to Consolidated Financial Statements (unaudited)....................  F-25

Independent Auditors' Report..............................................  F-26

Consolidated Balance Sheets as of September 30, 1996 and 1995.............  F-27

Consolidated Statements of Earnings for the years ended September 30,
  1996, 1995 and 1994.....................................................  F-28

Consolidated Statements of Shareholders' Equity for the years ended
  September 30, 1996, 1995 and 1994.......................................  F-29

Consolidated Statements of Cash Flows for the years ended September 30,
  1996, 1995 and 1994.....................................................  F-30

Notes to Consolidated Financial Statements................................  F-31

                          INDEPENDENT AUDITORS' REPORT

Board of Directors
Affinity Group Holding, Inc. and subsidiaries

    We have audited the accompanying consolidated balance sheets of Affinity Group Holding, Inc. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, stockholder's deficit, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Affinity Group Holding, Inc. and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

March 7, 1997 (April 2, 1997 with respect to Note 19)
Denver, Colorado

                 AFFINITY GROUP HOLDING, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1996 AND 1995

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                                               1996        1995
                                                                                            ----------  ----------
                                                      ASSETS
CURRENT ASSETS:
  Cash and cash equivalents...............................................................  $    4,278  $    3,833
  Investments.............................................................................         499       1,514
  Accounts receivable, less allowance for doubtful accounts of $1,081 in 1996 and $926 in
    1995..................................................................................      14,812      15,054
  Note receivable from affiliate..........................................................      --           3,113
  Inventories.............................................................................       2,473       3,873
  Prepaid expenses and other assets.......................................................       6,052       5,376
  Deferred tax asset-current..............................................................       2,228       1,907
  Net current assets of discontinued operations...........................................      --             457
                                                                                            ----------  ----------
    Total current assets..................................................................      30,342      35,127
PROPERTY AND EQUIPMENT....................................................................      10,550      10,769
LOANS RECEIVABLE..........................................................................      13,134       8,474
INTANGIBLE ASSETS.........................................................................     109,065     115,009
DEFERRED TAX ASSET........................................................................      13,516      16,503
RESTRICTED INVESTMENTS....................................................................       2,137       2,015
OTHER ASSETS..............................................................................       4,411       4,530
NET LONG-TERM ASSETS OF DISCONTINUED OPERATIONS...........................................         973       5,272
                                                                                            ----------  ----------
                                                                                            $  184,128  $  197,699
                                                                                            ----------  ----------
                                                                                            ----------  ----------
                                      LIABILITIES AND STOCKHOLDER'S DEFICIT
CURRENT LIABILITIES:
  Accounts payable........................................................................  $    4,517  $    4,426
  Accrued interest........................................................................       2,966       3,058
  Accrued liabilities.....................................................................      14,516      16,269
  Customer deposits.......................................................................      14,979      10,974
  Current portion of long-term debt.......................................................       5,344       4,665
  Net current liabilities of discontinued operations......................................       1,464      --
                                                                                            ----------  ----------
    Total current liabilities.............................................................      43,786      39,392
DEFERRED REVENUES.........................................................................      70,113      68,702
LONG-TERM DEBT............................................................................     142,031     159,831
OTHER LONG-TERM LIABILITIES...............................................................       7,632       7,737
COMMITMENTS AND CONTINGENCIES.............................................................      --          --
                                                                                            ----------  ----------
                                                                                               263,562     275,662
                                                                                            ----------  ----------
STOCKHOLDER'S DEFICIT:
  Common stock, $.01 par value, 1,000 shares authorized, 100 shares issued and
    outstanding...........................................................................           1           1
  Additional paid-in capital..............................................................      12,021      12,021
  Accumulated deficit.....................................................................     (91,456)    (89,985)
                                                                                            ----------  ----------
    Total stockholder's deficit...........................................................     (79,434)    (77,963)
                                                                                            ----------  ----------
                                                                                            $  184,128  $  197,699
                                                                                            ----------  ----------
                                                                                            ----------  ----------

                See notes to consolidated financial statements.

                 AFFINITY GROUP HOLDING, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                 (IN THOUSANDS)

                                                                                  1996        1995        1994
                                                                               ----------  ----------  ----------
REVENUES:
  Membership services........................................................  $   98,901  $   99,194  $   91,185
  Publications...............................................................      41,078      40,043      37,601
                                                                               ----------  ----------  ----------
                                                                                  139,979     139,237     128,786

COSTS APPLICABLE TO REVENUES:
  Membership services........................................................      57,003      54,203      51,795
  Publications...............................................................      29,571      29,700      27,148
                                                                               ----------  ----------  ----------
                                                                                   86,574      83,903      78,943
GROSS PROFIT.................................................................      53,405      55,334      49,843

OPERATING EXPENSES:
  General and administrative.................................................      16,326      18,376      13,615
  Depreciation and amortization..............................................       8,340       9,013      11,020
                                                                               ----------  ----------  ----------
                                                                                   24,666      27,389      24,635
                                                                               ----------  ----------  ----------
INCOME FROM OPERATIONS.......................................................      28,739      27,945      25,208

NON-OPERATING EXPENSE:
  Interest expense, net......................................................     (16,518)    (16,433)    (16,716)
  Other non-operating charges, net...........................................        (996)     (1,579)       (811)
                                                                               ----------  ----------  ----------
                                                                                  (17,514)    (18,012)    (17,527)
                                                                               ----------  ----------  ----------
INCOME FROM CONTINUING OPERATIONS
  BEFORE INCOME TAXES AND EXTRAORDINARY ITEM.................................      11,225       9,933       7,681
INCOME TAX (EXPENSE) BENEFIT.................................................      (6,144)     (5,047)     13,255
                                                                               ----------  ----------  ----------
INCOME FROM CONTINUING OPERATIONS............................................       5,081       4,886      20,936
DISCONTINUED OPERATIONS:
  Income (loss) from discontinued operations, net of applicable deferred income tax benefit of $384 in 1996 and deferred income tax expense of
    $264 in 1995 and $162 in 1994............................................        (686)        430         265
  Estimated loss on disposal including provision for $862 in operating losses during holding period, net of applicable deferred income tax benefit of
    $1,060...................................................................      (5,866)     --          --
                                                                               ----------  ----------  ----------
INCOME (LOSS) BEFORE EXTRAORDINARY ITEM......................................      (1,471)      5,316      21,201

EXTRAORDINARY ITEM:
  Loss on early extinguishment of debt, less applicable current income tax
    benefit of $800..........................................................      --          --          (1,277)
                                                                               ----------  ----------  ----------
NET INCOME (LOSS)............................................................  $   (1,471) $    5,316  $   19,924
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------

                See notes to consolidated financial statements.

                 AFFINITY GROUP HOLDING, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDER'S DEFICIT
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                     (IN THOUSANDS EXCEPT NUMBER OF SHARES)

                                                                  COMMON STOCK         ADDITIONAL
                                                           --------------------------    PAID-IN    ACCUMULATED
                                                             SHARES        AMOUNT        CAPITAL      DEFICIT       TOTAL
                                                           -----------  -------------  -----------  ------------  ----------
BALANCES AT JANUARY 1, 1994..............................         100     $       1     $  16,499    $ (105,572)  $  (89,072)
  Investment in related subsidiary.......................                                    (794)                      (794)
  Dividends..............................................                                                (4,337)      (4,337)
  Net income.............................................                                                19,924       19,924
                                                                                 --
                                                                  ---                  -----------  ------------  ----------
BALANCES AT DECEMBER 31, 1994............................         100             1        15,705       (89,985)     (74,279)
  Dividends..............................................                                  (3,684)       (5,316)      (9,000)
  Net income.............................................                                                 5,316        5,316
                                                                                 --
                                                                  ---                  -----------  ------------  ----------
BALANCES AT DECEMBER 31, 1995............................         100             1        12,021       (89,985)     (77,963)
  Net loss...............................................                                                (1,471)      (1,471)
                                                                                 --
                                                                  ---                  -----------  ------------  ----------
BALANCES AT DECEMBER 31, 1996............................         100     $       1     $  12,021    $  (91,456)  $  (79,434)
                                                                                 --
                                                                                 --
                                                                  ---                  -----------  ------------  ----------
                                                                  ---                  -----------  ------------  ----------

                See notes to consolidated financial statements.

                 AFFINITY GROUP HOLDING, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                 (IN THOUSANDS)

                                                                                          1996       1995       1994
                                                                                        ---------  ---------  ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)...................................................................  $  (1,471) $   5,316  $  19,924
  Adjustments to reconcile net income (loss) to net cash provided by operating activities:
    Deferred tax provision (benefit)..................................................      2,023      4,990    (13,124)
    Depreciation and amortization.....................................................      8,340      9,013     11,020
    Provision for losses on accounts receivable.......................................        278        548        373
    Provision for estimated loss on disposal of NAFE..................................      6,926     --         --
    Deferred compensation.............................................................     --          1,000      1,300
    (Gain) loss on disposal of property and equipment.................................          1        (48)        18
    Loss on sale of business..........................................................     --         --            793
    Loss on lease abandonment.........................................................     --          1,228     --
    Write-off of leasehold improvements...............................................     --            400     --
    Extraordinary item--loss on early extinguishment of debt..........................     --         --          1,277
    Changes in operating assets and liabilities (net of purchased businesses):
      Accounts receivable.............................................................        (36)    (4,810)       903
      Inventories.....................................................................      1,400       (512)      (762)
      Prepaids and other assets.......................................................       (557)      (419)     1,501
      Long term lease prepayment......................................................     --         (1,679)    --
      Accounts payable................................................................         91        634        821
      Accrued and other liabilities...................................................     (1,307)    (2,375)      (612)
      Deferred revenues...............................................................      1,411      1,254       (308)
      Net assets and liabilities of discontinued operations...........................       (706)      (817)       677
                                                                                        ---------  ---------  ---------
        Net cash provided by operating activities.....................................     16,393     13,723     23,801
                                                                                        ---------  ---------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures................................................................     (1,743)    (4,713)    (3,167)
  Proceeds from sale of property and equipment........................................          2        263         12
  Payments received on notes receivable...............................................     --         --             44
  Net changes in intangible assets....................................................       (437)        30     (1,236)
  Net changes in investments..........................................................        893     --         --
  Net changes in loans receivable.....................................................     (4,660)       893     --
  Purchase of investments.............................................................     --         (3,529)    --
  Purchase of Affinity Thrift and Loan, net of cash acquired..........................     --          1,854     --
  Purchase of Affinity Insurance Group, Inc...........................................     --           (356)    --
  Note receivable from affiliate......................................................      3,113     (3,113)    --
  Purchase of partnership, net of cash acquired.......................................     --         --         (1,599)
  Purchased assets of Woodall, net of cash acquired...................................     --         --        (10,297)
  Purchased assets of NAFE, net of cash acquired......................................     --         --         (6,050)
                                                                                        ---------  ---------  ---------
        Net cash used in investing activities.........................................     (2,832)    (8,671)   (22,293)
                                                                                        ---------  ---------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net change in customer deposits.....................................................      4,005     --         --
  Dividends paid......................................................................     --         (9,000)    (4,337)
  Borrowings on long-term debt........................................................     34,200    125,046     89,996
  Principal payments on long-term debt................................................    (51,321)  (117,820)   (95,718)
  Deferred financing costs............................................................     --         --           (824)
                                                                                        ---------  ---------  ---------
        Net cash used in financing activities.........................................    (13,116)    (1,774)   (10,883)
                                                                                        ---------  ---------  ---------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS..................................        445      3,278     (9,375)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR........................................      3,833        555      9,930
                                                                                        ---------  ---------  ---------
CASH AND CASH EQUIVALENTS AT END OF YEAR..............................................  $   4,278  $   3,833  $     555
                                                                                        ---------  ---------  ---------
                                                                                        ---------  ---------  ---------

                See notes to consolidated financial statements.

                 AFFINITY GROUP HOLDING, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    PRINCIPLES OF CONSOLIDATION--The consolidated financial statements include the accounts of Affinity Group Holding, Inc. (AGHI), its wholly-owned subsidiary, Affinity Group, Inc. (AGI), and AGI's subsidiaries (collectively the Company). AGHI was formed in November 1996 and all of the stock of AGI was contributed to AGHI from its parent, AGI Holding Corp. (formerly Affinity Group Holding, Inc.) upon formation. Since all companies are under common control, and since AGHI has no operations other than those related to AGI and AGI's subsidiaries, the contribution was accounted for as if it was a pooling of interests. Therefore, the accounts of AGI and AGI's subsidiaries are presented in AGHI's financial statements. All significant intercompany transactions and balances have been eliminated.

    DESCRIPTION OF THE BUSINESS--The Company is a membership based direct marketing company which sells club memberships, products, services, and publications to selected affinity groups primarily in North America. The Company markets club memberships and selected products and services to RV owners, camping and golf enthusiasts. The Company also publishes magazines, directories and books. In connection with the acquisitions of Affinity Thrift and Loan and Affinity Insurance Group, Inc. (see Note 2), the Company has commenced offering certain banking services and underwriting property and casualty insurance for its members and others in the states in which it is licensed to do business.

    USE OF ESTIMATES--The preparation of the Company's consolidated financial statements in conformity with generally accepted accounting principles requires the Company's management to make estimates and assumptions that affect the amounts reported in these financial statements and accompanying notes. Actual results could differ from those estimates.

    CASH AND CASH EQUIVALENTS--The Company considers all short-term, highly liquid investments purchased with a maturity date of three months or less to be cash equivalents.

    INVENTORIES--Inventories are valued at the lower of cost (first-in, first-out) or market. Inventories consist of books, paper, and travel and leisure merchandise.

    PROPERTY AND EQUIPMENT--Property and equipment are recorded at cost. Depreciation of property and equipment is provided using the straight-line method over the following estimated useful lives of the assets:

                                                                                            YEARS
                                                                                            -----
Buildings and improvements.............................................................     3-31
Furniture and equipment................................................................     3-12
Software...............................................................................       3

    Leasehold improvements, included in buildings and improvements, are amortized over the lives of the respective leases.

    LOANS RECEIVABLE--Loans Receivable were acquired as part of Affinity Thrift and Loan (see Note 2). In accordance with purchase accounting rules, the loans were recorded at their fair value, $9,367,000. The adjustment for fair value is being amortized using the interest method over the weighted average term to maturity of the affected loans, 16 years.

                 AFFINITY GROUP HOLDING, INC. AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    INTANGIBLE ASSETS--Intangible assets are amortized over the following lives:

                                                                                                      YEARS
                                                                                                      -----
Goodwill.........................................................................................      40
Membership and customer lists....................................................................     3-10
Resort and golf course agreements................................................................       4
Noncompete and deferred consulting agreements....................................................      3-6
Organizational costs.............................................................................       5

    Deferred financing costs are amortized over the lives of the related debt agreements.

    IMPAIRMENT OF LONG-LIVED ASSETS--In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." SFAS No. 121 requires that long-lived assets, including intangible assets, be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable and establishes guidelines for determining fair value based on future net cash flows for the use of the asset and for the measurement of the impairment loss. Any impairment loss is recorded in the period in which the recognition criteria are first applied and met. The adoption by the Company of SFAS No. 121 had no material effect on its results of operations or on its financial position at December 31, 1996.

    MEMBERSHIP SERVICES REVENUE AND EXPENSE--Membership and Emergency Road Service (ERS) revenues are deferred and recognized over the life of the membership. Good Sam Club lifetime membership revenues and expenses are deferred and recognized over 18 years which is the actuarially determined fulfillment period. Promotional expenses, consisting primarily of direct mail advertising, are deferred and expensed over the period of expected future benefit. Renewal expenses are expensed at the time related materials are mailed. ERS claims expenses are recognized when incurred.

    PUBLICATIONS REVENUE AND EXPENSE--Newsstand sales of publications and related expenses are recorded at the time of delivery net of estimated provision for returns. Subscription sales of publications are reflected in income over the lives of the subscriptions. The related selling expenses are expensed as incurred. Advertising revenues and related expenses are recorded at the time of delivery. Subscription and newsstand revenues and expenses related to annual publications are deferred until the publications are distributed.

    DEFERRED REVENUE--For balance sheet purposes, deferred revenues are classified as long-term, although a portion of the amounts deferred expire over the next year.

2.  ACQUISITIONS

    In October 1995, a wholly owned subsidiary of the Company acquired the common stock of Affinity Thrift and Loan (ATL), formerly San Francisco Thrift and Loan. Under the terms of the purchase agreement, ATL stock was acquired for $125,000 and ATL entered into a non-compete agreement with the previous owner for $75,000. In addition, in accordance with FDIC regulatory requirements, the Company, through its wholly owned subsidiary, contributed an additional $1.0 million of capital to ATL in each of 1995 and 1996. For purposes of the Senior Subordinated Notes Indenture (Indenture) and the senior

                 AFFINITY GROUP HOLDING, INC. AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

2.  ACQUISITIONS (CONTINUED)
credit facility discussed in Note 7, the Company's investment and the continuing operations of the wholly owned subsidiary, ATL, has been designated as an "unrestricted subsidiary".

    In June 1995, the Company acquired the common stock of Affinity Insurance Group, Inc. (AINS) formerly Aspen Indemnity Corporation, for $87,500. In December 1995, AINS was licensed in the state of Colorado, its domicile state. The Company contributed $3.5 million in capital to AINS in 1995 to meet regulatory requirements of which $2.0 million is recorded as restricted.

    In October 1994, the Company acquired substantially all the assets and assumed certain liabilities of the National Association for Female Executives, Inc. (NAFE). The total consideration for the acquisition, including assumed liabilities and costs of acquisition, totaled $10.8 million. In the fourth quarter of 1996, the Company adopted a plan to dispose of NAFE. See Note 18.

    In May 1994, the Company acquired all the assets and assumed certain liabilities of Woodall Publishing Company, L.P. and Woodall World of Travel, L.P. (collectively Woodall). The total consideration for the acquisitions, including assumed liabilities and costs of acquisition, totaled $11.5 million.

    In April 1994 AGI Properties of Colorado, Inc. (AGIPC), a wholly-owned subsidiary of AGI, acquired a 99.9% partnership interest from the principal shareholder of AGHI for a total purchase price of $3,449,000 which included $1,600,000 in cash and assumed liabilities of $1,849,000. In accordance with generally accepted accounting principles for transfers among entities under common control, the purchase has been reflected in the accounts of AGIPC at the historical cost basis of the principal shareholder of AGHI of $2,174,000. The difference between the consideration paid for the partnership interest and its carrying value in the accounts of AGIPC of $1,275,000 has been reflected as a reduction in additional paid-in capital in the accompanying consolidated financial statements, net of a related deferred tax asset of $481,000. As of December 31, 1995, AGIPC is designated a "restricted subsidiary" for the purposes of the Indenture discussed in Note 7 and by virtue of a Supplemental Indenture is a guarantor under the Indenture.

    The operating results of ATL, AINS, AGIPC, and Woodall have been included in the Company's consolidated results of operations from the dates of their respective acquisitions. These acquisitions have been accounted for using the purchase method of accounting and, accordingly, the assets and liabilities of these companies have been recorded at their estimated fair value at the date of their respective acquisitions. In connection with these acquisitions, the Company has recognized goodwill of approximately $400,000 and $17,900,000 in 1995 and 1994, respectively.

    The following unaudited pro forma results of operations for the year ended December 31, 1994 assumes the acquisition of Woodall occurred as of January 1, 1994. ATL, AINS and AGIPC are excluded from the following pro forma results of operations as their effects are immaterial. The summary pro forma results are based on assumptions and are not necessarily indicative of the actual results which would have

                 AFFINITY GROUP HOLDING, INC. AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

2.  ACQUISITIONS (CONTINUED)
occurred had this acquisition occurred on January 1, 1994, or of the future results of operations of the Company.

                                                                                      YEAR ENDED
                                                                                     DECEMBER 31,
                                                                                         1994
                                                                                    ---------------
                                                                                         ($ IN
                                                                                      THOUSANDS)
Revenues..........................................................................    $   130,485
Income before extraordinary item..................................................         19,595
Net income........................................................................         18,318

3.  DISPOSITIONS

    BENBOW VALLEY RV RESORT AND GOLF COURSE RESORT:

    The Company disposed of a portion of the Benbow Valley RV Resort and Golf Course Resort in Northern California during 1994 and simultaneously entered into a contract to sell the remaining assets. The assets of the resort were written down to the expected combined sales price of $1.9 million and accruals were made for the projected cost of sale resulting in a loss on disposal of $793,000. The property was sold in 1996 for approximately the anticipated amount.

4.  PROPERTY AND EQUIPMENT

    Property and equipment consisted of the following at December 31 (in thousands):

                                                                                 1996       1995
                                                                               ---------  ---------
Land.........................................................................  $     536  $     536
Building and improvements....................................................      4,936      3,929
Furniture and equipment......................................................      7,621      6,813
Software.....................................................................      2,276      1,935
Systems development in progress..............................................      1,873      2,293
                                                                               ---------  ---------
                                                                                  17,242     15,506
Less accumulated depreciation................................................     (6,692)    (4,737)
                                                                               ---------  ---------
Net Property and Equipment...................................................  $  10,550  $  10,769
                                                                               ---------  ---------
                                                                               ---------  ---------

                 AFFINITY GROUP HOLDING, INC. AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

5.  INTANGIBLE ASSETS

    Intangible assets consisted of the following at December 31 (in thousands):

                                                                                1996        1995
                                                                             ----------  ----------
Goodwill...................................................................  $  116,785  $  117,709
Membership and customer lists..............................................      14,691      15,099
Resort and golf course participation agreements............................      14,013      13,960
Noncompete and deferred consulting agreements..............................       1,193       1,193
Deferred financing and organization costs..................................       6,757       7,492
                                                                             ----------  ----------
                                                                                153,439     155,453
Less accumulated amortization..............................................     (44,374)    (40,444)
                                                                             ----------  ----------
                                                                             $  109,065  $  115,009
                                                                             ----------  ----------
                                                                             ----------  ----------

6.  ACCRUED LIABILITIES

    Accrued liabilities consisted of the following at December 31 (in thousands):

                                                                            1996       1995
                                                                          ---------  ---------
Legal expense and litigation settlement.................................  $       9  $     301
Compensation and benefits...............................................      4,994      6,083
Other accruals..........................................................      9,513      9,885
                                                                          ---------  ---------
                                                                          $  14,516  $  16,269
                                                                          ---------  ---------
                                                                          ---------  ---------

                 AFFINITY GROUP HOLDING, INC. AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

7.  LONG-TERM DEBT

    The following reflects outstanding long-term debt as of December 31 (in thousands):

                                                                           1996        1995
                                                                        ----------  ----------
Senior secured term note bearing interest that varies from prime to prime plus 1.25%, or LIBOR plus 2.00% to 3.25%. Interest rate as of
  December 31, 1996 was 8.25%. Quarterly principal installments of $1
  million are due through September 30, 1999..........................  $   11,000  $   15,000

Revolving line of credit of $30 million, with the same interest arrangement as the senior secured term note discussed above,
  maturing September 1999.............................................      14,050      26,500

Senior subordinated notes, bearing interest at 11.50% per annum, interest payable semi-annually each April 15 and October 15,
  maturing October 2003...............................................     120,000     120,000

Other, primarily capital leases, settlement agreements, and building
  mortgage............................................................       2,325       2,996
                                                                        ----------  ----------

                                                                           147,375     164,496

Less: current portion.................................................      (5,344)     (4,665)
                                                                        ----------  ----------

                                                                        $  142,031  $  159,831
                                                                        ----------  ----------
                                                                        ----------  ----------

    In 1993, a total of $120 million of senior subordinated notes were issued in a public offering. The notes bear interest at the rate of 11 1/2%, and mature on October 15, 2003. These notes are unsecured obligations of AGI and are subordinated in right of payment to the existing senior indebtedness, but rank senior or pari passu with all other existing indebtedness and future indebtedness of AGI.

    On October 11, 1994, AGI entered into a new five year credit agreement with certain lenders and First Bank National Association, as agent, consisting of a term loan of $20.0 million and revolving credit facility of $30.0 million. The funds were used primarily to retire senior secured term notes and revolving credit lines established on October 29, 1993. The revolving loan must be repaid so that the aggregate unpaid principal amount outstanding under the facility does not exceed $15.0 million for at least 30 consecutive days in each fiscal year of AGI. The loan agreement provides that if the cash flow leverage, as defined, for any period of four consecutive fiscal quarters of AGI exceeds 4.25:1, then AGI is required to prepay the loans in amounts equal to 50% of the excess cash flow as defined, for such four fiscal quarters.

    The credit agreement and senior subordinated notes indenture contain certain restrictive covenants related to, but not limited to, mergers, changes in the nature of the business, acquisitions, additional indebtedness, sale of assets, investments, payment of dividends, and minimum coverage ratios pertaining to interest expense, fixed charges, levels of consolidated cash flow and cash flow leverage ratio. Substantially all of the AGI's assets are pledged as collateral under the terms of the credit agreement.

                 AFFINITY GROUP HOLDING, INC. AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

7.  LONG-TERM DEBT (CONTINUED)

    The aggregate future maturities of long-term debt at December 31, 1996, are as follows (in thousands):

1997..............................  $   5,344
1998..............................      4,137
1999..............................     17,534
2000..............................         48
2001..............................         53
Thereafter........................    120,259
                                    ---------
Total.............................  $ 147,375
                                    ---------
                                    ---------

8.  INCOME TAXES

    The components of the Company's income tax benefit (expense) from continuing operations for the year ended December 31, consisted of (in thousands):

                                                                   1996       1995       1994
                                                                 ---------  ---------  ---------
Current:
  Federal......................................................  $  (2,381) $    (317) $  --
  State........................................................       (296)        (4)       (31)
  Deferred.....................................................     (3,467)    (4,726)    13,286
                                                                 ---------  ---------  ---------
Income tax benefit (expense)...................................  $  (6,144) $  (5,047) $  13,255
                                                                 ---------  ---------  ---------
                                                                 ---------  ---------  ---------

    A reconciliation of income tax benefit (expense) from continuing operations to the federal statutory rate for the year ended December 31, is as follows (in thousands):

                                                                   1996       1995       1994
                                                                 ---------  ---------  ---------
Income taxes computed at federal statutory rate................  $  (3,928) $  (3,477) $  (2,688)
State income taxes--net of federal benefit.....................       (603)      (398)        (8)
Permanent differences:
  Interest expense-warrants....................................     --         --          4,668
  Amortization of goodwill.....................................     (1,520)    (1,499)    (1,499)
Change in valuation allowance..................................       (495)    --         12,842
Other..........................................................        402        327        (60)
                                                                 ---------  ---------  ---------
Income tax benefit (expense)...................................  $  (6,144) $  (5,047) $  13,255
                                                                 ---------  ---------  ---------
                                                                 ---------  ---------  ---------

    Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax

                 AFFINITY GROUP HOLDING, INC. AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

8.  INCOME TAXES (CONTINUED)
purposes and operating loss and tax credit carryforwards. Significant items comprising the net deferred tax asset at December 31, are (in thousands):

                                                                                    1996       1995
                                                                                  ---------  ---------
DEFERRED TAX LIABILITIES:
Prepaid expenses................................................................  $  (2,115) $  (1,745)
Directory revenue...............................................................       (274)      (204)
Intangible assets...............................................................       (140)      (284)
Loans receivable................................................................        (59)      (130)
Other...........................................................................        (15)       (56)
                                                                                  ---------  ---------
Deferred income tax liabilities.................................................     (2,603)    (2,419)

DEFERRED TAX ASSETS:
Accrual for litigation and settlements..........................................        207        483
Intangible assets...............................................................        135     --
Accelerated depreciation........................................................        539        310
Deferred revenues...............................................................      8,064      6,838
Accrual for employee benefits and severance.....................................      1,123      1,081
Accrual for deferred phantom stock compensation.................................      1,483      2,283
Organizational and start up costs...............................................        171        192
Net operating loss carryforward.................................................      5,347      9,820
Tax credits.....................................................................      1,698      1,443
Emergency road service claim reserve............................................        393        479
Accounts receivable reserve.....................................................        513        437
Building lease abandonment reserve..............................................        411        619
Relocation reserve..............................................................         17        180
Other real estate owned.........................................................     --             77
Provision for loss on discontinued operations...................................      1,476     --
Reserve for resort cards........................................................      1,139     --
Other reserves..................................................................        794      1,255
                                                                                  ---------  ---------
Deferred tax assets.............................................................     23,510     25,497

Valuation allowance.............................................................     (5,163)    (4,668)
                                                                                  ---------  ---------
Net deferred tax asset..........................................................  $  15,744  $  18,410
                                                                                  ---------  ---------
                                                                                  ---------  ---------

    At December 31, 1996, the Company has unused net operating loss carryforwards for federal income tax purposes of approximately $14.6 million which expire through 2009. The Company also has alternative minimum tax credit
(AMT) carryforwards remaining of approximately $1.4 million and general business credit carryforwards attributable to a subsidiary of approximately $256,000. The Company and its subsidiaries are parties to a tax-sharing agreement with the Company's parent; however, taxes are determined on a separate company basis.

                 AFFINITY GROUP HOLDING, INC. AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

9.  COMMITMENTS AND CONTINGENCIES

    LEASES--The Company holds certain property and equipment under rental agreements and operating leases which have varying expiration dates. Future minimum annual fixed rentals under operating leases having an original term of more than one year as of December 31, 1996 are as follows (in thousands):

1997................................  $   1,435
1998................................        988
1999................................        811
2000................................        669
2001................................        613
Thereafter..........................      1,912
                                      ---------
Total...............................  $   6,428
                                      ---------
                                      ---------

    During 1996, 1995, and 1994, respectively, approximately $1,571,000, $1,297,000, and $1,223,000 of rent expense was charged to costs and expenses.

    In the fourth quarter of 1995, the Company abandoned its leased facility in Camarillo, California. As a result of this abandonment the Company recognized a loss on this operating leased asset representing the future minimum annual fixed rental charges and other incidental costs to be incurred over the term of the related lease through May 1998 of $1,228,000, and wrote off net leasehold improvements of $400,000.

    LITIGATION--From time to time, the Company is involved in litigation arising in the normal course of business operations. In the opinion of management, the Company's consolidated financial statements adequately provide for liabilities associated with all lawsuits to which it is a party.

    EMPLOYMENT AGREEMENTS--The Company has employment agreements with certain officers. The agreements include, among other things, one year's severance pay beyond the termination date.

10.  RELATED-PARTY TRANSACTIONS

    Effective June 1995, the Company entered into a lease agreement for its corporate facilities in Ventura, California (the Lease Agreement) with AGI Real Estate Holdings, Inc. The owners of AGI Real Estate Holdings, Inc. are minority shareholders of the Company's parent and are also related to the Company's Chairman. The lease extends for an initial term of 20 years. Upon execution of the Lease Agreement, the Company paid $1,650,000 as initial rent and pays monthly base rent, commencing at $369,000 annually and increasing to $492,000, through year 10 of the lease. On the tenth anniversary of the lease, and extending through the term of the initial lease, either party may compel the other party to enter into a 20 year extension of the lease term. The rental rate will be set based on the fair value of the leased premises at the time of the extension.

    In 1995, the Company purchased $3 million of subordinated notes of Adams Outdoor Advertising Limited Partnership (AOALP) from its parent. The Company's Chairman is the principal owner of its parent and AOALP. The investment and related accrued interest are included in note receivable from affiliate in the accompanying balance sheet. On March 12, 1996 the notes were paid in full. Included in income in the accompanying statement of operations for 1996 and 1995 is $54,000 and $113,000, respectively, of interest income related to these notes.

                 AFFINITY GROUP HOLDING, INC. AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

10.  RELATED-PARTY TRANSACTIONS (CONTINUED)
    Certain facilities used by the Company were leased until April 1994 from partnerships in which certain former and current officers of the Company were partners. Aggregate rental payments under the terms of the leases were approximately $101,000 during 1994.

11.  STATEMENTS OF CASH FLOWS

    Supplemental disclosures of cash flow information for December 31 (in thousands):

                                                             1996       1995       1994
                                                           ---------  ---------  ---------
Cash paid during the year for:
  Interest...............................................  $  16,795  $  16,724  $  16,085
  Income taxes...........................................        568        152         36

    The Company entered into the following non-cash investing transactions:

    1996:

       - The Company received a note receivable of $1,000,000 in the sale of the Benbow Golf Course.

    1995:

       - The Company assumed $11,122,000 of liabilities in the acquisition of ATL.

    1994:

       - The Company assumed $983,000 of liabilities in the acquisition of Woodall.

       - The Company assumed $4,797,000 of liabilities in the acquisition of NAFE.

       - The Company assumed $1,849,000 of liabilities in the acquisition of AGIPC.

       - The Company received notes receivable of $491,000 for the sale of Benbow Resort.

       - The Company transferred property valued at $1,350,000 to other assets held for sale.

12.  BENEFIT PLAN

    The Company has a 401(k) deferred savings and profit sharing plan. Employees must have attained age 21 and completed 1,950 hours of service to participate in the plan. Vesting occurs ratably over 7 years at which time the participants are 100% vested.

    Employees may contribute up to 15% of their salaries, and the Company matches these employee contributions at the rate of 75%, up to 6% of the employee's salary. Contributions are limited to the maximum amount deductible for federal income tax purposes during the year. The Company's contributions to the plan totaled approximately $416,000, $396,000, and $348,000 for 1996, 1995,
and 1994, respectively.

13.  DEFERRED PHANTOM STOCK COMPENSATION

    The Company has deferred compensation agreements with certain officers. The agreements provide for payment to the officers upon their termination, death, disability, or sale of the Company. Deferred

                 AFFINITY GROUP HOLDING, INC. AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

13. DEFERRED PHANTOM STOCK COMPENSATION (CONTINUED) compensation is included in other long-term liabilities as if fully vested. Deferred compensation to be paid in 1997 has been classified in current liabilities. This deferred compensation is subject to vesting under the terms of the individual agreements. Vesting periods range from 20% per year over a five year period to immediate vesting upon entering an agreement.

14.  FAIR VALUE OF FINANCIAL INSTRUMENTS

    The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments.

    CASH AND CASH EQUIVALENTS--The carrying amount approximates fair value because of the short maturity of these instruments.

    INVESTMENTS--The fair value of investments is based on quoted rates for similar instruments.

    LOANS RECEIVABLE--The carrying amount approximates fair value because the loans are predominately variable rate loans.

    CUSTOMER DEPOSITS--The carrying amount approximates fair value because the deposits are predominately instruments with a short maturity.

    LONG-TERM DEBT--The fair value of the Company's long-term debt is estimated based on the quoted market prices for the same or similar issues or on the current rates offered for debt of the same or similar remaining maturities.

                                                                      DECEMBER 31, 1996       DECEMBER 31, 1995
                                                                    ----------------------  ---------------------
                                                                     CARRYING      FAIR      CARRYING     FAIR
                                                                      AMOUNT      VALUE       AMOUNT      VALUE
                                                                    ----------  ----------  ----------  ---------
                                                                                   (IN THOUSANDS)
Financial Instruments Recorded as Assets:
Cash and cash equivalents.........................................  $    4,278  $    4,278  $    3,833  $   3,833
Investments.......................................................       2,636       2,614       3,529      3,529
Loans Receivable..................................................      13,134      13,134       8,474      8,474
Financial Instruments Recorded as Liabilities:
Customer deposits.................................................      14,979      14,979      10,974     10,974
Long-term debt....................................................     147,375     152,175     164,496    166,296

    CONCENTRATION OF CREDIT RISK--The Company is potentially subject to concentrations of credit risk in accounts receivable and loans receivable. Concentrations of credit risk with respect to accounts receivable is limited due to the large number of customers and their geographical dispersion. The Company's loans receivable are secured by real estate. At December 31, 1996, approximately $6.0 million of these loans are secured by residential real estate located in southern California and the remaining loans are secured by real estate located primarily in the San Francisco Bay area.

                 AFFINITY GROUP HOLDING, INC. AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

15.  SEGMENT INFORMATION

    The Company operates principally in two segments--membership services and publications. Financial information by industry segment is summarized as follows (in thousands):

                                            MEMBERSHIP
                                             SERVICES    PUBLICATIONS CORPORATE   CONSOLIDATED
                                            -----------  -----------  ----------  ------------
YEAR ENDED DECEMBER 31, 1996
Income (loss) from continuing operations
  before income taxes and extraordinary
  item....................................   $  35,569    $  10,515   $  (34,859)  $   11,225
Identifiable assets.......................     103,171       47,050       32,934      183,155
Capital expenditures......................         764           54          925        1,743
Depreciation and amortization.............       5,941          450        1,949        8,340
YEAR ENDED DECEMBER 31, 1995
Income (loss) from continuing operations
  before income taxes and extraordinary
  item....................................   $  37,117    $   9,245   $  (36,429)  $    9,933
Identifiable assets.......................     106,859       51,319       33,792      191,970
Capital expenditures......................       3,274          496          943        4,713
Depreciation and amortization.............       6,865          653        1,495        9,013
YEAR ENDED DECEMBER 31, 1994
Income (loss) from continuing operations
  before income taxes and extraordinary
  item....................................   $  30,352    $   8,248   $  (30,919)  $    7,681
Identifiable assets.......................      92,621       53,657       29,600      175,878
Capital expenditures......................       2,287          274          606        3,167
Depreciation and amortization.............       7,232        2,163        1,625       11,020

    MAJOR CUSTOMERS--Included in revenues in 1996, 1995 and 1994 are $17.2 million, $17.3 million, and $12.6 million, respectively, received under contracts from one customer of the Company. These revenues have been reported in the Membership Services segment.

16.  SELECTED UNAUDITED QUARTERLY INFORMATION

    The following is a summary of selected quarterly information for the years ended December 31, 1996 and 1995 (in thousands):

                                            MARCH 31,   JUNE 30,   SEPTEMBER 30,  DECEMBER 31,
                                              1996        1996         1996           1996
                                           -----------  ---------  -------------  ------------
Total revenue............................   $  31,593   $  33,206    $  32,159     $   43,021
Gross profit.............................      10,456      13,522       12,303         17,124
Income from continuing operations........         225       1,491          916          2,449
Net income (loss)........................          91       1,099          685         (3,346)

                                            MARCH 31,   JUNE 30,   SEPTEMBER 30,  DECEMBER 31,
                                              1995        1995         1995           1995
                                           -----------  ---------  -------------  ------------
Total revenue............................   $  31,646   $  32,478    $  31,797     $   43,316
Gross profit.............................      11,782      13,763       12,878         16,911
Income from continuing operations........         408       1,048          718          2,712
Net income...............................         458       1,223        1,290          2,345

                 AFFINITY GROUP HOLDING, INC. AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

16.  SELECTED UNAUDITED QUARTERLY INFORMATION (CONTINUED)
    The loss in the fourth quarter of 1996 is primarily a result of recording a $5.9 million estimated loss on the disposal of NAFE. The information for the quarters in 1995 and the quarters ended March 31, June 30 and September 30, 1996 have been restated to reflect the operations of NAFE as discontinued. See Note 18.

17.  GUARANTOR SUBSIDIARIES FINANCIAL INFORMATION

    Under terms of the AGI's various debt agreements, all wholly-owned subsidiaries of AGI which are not designated as unrestricted subsidiaries are guarantors of AGI's obligations under the debt agreements. There are no contractual restrictions on the ability of any guarantor subsidiaries to make distributions to AGI. Separate financial statements and related disclosures for the subsidiaries are omitted as, in the opinion of management, they are not material; however, summarized combined financial information of the guaranteeing subsidiaries at December 31, 1996 and 1995 are as follows (in thousands):

                                                                           1996        1995
                                                                        ----------  ----------
Combined current assets...............................................     $15,384     $17,922
Combined non-current assets...........................................      30,340      48,110
Combined current liabilities..........................................      16,362      14,210
Combined non-current liabilities......................................      70,609      72,415

                                                                           1996        1995
                                                                        ----------  ----------
Combined revenues.....................................................  $  116,472  $  125,698
Combined costs and expenses...........................................      87,283      99,014
Combined income from continuing operations............................      19,649      29,758
Combined net income...................................................      11,968      30,452

18.  DISCONTINUED OPERATIONS

    In October 1994, the Company acquired substantially all the assets and assumed certain liabilities of the National Association for Female Executives, Inc. (NAFE). The total consideration for the acquisition, including assumed liabilities and costs of acquisition, totaled $10.8 million.

    During the fourth quarter of 1996, the Company adopted a plan to dispose of the assets related to NAFE. The Company intends to sell NAFE to an unidentified, unrelated third party during 1997. In connection with the plan, the Company recorded a loss of $5.9 million net of related income taxes of $1,060,000 in the fourth quarter 1996 based on the anticipated proceeds upon sale. The results of operations of NAFE have been classified as discontinued operations in the accompanying financial statements.

                 AFFINITY GROUP HOLDING, INC. AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

18.  DISCONTINUED OPERATIONS (CONTINUED)
    Information relating to the operations of NAFE for the years ended December 31, 1996, 1995 and 1994 are as follows (in thousands):

                                                1996       1995       1994
                                              ---------  ---------  ---------
Revenues....................................  $   5,062  $   7,887  $   1,491
Costs applicable to revenues................      5,090      6,001        806
                                              ---------  ---------  ---------
Gross profit (loss).........................        (28)     1,886        685
Operating expenses..........................      1,042      1,192        258
                                              ---------  ---------  ---------
Income (loss) from operations...............     (1,070)       694        427
Income tax (expense) benefit................        384       (264)      (162)
Estimated loss on disposal, net of taxes....     (5,866)    --         --
                                              ---------  ---------  ---------
Income (loss) from discontinued
  operations................................  $  (6,552) $     430  $     265
                                              ---------  ---------  ---------
                                              ---------  ---------  ---------

    The assets and liabilities of NAFE included in the accompanying consolidated balance sheet as of December 31, 1996 and 1995 are as follows (in thousands):

                                                                              1996       1995
                                                                            ---------  ---------
Current assets:
  Cash....................................................................  $     261  $  --
  Accounts receivable.....................................................        539        570
  Inventories.............................................................        183        173
  Prepaid expenses........................................................        884        418
                                                                            ---------  ---------
    Total current assets..................................................      1,867      1,161

Current liabilities:
  Accounts payable........................................................      1,048        391
  Accrued liabilities.....................................................      2,283        313
                                                                            ---------  ---------
    Total current liabilities.............................................      3,331        704
                                                                            ---------  ---------
  Net current assets (liabilities)........................................  $  (1,464) $     457
                                                                            ---------  ---------
                                                                            ---------  ---------

Long-term assets:
  Property and equipment..................................................  $      67  $     107
  Intangible assets.......................................................      3,000      7,570
  Other assets............................................................         25         26
                                                                            ---------  ---------
    Total long-term assets................................................      3,092      7,703

Long-term liabilities:
  Deferred revenues.......................................................      2,119      2,431
                                                                            ---------  ---------
  Net long-term assets....................................................  $     973  $   5,272
                                                                            ---------  ---------
                                                                            ---------  ---------

                 AFFINITY GROUP HOLDING, INC. AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

19.  SUBSEQUENT EVENTS

    On March 6, 1997, AGI acquired the common stock of the Ehlert Publishing companies for $22.3 million. The purchase price was funded primarily through borrowings under AGI's revolving credit facility, loans to the Company from its parent and a $1.5 millon loan from the sellers to the Company, of which $1.0 million was recently repaid. In addition, the principal shareholder and the Company entered into a non-competition agreement for $200,000.

    On April 2, 1997, AGI acquired the common stock of Camping World, Inc. for approximately $89 million, including debt repayment upon acquisition. Certain Camping World executives also entered into non-competition and consulting agreements pursuant to which AGI paid $19 million at closing. In addition, at closing the Company and certain members of Camping World management entered into incentive compensation agreements pursuant to which an additional $15 million will be paid subsequent to the closing of which $1.0 million is payable annually on the first four anniversaries after the closing date with the balance, $11.0 million, due on the fifth anniversary of the closing date.

    The Camping World acquisition was financed through a $130.0 million bond offering by the Company, the proceeds of which were contributed, as capital, to AGI net of closing fees and expenses and repayment of approximately $7.5 million of the Company's indebtedness. These net proceeds and new borrowings under a new $75.0 million credit facility discussed below of AGI were adequate to close the acquisition.

    Unaudited pro forma net revenue, income from operations and net income for the year ended December 31, 1996 assuming the transactions had closed January 1, 1996, are estimated to have been $324.0 million, $43.0 million, and $5.4 million, respectively.

    The new AGI credit facility is a senior secured credit facility consisting of a revolving line of credit of $45.0 million and a term loan of $30.0 million. The interest on borrowings under the new AGI credit facility is at variable rates based on the ratio of total cash flow to outstanding indebtedness (as defined) and AGI pays a commitment fee of 0.5% per annum on the unused amount of its revolving credit line. Borrowings under the new AGI credit facility were also used to pay-off outstanding balances under the previous senior secured note and the previous revolving line of credit (see Note 7).

                                     *****

                              CAMPING WORLD, INC.

                           CONSOLIDATED BALANCE SHEET

                                  (UNAUDITED)

                                                                                                     DECEMBER 31,
                                                                                                         1996
                                                                                                     -------------
                                                      ASSETS
CURRENT ASSETS:
  Cash and cash equivalents........................................................................  $   3,107,408
  Trade accounts receivable, no allowance for doubtful accounts considered necessary...............        239,719
  Inventories......................................................................................     31,284,247
  Vendor and other receivables.....................................................................      2,620,851
  Prepaid expenses, deferred catalog costs and other...............................................      1,851,614
                                                                                                     -------------
        Total current assets.......................................................................     39,103,839

PROPERTY AND EQUIPMENT, net........................................................................     31,687,332
EXCESS OF COST OVER FAIR VALUE OF NET ASSETS ACQUIRED, net of
    accumulated amortization of $1,595,650.........................................................      6,136,141
OTHER ASSETS.......................................................................................      2,307,818
                                                                                                     -------------
TOTAL..............................................................................................  $  79,235,130
                                                                                                     -------------
                                                                                                     -------------

                                       LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable.................................................................................  $  14,575,064
  Accrued expenses and other.......................................................................      3,974,629
  Deferred income..................................................................................      2,149,600
  Short-term borrowings............................................................................      9,202,317
  Current maturities of long-term debt.............................................................      3,319,871
                                                                                                     -------------
        Total current liabilities..................................................................     33,221,481

DEFERRED INCOME TAXES..............................................................................      5,124,180
DEFERRED INCOME....................................................................................        545,605
LONG-TERM DEBT.....................................................................................     21,261,483
SUBORDINATED NOTES.................................................................................      3,384,410
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY:
  Common stock--Class A voting, $0.0l par value; authorized, 13,000,000 shares; issued and
    outstanding, 1,236,880 shares..................................................................         12,369
  Common stock--Class B nonvoting, $0.0l par value; authorized, 2,000,000 shares; issued and
    outstanding, 1,276,828 shares..................................................................         12,768
  Additional paid-in capital.......................................................................      1,202,641
  Retained earnings................................................................................     14,470,193
                                                                                                     -------------
        Total shareholders' equity.................................................................     15,697,971
                                                                                                     -------------
TOTAL..............................................................................................  $  79,235,130
                                                                                                     -------------
                                                                                                     -------------

                See notes to consolidated financial statements.

                              CAMPING WORLD, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                                                                                     THREE MONTHS ENDED DECEMBER
                                                                                                 31,
                                                                                     ----------------------------
                                                                                         1996           1995
                                                                                     -------------  -------------
REVENUES:
  Merchandise sales................................................................  $  28,425,483  $  25,110,010
  Other revenues...................................................................      5,152,192      4,397,508
                                                                                     -------------  -------------
    Total revenues.................................................................     33,577,675     29,507,518
COST RELATED TO MERCHANDISE SOLD AND OTHER REVENUES................................     21,570,360     18,635,579
                                                                                     -------------  -------------
        Gross profit...............................................................     12,007,315     10,871,939
OPERATING EXPENSES:
  Selling, general and administrative expenses.....................................     12,826,676     11,169,235
                                                                                     -------------  -------------
        Operating loss.............................................................       (819,361)      (297,296)
OTHER INCOME (EXPENSE):
  Interest income..................................................................        171,462         95,508
  Interest expense.................................................................       (930,393)      (948,157)
                                                                                     -------------  -------------
    Total other income (expense)...................................................       (758,931)      (852,649)
                                                                                     -------------  -------------
LOSS BEFORE INCOME TAX BENEFIT.....................................................     (1,578,292)    (1,149,945)
INCOME TAX BENEFIT.................................................................        607,000        471,000
                                                                                     -------------  -------------
NET LOSS...........................................................................  $    (971,292) $    (678,945)
                                                                                     -------------  -------------
                                                                                     -------------  -------------

                See notes to consolidated financial statements.

                              CAMPING WORLD, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                  (UNAUDITED)

                                                                                          THREE MONTHS ENDED
                                                                                             DECEMBER 31,
                                                                                     ----------------------------
                                                                                         1996           1995
                                                                                     -------------  -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss.........................................................................  $    (971,292) $    (678,945)
  Adjustments to reconcile net loss to net cash used in operating activities:
    Depreciation and amortization..................................................        646,035        499,490
    Amortization of debt related costs.............................................         88,932         87,869
    Amortization of intangibles....................................................         48,324         30,951
    Amortization of deferred income on sale/leaseback..............................         (3,984)        (2,109)
    Loss on sale of property and equipment and other assets........................       --                  374
    Deferred income taxes..........................................................       --               53,241
    (Increase) decrease in operating assets:
      Trade accounts receivable....................................................        415,650        769,085
      Inventories..................................................................     (3,956,311)    (2,562,418)
      Vendor and other receivables.................................................        631,596        355,768
      Prepaid expenses, deferred catalog costs and other...........................        846,115        411,226
      Increase (decrease) in operating liabilities:
        Accounts payable and accrued expenses......................................       (806,693)    (2,185,266)
        Deferred income............................................................       (226,288)      (580,125)
                                                                                     -------------  -------------
          Net cash used in operating activities....................................     (3,287,916)    (3,800,859)
CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to property and equipment..............................................       (921,858)    (1,767,299)
  Increase in other assets.........................................................         (3,103)      (140,123)
                                                                                     -------------  -------------
          Net cash used in investing activities....................................       (924,961)    (1,907,422)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Additions to property held for sale/leaseback....................................       --             (343,924)
  Net increase in short-term borrowings............................................      3,107,546      5,635,769
  Proceeds from issuance of long-term debt.........................................      1,129,000      1,400,000
  Payments of long-term debt.......................................................       (701,420)      (599,929)
                                                                                     -------------  -------------
          Net cash provided by financing activities................................      3,535,126      6,091,916
                                                                                     -------------  -------------
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS...............................       (677,751)       383,635
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD.....................................      3,785,159      2,572,876
                                                                                     -------------  -------------
CASH AND CASH EQUIVALENTS, END OF PERIOD...........................................  $   3,107,408  $   2,956,511
                                                                                     -------------  -------------
                                                                                     -------------  -------------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid during the period for:
    Interest (net of amounts capitalized)..........................................  $     818,865  $     789,949
                                                                                     -------------  -------------
                                                                                     -------------  -------------
    Income taxes...................................................................  $     850,700  $     908,660
                                                                                     -------------  -------------
                                                                                     -------------  -------------

                See notes to consolidated financial statements.

                              CAMPING WORLD, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                  (UNAUDITED)

1. BASIS OF PRESENTATION

    The consolidated financial statements included herein include the results of Camping World, Inc. and subsidiaries (the "Company") in accordance with generally accepted accounting principles. These consolidated financial statements have not been audited, reviewed or compiled by the Company's independent auditors and they assume no responsibility for such consolidated financial statements. These interim consolidated financial statements should be read in conjunction with the consolidated financial statements and notes for the year ended September 30, 1996. In the opinion of management of the Company, these consolidated financial statements contain all adjustments of a normal recurring nature necessary to present fairly the financial position, results of operations and cash flows of the Company for the interim periods presented.

2. SUBSEQUENT EVENTS

    On February 25, 1997 the shareholders entered into an agreement to sell the outstanding stock of the Company to Affinity Group, Inc. ("AGI"). The stock sale closed on April 2, 1997 simultaneously with the closing of a note offering by the parent company of AGI. Additionally, certain executives and members of management of the Company will enter into non-competition, consulting, and incentive compensation agreements with AGI or the parent of AGI.

    On February 7, 1997 Affinity Group Plans, Inc. (an entity not affiliated with AGI) and National Alliance Insurance Company filed a complaint in the United States District Court for the Eastern District of Missouri against the Company, a subsidiary of the Company, and two of the directors of the Company seeking damages in excess of $125 million (and punitive damages of a like amount) alleging breaches of contract, misrepresentations, misappropriation of information and breaches of fiduciary duty in connection with the Company's preliminary discussions with AGI to sell certain assets of the Company (excluding insurance marketing arrangements and related assets in which the plaintiffs have an interest). The shareholders of the Company and AGI have structured the sale as a stock sale. Under the stock sale agreement, the insurance marketing arrangements and related assets in dispute remain as assets of the Company. AGI has advised the plaintiffs in this litigation that it recognizes the contractual obligations of the Company relating to such marketing arrangements and that it intends to comply (and cause the Company to comply) with the terms of such insurance marketing arrangements. The Company and defendant directors believe the complaint to be without merit and that such litigation will not have a material adverse effect on the Company.

                          INDEPENDENT AUDITORS' REPORT

Board of Directors and Shareholders
Camping World, Inc.
Bowling Green, Kentucky

    We have audited the consolidated balance sheets of Camping World, Inc. and subsidiaries as of September 30, 1996 and 1995, and the related consolidated statements of earnings, shareholders' equity and cash flows for each of the three years in the period ended September 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Camping World, Inc. and subsidiaries as of September 30, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 1996 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP
November 22, 1996 (April 2, 1997 with respect to Note 14)
Nashville, Tennessee

                              CAMPING WORLD, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                                             SEPTEMBER 30
                                                                                     ----------------------------
                                                                                         1996           1995
                                                                                     -------------  -------------
                                                     ASSETS
CURRENT ASSETS:
  Cash and cash equivalents (Note 1)...............................................  $   3,785,159  $   2,572,876
  Trade accounts receivable, no allowance for doubtful accounts considered
    necessary (Note 2).............................................................        655,369      1,286,623
  Inventories (Notes 1 and 3)......................................................     27,327,936     24,741,370
  Vendor and other receivables.....................................................      3,252,447      2,041,837
  Prepaid expenses, deferred catalog costs and other (Note 1)......................      2,126,657      2,098,375
                                                                                     -------------  -------------
        Total current assets.......................................................     37,147,568     32,741,081
PROPERTY AND EQUIPMENT, net (Notes 1, 4 and 6).....................................     32,005,469     29,117,567

EXCESS OF COST OVER FAIR VALUE OF NET ASSETS ACQUIRED, net of accumulated
  amortization of $1,547,323 and $1,354,027 (Note 1)...............................      6,184,465      6,377,761
OTHER ASSETS (Notes 1 and 5).......................................................      2,360,702      2,935,762
                                                                                     -------------  -------------
TOTAL..............................................................................  $  77,698,204  $  71,172,171
                                                                                     -------------  -------------
                                                                                     -------------  -------------

                                      LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable.................................................................  $  13,354,907  $  12,862,633
  Accrued expenses and other (Note 10).............................................      5,078,742      4,984,291
  Deferred income (Note 1).........................................................      2,383,056      3,235,453
  Income taxes payable (Notes 1 and 11)............................................        922,671        987,000
  Short-term borrowings (Note 6)...................................................      6,094,771      3,696,593
  Current maturities of long-term debt (Note 6)....................................      3,203,158      2,733,224
                                                                                     -------------  -------------
        Total current liabilities..................................................     31,037,305     28,499,194

DEFERRED INCOME TAXES (Notes 1 and 11).............................................      5,124,245      4,825,245

DEFERRED INCOME (Note 1)...........................................................        542,421        705,222

LONG-TERM DEBT (Note 6)............................................................     20,950,616     21,153,985

SUBORDINATED NOTES (Note 7)........................................................      3,374,354      3,334,853

COMMITMENTS AND CONTINGENCIES (Note 8)

SHAREHOLDERS' EQUITY: (Notes 1, 9 and 12)
  Common stock--Class A voting, $0.0l par value; authorized, 13,000,000 shares;
    issued and outstanding, 1,236,880 shares and 1,233,880 shares, respectively....         12,369         12,339
  Common stock--Class B nonvoting, $0.0l par value; authorized, 2,000,000 shares;
    issued and outstanding, 1,276,828 shares.......................................         12,768         12,768
  Additional paid-in capital.......................................................      1,202,641      1,161,551
  Retained earnings................................................................     15,441,485     11,467,014
                                                                                     -------------  -------------
        Total shareholders' equity.................................................     16,669,263     12,653,672
                                                                                     -------------  -------------
TOTAL..............................................................................  $  77,698,204  $  71,172,171
                                                                                     -------------  -------------
                                                                                     -------------  -------------

                See notes to consolidated financial statements.

                              CAMPING WORLD, INC.

                      CONSOLIDATED STATEMENTS OF EARNINGS

                 YEARS ENDED SEPTEMBER 30, 1996, 1995 AND 1994

                                                                       1996            1995            1994
                                                                  --------------  --------------  --------------
REVENUES:
Merchandise sales...............................................  $  147,254,869  $  143,344,126  $  137,711,646
Other revenues (Note 1).........................................      22,514,926      19,079,029      16,321,237
                                                                  --------------  --------------  --------------
  Total revenues................................................     169,769,795     162,423,155     154,032,883
COST RELATED TO MERCHANDISE SOLD AND OTHER REVENUES (Notes 1, 4
  and 8)........................................................     108,768,825     104,951,237     100,097,229
                                                                  --------------  --------------  --------------
  Gross profit..................................................      61,000,970      57,471,918      53,935,654

OPERATING EXPENSES:
  Selling, general and administrative expenses (Notes 1, 4, 8
    and 10).....................................................      51,175,164      49,667,616      44,754,811
                                                                  --------------  --------------  --------------
  Operating income..............................................       9,825,806       7,804,302       9,180,843
                                                                  --------------  --------------  --------------

OTHER INCOME (EXPENSE):
Interest income.................................................         523,377         438,063         380,221
Interest expense (Notes 1, 5, 6 and 7)..........................      (3,601,712)     (3,861,768)     (4,342,138)
Other...........................................................        --              --              (143,500)
                                                                  --------------  --------------  --------------
  Total other income (expense)..................................      (3,078,335)     (3,423,705)     (4,105,417)
                                                                  --------------  --------------  --------------
INCOME BEFORE INCOME TAXES AND EXTRAORDINARY ITEM...............       6,747,471       4,380,597       5,075,426
PROVISION FOR INCOME TAX EXPENSE (Notes 1 and 11)...............       2,773,000       1,796,000       2,081,000
                                                                  --------------  --------------  --------------
INCOME BEFORE EXTRAORDINARY ITEM................................       3,974,471       2,584,597       2,994,426
EXTRAORDINARY ITEM--Loss on early extinguishment of debt, less
  applicable income taxes of $240,000 (Note 6)..................        --              --               346,476
                                                                  --------------  --------------  --------------
NET INCOME......................................................  $    3,974,471  $    2,584,597  $    2,647,950
                                                                  --------------  --------------  --------------
                                                                  --------------  --------------  --------------

                See notes to consolidated financial statements.

                              CAMPING WORLD, INC.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                 YEARS ENDED SEPTEMBER 30, 1996, 1995 AND 1994

                                         CLASS A VOTING COMMON     CLASS B NONVOTING
                                                 STOCK                COMMON STOCK       ADDITIONAL                   TOTAL
                                         ----------------------  ----------------------    PAID-IN     RETAINED   SHAREHOLDERS'
                                          SHARES      AMOUNT      SHARES      AMOUNT       CAPITAL     EARNINGS      EQUITY
                                         ---------  -----------  ---------  -----------  -----------  ----------  -------------
BALANCE, SEPTEMBER 30, 1993............  1,200,000   $  12,000   1,200,000   $  12,000    $1,667,455  $6,234,467   $ 7,925,922

Exercise of stock options..............     21,000         210      --          --           52,290       --            52,500

Repurchase and retirement of common
  stock................................     (9,000)        (90)     --          --          (61,380)      --           (61,470)

Net income.............................     --          --          --          --           --        2,647,950     2,647,950
                                         ---------  -----------  ---------  -----------  -----------  ----------  -------------

BALANCE, SEPTEMBER 30, 1994............  1,212,000      12,120   1,200,000      12,000    1,658,365    8,882,417    10,564,902

Exercise of stock options and
  warrants.............................     58,630         587      76,828         768       37,898       --            39,253

Repurchase and retirement of common
  stock................................    (36,750)       (368)     --          --         (534,712)      --          (535,080)

Net income.............................     --          --          --          --           --        2,584,597     2,584,597
                                         ---------  -----------  ---------  -----------  -----------  ----------  -------------

BALANCE, SEPTEMBER 30, 1995............  1,233,880      12,339   1,276,828      12,768    1,161,551   11,467,014    12,653,672

Exercise of stock options..............      3,000          30      --          --           41,090       --            41,120

Net income.............................     --          --          --          --           --        3,974,471     3,974,471
                                         ---------  -----------  ---------  -----------  -----------  ----------  -------------

BALANCE, SEPTEMBER 30, 1996............  1,236,880   $  12,369   1,276,828   $  12,768    $1,202,641  $15,441,485  $16,669,263
                                         ---------  -----------  ---------  -----------  -----------  ----------  -------------
                                         ---------  -----------  ---------  -----------  -----------  ----------  -------------

                See notes to consolidated financial statements.

                              CAMPING WORLD, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                 YEARS ENDED SEPTEMBER 30, 1996, 1995 AND 1994

                                                                                 1996         1995         1994
                                                                              -----------  -----------  -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income................................................................  $ 3,974,471  $ 2,584,597  $ 2,647,950
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation and amortization...........................................    2,186,434    1,943,395    1,813,444
    Amortization of debt related costs......................................      368,615      443,374      414,067
    Amortization of intangibles.............................................      193,296      193,296      193,296
    Amortization of deferred income on sale/leaseback.......................      (14,231)      (2,811)     --
    (Gain) loss on sale of property and equipment and other assets..........         (609)       5,062     (152,430)
    Extraordinary loss on debt extinguishment...............................      --           --           586,476
    Deferred income taxes...................................................      299,000      (44,000)      60,000
    (Increase) decrease in operating assets:
      Trade accounts receivable.............................................      631,254   (1,148,706)   1,566,286
      Inventories...........................................................   (2,586,566)     517,049   (3,832,037)
      Vendor and other receivables..........................................   (1,210,610)  (1,035,393)      90,866
      Prepaid expenses, deferred catalog costs and other....................      (28,282)     216,384     (952,706)
    Increase (decrease) in operating liabilities:
      Accounts payable and accrued expenses.................................      586,725    2,061,280    2,596,024
      Deferred income.......................................................   (1,000,967)   1,691,939      271,482
      Income taxes payable..................................................      (64,329)     112,014      670,359
                                                                              -----------  -----------  -----------
        Net cash provided by operating activities...........................    3,334,201    7,537,480    5,973,077

CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to property and equipment.......................................   (5,109,141)  (3,265,825)  (1,655,088)
  Proceeds from sale of property and equipment..............................        1,400       71,889      376,812
  Decrease (increase) in other assets.......................................      245,946     (670,834)    (233,091)
                                                                              -----------  -----------  -----------
        Net cash used in investing activities...............................   (4,861,795)  (3,864,770)  (1,511,367)

CASH FLOWS FROM FINANCING ACTIVITIES:
  Additions to property held for sale/leaseback.............................   (2,715,986)  (3,818,575)     --
  Proceeds from sale/leaseback of property..................................    2,750,000    4,167,800      --
  Deferred financing costs..................................................      --           --        (1,752,868)
  Net increase (reduction) in short-term borrowings.........................    3,814,178     (866,606)   1,420,175
  Proceeds from issuance of long-term debt..................................    3,981,006      --        24,000,000
  Payments of long-term debt................................................   (5,130,441)  (1,935,945) (28,366,415)
  Exercise of stock options and warrants....................................       41,120       39,253       52,500
  Repurchase and retirement of common stock.................................      --          (535,080)     (61,470)
                                                                              -----------  -----------  -----------
        Net cash provided by (used in) financing activities.................    2,739,877   (2,949,153)  (4,708,078)
                                                                              -----------  -----------  -----------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS........................    1,212,283      723,557     (246,368)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR..............................    2,572,876    1,849,319    2,095,687
                                                                              -----------  -----------  -----------
CASH AND CASH EQUIVALENTS AT END OF YEAR....................................  $ 3,785,159  $ 2,572,876  $ 1,849,319
                                                                              -----------  -----------  -----------
                                                                              -----------  -----------  -----------

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid during the year for:
    Interest (net of amounts capitalized)...................................  $ 3,501,893  $ 3,427,384  $ 4,080,708
                                                                              -----------  -----------  -----------
                                                                              -----------  -----------  -----------
    Income taxes............................................................  $ 2,537,218  $ 1,573,397  $ 1,110,922
                                                                              -----------  -----------  -----------
                                                                              -----------  -----------  -----------

                See notes to consolidated financial statements.

                              CAMPING WORLD, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                 YEARS ENDED SEPTEMBER 30, 1996, 1995 AND 1994

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    THE CONSOLIDATED FINANCIAL STATEMENTS of Camping World, Inc. (the "Company") include the accounts of the Company and its wholly-owned subsidiaries. All material intercompany transactions have been eliminated. The Company operates 27 retail Supercenters and a mail order/telephone order catalog service offering a variety of merchandise and services to the owners of recreational vehicles.

    CASH AND CASH EQUIVALENTS principally consist of demand deposits and repurchase agreements at banks with maturities less than three months.

    INVENTORIES are generally valued at the lower of cost or net realizable market value. Inventory costs are charged to cost of goods sold primarily by the last-in, first-out (LIFO) method.

    CATALOG COSTS associated with the production and mailing of the Company's direct mail catalogs and national media offerings are deferred and amortized over the periods in which the related revenues are generated, generally three months or less.

    PROPERTY AND EQUIPMENT are stated at cost, less accumulated depreciation and amortization. Depreciation of property and equipment is calculated using the straight-line method over the estimated useful lives of the assets (ranging from three to twenty-five years). Leasehold improvements are amortized using the straight-line method over the shorter of the lease term or the estimated useful life of the asset (ranging from seven to fifteen years).

    EXCESS OF COST OVER FAIR VALUE OF NET ASSETS ACQUIRED is amortized on the straight-line basis over forty years.

    LONG-LIVED ASSETS--The Company assesses the impairment of the value of property and equipment, excess of cost over fair value of net assets acquired and other long-lived assets from time to time utilizing valuation methodologies that reflect the current fair market value of the assets. Effective October 1, 1996, the Company will adopt the provisions of Statement of Financial Accounting Standards (SFAS) No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF. The Company does not expect the adoption of SFAS No. 121 to result in an adjustment to the financial statements at the date of adoption.

    OTHER ASSETS include deferred financing costs which are carried at cost less accumulated amortization. Deferred financing costs are amortized over the lives of the related borrowings using the effective interest rate method.

    THE PRESIDENT'S CLUB program consists of a program whereby customers pay a membership fee and are entitled to special mailings, promotions and discounts. Membership fees from the President's Club program are included in other revenues. The membership fees are deferred and recognized as revenues in proportion to the buying patterns of members.

    INCOME TAXES are accounted for in accordance with SFAS No. 109, ACCOUNTING FOR INCOME TAXES.

    INTEREST is capitalized on borrowed funds used to construct qualifying assets as part of the cost of the asset. Interest is capitalized using the Company's incremental borrowing rate or, where appropriate, the rate on borrowings specifically associated with a qualifying asset.

    STOCK OPTIONS--SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, is effective October 1, 1996 for the Company. The new standard encourages companies to adopt a fair value method of accounting for

                              CAMPING WORLD, INC.

                 YEARS ENDED SEPTEMBER 30, 1996, 1995 AND 1994

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) employee stock options but allows companies to continue to account for those plans using the accounting prescribed by Accounting Principles Board (APB) Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES. The Company will adopt the disclosure requirements of the new standard in fiscal 1997 and plans to continue accounting for stock compensation using APB Opinion 25, making pro forma disclosures of net income as if the fair value method had been applied.

    MANAGEMENT ESTIMATES--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    CERTAIN RECLASSIFICATIONS of prior year amounts have been made to conform to the current year presentation.

2. TRADE ACCOUNTS RECEIVABLE AND CONCENTRATION OF CREDIT RISK

    The Company offers to its catalog customers various deferred installment payment plans ranging from three to twelve months. At September 30, 1996 and 1995, the Company had installment plan receivables of approximately $655,000 and $1,287,000, respectively. The Company also issues it own private label credit card through an independent financial institution. All receivables and related financing, credit approval, collection efforts, and supporting services on the private label credit card are provided without recourse to the Company by the independent financial institution.

    Except for the above mentioned financing arrangements offered to its customers, the Company accepts cash, checks, and major credit cards in full payment for goods and services at the point of sale. The Company's credit risk is minimal since no single customer accounts for a significant amount of business. The Company's retail stores are located in 17 states with eight locations in California and three in Florida. The retail market penetration covers the continental United States, except for the northeastern portion. The catalog operation ships to all fifty states and to a much lesser extent Canada, Japan and Europe.

3. INVENTORIES

    Inventories consist of finished goods purchased principally from manufacturers and are primarily valued at the lower of last-in, first-out (LIFO) cost or net realizable market value. If inventories had been stated at current cost, inventories would have increased by approximately $189,000 and $403,000 at September 30, 1996 and 1995, respectively.

                              CAMPING WORLD, INC.

                 YEARS ENDED SEPTEMBER 30, 1996, 1995 AND 1994

4. PROPERTY AND EQUIPMENT

    Property and equipment consists of the following:

                                                                        SEPTEMBER 30,
                                                                ------------------------------
                                                                     1996            1995
                                                                --------------  --------------
Land..........................................................  $    9,840,907  $   10,710,584
Buildings.....................................................      17,307,343      16,751,974
Furniture, fixtures and equipment.............................      14,659,390      10,464,128
Leasehold improvements........................................         952,158         682,253
Capital projects-in-progress..................................       2,427,551       1,529,903
                                                                --------------  --------------
                                                                    45,187,349      40,138,842
Less accumulated depreciation and amortization................     (13,181,880)    (11,021,275)
                                                                --------------  --------------
                                                                $   32,005,469  $   29,117,567
                                                                --------------  --------------
                                                                --------------  --------------

    Interest costs capitalized were $303,035, $212,068 and $0, respectively, for the years ended September 30, 1996, 1995 and 1994. These costs related primarily to Supercenters constructed and subsequently sold/leased back during the years ended September 30, 1996 and 1995.

5. OTHER ASSETS

    Other assets consist of the following:

                                                                          SEPTEMBER 30,
                                                                    --------------------------
                                                                        1996          1995
                                                                    ------------  ------------
Deferred financing costs (net of accumulated amortization of
  $835,205 and $506,091)..........................................  $  1,969,565  $  2,298,679
Long-term deposits and other......................................       391,137       637,083
                                                                    ------------  ------------
                                                                    $  2,360,702  $  2,935,762
                                                                    ------------  ------------
                                                                    ------------  ------------

6. SHORT-TERM BORROWINGS AND LONG-TERM DEBT

    On May 31, 1994, the Company refinanced a major portion of its debt structure through an agreement (the "Credit Agreement") with a financial institution. The new facility aggregated $44 million and is comprised of three major loan arrangements. First, a new $24 million term loan was obtained to pay off the existing term loan and revolving credit note with the Company's former senior lending institution. Additionally, the remaining proceeds from the term loan and a portion of the available line of credit from a $10 million revolving loan with the new senior lending financial institution were used to pay off a $7.5 million senior subordinated note and $1 million each of the acquisition and junior subordinated notes (See Note 7). The third portion of the new facility is a $10 million commitment from the new senior lender for expansion of the number of the Company's retail Supercenters.

    This refinancing resulted in an approximate $586,000 write-off of deferred financing costs during 1994 related to the early retirement of existing debt described above.

                              CAMPING WORLD, INC.

                 YEARS ENDED SEPTEMBER 30, 1996, 1995 AND 1994

6. SHORT-TERM BORROWINGS AND LONG-TERM DEBT (CONTINUED)
    Long-term debt consists of the following:

                                                                            SEPTEMBER 30,
                                                                      --------------------------
                                                                          1996          1995
                                                                      ------------  ------------
Term loan, interest on the first $19.5 million outstanding at the
  London Interbank Offered Rate (LIBOR) one month rate plus 3% (8.5%
  at September 30, 1996), interest on the remaining outstanding balance at the prime rate of interest plus 1.5% (9.75% at
  September 30, 1996) payable monthly, principal due in quarterly installments of $500,000 beginning January 1, 1995; the quarterly installments increase by $125,000 each year until the term loan expires on September 30, 2001.....................................  $ 20,125,000  $ 22,500,000

Revolving loan, interest at the prime rate of interest plus 1.5%
  (9.75% at September 30, 1996) payable monthly.....................     6,094,771     2,280,593

Expansion loans, interest at the LIBOR one month rate plus 3.5% (9%
  at September 30, 1996) payable monthly............................     3,000,000     1,416,000

Mortgage payable, interest at the rate of 7.25% at September 30,
  1996, monthly principal and interest payments of $20,470 through
  1998, collateralized by property with a net book value of
  approximately $1,064,000 at September 30, 1996....................       847,779     1,024,722

Installment notes payable, interest rates ranging from 9.25% to
  9.75% at September 30, 1996, monthly principal and interest payments ranging from $4,121 to $6,155 through 1997,
  collateralized by furniture, fixtures and equipment with a net
  book value of approximately $393,000 at September 30, 1996........       180,995       362,487
                                                                      ------------  ------------
                                                                        30,248,545    27,583,802

Less short-term borrowings..........................................    (6,094,771)   (3,696,593)

Less current maturities of long-term debt...........................    (3,203,158)   (2,733,224)
                                                                      ------------  ------------
                                                                      $ 20,950,616  $ 21,153,985
                                                                      ------------  ------------
                                                                      ------------  ------------

    Borrowings under the revolving loan are limited to the lesser of $10,000,000 or 55% of eligible inventory as defined in the Credit Agreement. The revolving loan expires September 30, 2001. As of September 30, 1996, $3,905,229 was available under the revolving loan. Borrowings under the revolving loan are expected to be repaid prior to September 30, 1997 and are classified as current at September 30, 1996. Borrowings under the expansion loan facility are limited to $10,000,000. The expansion loan facility expires October 1, 1999 at which point any outstanding balance becomes payable quarterly beginning January 1, 2000. As of September 30, 1996, $7,000,000 was available under the expansion loan facility. The weighted average interest rate on outstanding short-term borrowings was 9.47% and 9.60% for the years ended September 30, 1996 and 1995, respectively.

    The Credit Agreement contains restrictive covenants, the more significant of which require the Company to maintain certain interest coverage, fixed charge coverage, and adjusted total debt coverage ratios; certain minimum levels of earnings before interest, depreciation, amortization, and taxes; certain minimum levels of net worth; and prohibits cash dividends. In addition, certain limits are placed upon capital expenditures. At September 30, 1996, the Company was in compliance with these covenants.

                              CAMPING WORLD, INC.

                 YEARS ENDED SEPTEMBER 30, 1996, 1995 AND 1994

6. SHORT-TERM BORROWINGS AND LONG-TERM DEBT (CONTINUED)
    Substantially all of the assets of the Company serve as collateral for loans outstanding under the Credit Agreement.

    The aggregate maturities of long-term debt subsequent to September 30, 1997 are as follows:

YEAR ENDING
SEPTEMBER 30,                                                                       AMOUNT
-------------------------------------------------------------------------------  -------------
1998...........................................................................  $   3,625,934
1999...........................................................................      4,095,263
2000...........................................................................      7,604,419
2001...........................................................................      5,625,000
                                                                                 -------------
                                                                                 $  20,950,616
                                                                                 -------------
                                                                                 -------------

7. SUBORDINATED NOTES

    Subordinated notes consist of the following:

                                                                          SEPTEMBER 30,
                                                                    --------------------------
                                                                        1996          1995
                                                                    ------------  ------------
Acquisition subordinated notes....................................  $  2,000,000  $  2,000,000
Junior subordinated notes (net of discount of $125,646 and
  $165,147).......................................................     1,374,354     1,334,853
                                                                    ------------  ------------
                                                                    $  3,374,354  $  3,334,853
                                                                    ------------  ------------
                                                                    ------------  ------------

    The acquisition subordinated notes as amended May 31, 1994 bear interest at 16.5%, payable quarterly until maturity. The notes are due in various quarterly installments beginning September 2001 until maturity in June 2004.

    The junior subordinated notes as amended May 31, 1994 bear interest at 16.5%, payable quarterly until maturity. Assuming the amortization of the related discount to be additional interest, the stated rate of interest would be increased by 2.92%. The notes are due in various quarterly installments beginning September 2001 until maturity in August 2006.

    The acquisition and junior subordinated notes incorporate covenants applicable to the covenants in the Credit Agreement (See Note 6) and consist of notes payable to certain shareholders of the Company. Interest expense applicable to these subordinated notes was approximately $587,000 for each of the years ended September 30, 1996 and 1995 and $808,000 for the year ended September 30, 1994.

8. COMMITMENTS AND CONTINGENCIES

    The Company leases certain of its buildings under operating leases. Rental expense under such lease agreements was approximately $5,670,000, $4,676,000 and $4,470,000 for the years ended September 30, 1996, 1995 and 1994, respectively.

                              CAMPING WORLD, INC.

                 YEARS ENDED SEPTEMBER 30, 1996, 1995 AND 1994

8. COMMITMENTS AND CONTINGENCIES (CONTINUED)
    Future minimum lease commitments at September 30, 1996 for all noncancelable operating leases are as follows:

YEAR ENDING
SEPTEMBER 30,                                                                       AMOUNT
-------------------------------------------------------------------------------  -------------
1997...........................................................................  $   6,183,000
1998...........................................................................      5,915,000
1999...........................................................................      5,976,000
2000...........................................................................      6,062,000
2001...........................................................................      5,949,000
Thereafter.....................................................................     33,957,000
                                                                                 -------------
                                                                                 $  64,042,000
                                                                                 -------------
                                                                                 -------------

    Certain operating leases provide for five year renewal periods at the option of the Company.

    Certain operating leases result from sale/leaseback transactions. The terms of these leases are not substantially different from terms that an independent third-party lessor or lessee would accept. The Company has no continuing involvement in the leases as contemplated by SFAS No. 98, ACCOUNTING FOR LEASES.

    The Company leased seven, five and five facilities during the years ended September 30, 1996, 1995 and 1994, respectively, from partnerships in which the partners include shareholders of the Company in addition to unrelated parties. These leases are classified as operating leases. Payments made under these leases were approximately $2,103,000, $1,618,000 and $1,561,000 for the years ended September 30, 1996, 1995 and 1994, respectively. During the year ended September 30, 1996 the Company sold to and leased back one property from a partnership considered to be a related party for a price of $2,750,000. During the year ended September 30, 1995 the Company sold to and leased back one property from a partnership considered to be a related party for a price of $2,900,000. There were no sale/leaseback transactions during the year ended September 30, 1994.

    During the year ended September 30, 1996, the Company received notice of a condemnation action from the State of California--Department of Transportation indicating that the state was condemning one of the Company's Supercenters as a result of interstate highway expansion. Although the state has remitted a compensation award to the Company based upon an appraisal, the compensation portion of the case is pending and awaiting a trial date which is expected to occur during the fall of 1997. The carrying amount of the related property and equipment, reflected in the accompanying consolidated balance sheet as of September 30, 1996, exceeds the amount of the compensation award by approximately $550,000 and there is the potential for a loss in that amount. The Company has not recorded a provision for loss as of the date of the accompanying consolidated financial statements. The Company plans to vigorously pursue collection of the balance of the carrying value of the property. In the opinion of management the likelihood of an unfavorable outcome is not probable as of the date of the accompanying consolidated financial statements.

    The Company is a party to other legal proceedings incidental to its business. In the opinion of management, any ultimate liability with respect to these actions will not materially affect the consolidated financial position or results of operations of the Company.

                              CAMPING WORLD, INC.

                 YEARS ENDED SEPTEMBER 30, 1996, 1995 AND 1994

9. SHAREHOLDERS' EQUITY AND REDEMPTION PROVISIONS

    The Class B common stock contains provisions whereby the stock will be converted into Class A common stock in the event of any one of the following occurrences: 1) the consummation of a public offering of the Class A common stock, 2) a sale of all of the Class A common stock, or 3) a merger or sale of all or substantially all of the assets of the Company. Voting powers are extended to Class B shareholders with regard to amending the corporate charter and authorizing material changes in the nature or form of the Company's business.

    Included in additional paid-in capital is the allocated amount for the fair value of detachable stock warrants issued in connection with the acquisition subordinated notes. Also included in additional paid-in capital is the allocated amount for the fair value of detachable stock warrants issued in connection with the junior subordinated notes.

    Outstanding warrants, issued in connection with the subordinated notes, represented 210,735 and 207,183 shares of Class A common stock at September 30, 1996 and 1995, respectively. All warrants outstanding at September 30, 1996 and 1995 were exercisable at a nominal exercise price.

    Under the terms of a Stockholder's Agreement, certain shareholders may require the Company to repurchase their outstanding shares of common stock and shares represented by the warrants issued with subordinated notes (representing in the aggregate 677,136 shares of Class A common stock and 1,276,828 shares of Class B common stock at September 30, 1996) for fair market value beginning on or after the later of payment of obligations under the Credit Agreement (see
Note 6) or September 30, 2001. At the Company's option, the same shares of common stock and shares represented by warrants may be repurchased at fair market value beginning September 30, 1996. The repurchase provisions terminate upon a firm commitment underwritten public offering, provided the underwriters value the equity of the Company at no less than $25 million. Classification of the related common stock and warrants associated with these repurchase rights is reflected as equity in the consolidated balance sheets of the Company as the repurchase rights have subsequently been eliminated through the acquisition of the Company's outstanding shares by Affinity Group, Inc. (see Note 14).

10. PROFIT-SHARING PLAN

    The Company has a profit sharing plan for substantially all employees. This plan provides for annual contributions based on employee deferrals. The Company may also make additional contributions as determined by the Board of Directors in excess of the required matching amounts. The Company accrued contributions of approximately $115,000, $99,000 and $75,000 to the plan for the years ended September 30, 1996, 1995 and 1994, respectively.

                              CAMPING WORLD, INC.

                 YEARS ENDED SEPTEMBER 30, 1996, 1995 AND 1994

11. INCOME TAXES

    The provision for income taxes consists of the following:

                                                              YEAR ENDED SEPTEMBER 30,
                                                      ----------------------------------------
                                                          1996          1995          1994
                                                      ------------  ------------  ------------
Currently payable:
  Federal...........................................  $  2,059,000  $  1,513,000  $  1,677,000
  State.............................................       415,000       327,000       344,000
                                                      ------------  ------------  ------------
                                                         2,474,000     1,840,000     2,021,000
Deferred............................................       299,000       (44,000)       60,000
                                                      ------------  ------------  ------------
                                                      $  2,773,000  $  1,796,000  $  2,081,000
                                                      ------------  ------------  ------------
                                                      ------------  ------------  ------------

    A current income tax benefit of $240,000 was recognized during the year ended September 30, 1994 as a result of a loss on the early extinguishment of debt (see Note 6).

    The difference between the provision for income taxes and the amount that would be computed using statutory federal income tax rates is as follows:

                                                              YEAR ENDED SEPTEMBER 30,
                                                      ----------------------------------------
                                                          1996          1995          1994
                                                      ------------  ------------  ------------
Income taxes computed using federal statutory
  rates.............................................  $  2,294,000  $  1,489,000  $  1,726,000
State income taxes, net of federal income tax
  benefit...........................................       314,000       217,000       221,000
Amortization of excess of cost over fair value of
  net assets acquired...............................        79,000        79,000        79,000
Other...............................................        86,000        11,000        55,000
                                                      ------------  ------------  ------------
                                                      $  2,773,000  $  1,796,000  $  2,081,000
                                                      ------------  ------------  ------------
                                                      ------------  ------------  ------------

                              CAMPING WORLD, INC.

                 YEARS ENDED SEPTEMBER 30, 1996, 1995 AND 1994

11. INCOME TAXES (CONTINUED)
    Deferred tax assets (liabilities) are comprised of the following:

                                                                         SEPTEMBER 30,
                                                                  ----------------------------
                                                                      1996           1995
                                                                  -------------  -------------
Deferred tax liabilities:
  Differences between book and tax basis of property............  $  (5,759,045) $  (5,648,245)
  Deferred catalog costs........................................       (209,083)      (232,680)
  Pre-opening expenses..........................................       (115,431)       (47,812)
  Other.........................................................        (80,143)       (50,919)
                                                                  -------------  -------------
                                                                     (6,163,702)    (5,979,656)
Deferred tax assets:
  Stock option compensation.....................................        434,231        451,149
  Deferred income...............................................        109,515        200,612
  Capitalized inventory costs...................................        197,731        170,645
  Accruals without economic substance...........................        225,610        231,200
  Other.........................................................         72,370        100,805
                                                                  -------------  -------------
                                                                      1,039,457      1,154,411
                                                                  -------------  -------------
Net deferred tax liability......................................  $  (5,124,245) $  (4,825,245)
                                                                  -------------  -------------
                                                                  -------------  -------------

    The Company provided no valuation allowance against deferred tax assets recorded as of September 30, 1996 and 1995 as the Company believes that all deferred assets will more likely than not be fully realizable in future taxable periods.

12. STOCK OPTIONS

    Under the 1991 Stock Option Plan (the "Plan"), options may be granted to key employees to purchase shares of Class A common stock at a price not less than 85% of the fair market value at date of grant, nor greater than 110%. The Plan permits the grant of options for a term of up to ten years, except in the case of an individual who, at the time of the grant, owns more than 10% of the Company, in which case the term of options is limited to five years.

                              CAMPING WORLD, INC.

                 YEARS ENDED SEPTEMBER 30, 1996, 1995 AND 1994

12. STOCK OPTIONS (CONTINUED)
    A summary of the Plan activity follows:

                                                                 OUTSTANDING    PRICE RANGE
                                                                 -----------  ---------------
September 30, 1993.............................................     142,040   $ 2.50-$9.70
  Granted......................................................      30,000   $    6.83
  Exercised....................................................     (21,000)  $    2.50
  Cancelled....................................................      --             --
                                                                 -----------
September 30, 1994.............................................     151,040   $ 2.50-$9.70
  Granted......................................................      50,200   $    14.56
  Exercised....................................................      (3,750)  $    9.70
  Cancelled....................................................        (750)  $    9.70
                                                                 -----------
September 30, 1995.............................................     196,740   $ 2.50-$14.56
  Granted......................................................      27,675   $    13.28
  Exercised....................................................      (3,000)  $    13.28
  Cancelled....................................................      (1,750)  $    14.56
                                                                 -----------
September 30, 1996.............................................     219,665   $ 2.50-$14.56
                                                                 -----------
                                                                 -----------

    All outstanding options at September 30, 1996 and 1995 were exercisable. Exercisable options outstanding at September 30, 1994 were 150,290.

13. FAIR VALUES OF FINANCIAL INSTRUMENTS

    The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of SFAS No. 107, DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS. Fair values of cash and cash equivalents and short-term borrowings approximate cost due to the short period of time to maturity. Fair values of long-term debt approximate face value since the interest rate is floating with the market on a monthly basis. The Company believes that since the subordinated debt is held by major shareholders, the terms of this debt are unique, and the fact that there is no public market for these debt instruments, fair value cannot be determined on a reasonable basis.

14. SUBSEQUENT EVENTS

    On February 25, 1997 the shareholders entered into an agreement to sell the outstanding stock of the Company to Affinity Group, Inc. ("AGI"). The stock sale transaction is expected to closed on April 2, 1997 simultaneously with the closing of a note offering by the parent company of AGI. Additionally, certain executives and members of management of the Company will enter into non-competition, consulting, and incentive compensation agreements with AGI or the parent of AGI.

    On February 7, 1997 Affinity Group Plans, Inc. (an entity not affiliated with AGI) and National Alliance Insurance Company filed a complaint in the United States District Court for the Eastern District of Missouri against the Company, a subsidiary of the Company, and two of the directors of the Company seeking damages in excess of $125 million (and punitive damages of a like amount) alleging breaches of contract, misrepresentations, misappropriation of information and breaches of fiduciary duty in connection with the Company's preliminary discussions with AGI to sell certain assets of the Company (excluding

                              CAMPING WORLD, INC.

                 YEARS ENDED SEPTEMBER 30, 1996, 1995 AND 1994

14. SUBSEQUENT EVENTS (CONTINUED)
insurance marketing arrangements and related assets in which the plaintiffs have an interest). The shareholders of the Company and AGI have structured the sale as a stock sale. Under the stock sale agreement, the insurance marketing arrangements and related assets in dispute remain as assets of the Company. AGI has advised the plaintiffs in this litigation that it recognizes the contractual obligations of the Company relating to such marketing arrangements and that it intends to comply (and cause the Company to comply) with the terms of such insurance marketing arrangements. The Company and defendant directors believe the complaint to be without merit and that such litigation will not have a material adverse effect on the Company.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER CONTAINED HEREIN OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                           --------------------------

                               TABLE OF CONTENTS

                                                   PAGE
                                                 ---------
Available Information..........................          2
Prospectus Summary.............................          4
Risk Factors...................................         20
The Acquisitions...............................         31
Use of Proceeds................................         32
Capitalization.................................         34
Selected Financial Data........................         35
Selected Pro Forma Combined Financial
  Statements...................................         39
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...................................         45
Business.......................................         51
Management.....................................         67
Certain Transactions...........................         72
Principal Shareholders and Security Ownership
  of Management................................         73
Description of Other Indebtedness..............         74
Description of the Notes.......................         75
Plan of Distribution...........................         98
Legal Matters..................................         98
Experts........................................         99
Index to Consolidated Financial Statements.....        F-1

                           --------------------------

    UNTIL       , 1997 (90 DAYS AFTER THE DATE OF THIS PROSPECTUS) ALL DEALERS
EFFECTING TRANSACTIONS IN THE NEW NOTES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN SELLING NEW NOTES RECEIVED IN EXCHANGE FOR ORIGINAL NOTES HELD FOR THEIR OWN ACCOUNT. SEE "PLAN OF DISTRIBUTION."

                          AFFINITY GROUP HOLDING, INC.

                             OFFER TO EXCHANGE ITS
                           11% SENIOR NOTES DUE 2007
                           WHICH HAVE BEEN REGISTERED
                            UNDER THE SECURITIES ACT
                             FOR ANY AND ALL OF ITS
                                  OUTSTANDING
                           11% SENIOR NOTES DUE 2007

                                   PROSPECTUS

                               DATED       , 1997

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Company is a Delaware corporation. The Company's Certificate of Incorporation or By-laws contains provisions limiting the personal liability of its directors for monetary damages resulting from breaches of their duty of care to the extent permitted by Section 102(b)(7) of the Delaware General Corporation Law. The Company's Certificate of Incorporation or By-laws also contains provisions making indemnification of such company's directors and officers mandatory to the fullest extent permitted by the Delaware General Corporation Law.

    The Delaware General Corporation Law permits the indemnification by a Delaware corporation of its directors, officers, employees and other agents against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than derivative actions which are by or in the right of the corporation) if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was illegal. A similar standard of care is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with defense or settlement of such an action and court approval is required before there can be any indemnification where the person seeking indemnification has been found liable to the corporation.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) Exhibits

  EXHIBIT
  NUMBER
-----------
       3.1   Articles of Incorporation of the Company
       3.2   By-laws of the Company
       4.1   Indenture dated as of April 2, 1997 among the Company and United States Trust Company, as Trustee (the
             "Indenture")
       4.2*  Form of Original Note
       4.3*  Form of New Note
       4.4   Registration Rights Agreement dated as of April 2, 1997 among the Company and the Initial Purchasers referred to therein
       5.1   Legal Opinion of Kaplan, Strangis and Kaplan, P.A.
      10.1   Securities Purchase Agreement dated as of March 26, 1997 by and among the Company and the initial purchasers referred to therein
      12.1   Statement re: Computation of Ratios
      23.1** Consent of Kaplan, Strangis and Kaplan, P.A.
      23.2   Consent of Deloitte & Touche LLP, independent auditors for the Company
      23.3   Consent of Deloitte & Touche LLP, independent auditors for Camping World, Inc.
      24.1   Powers of Attorney
      25.1   Statement of Eligibility of Trustee, United States Trust Company, on Form T-1
        27   Financial Data Schedule
      99.1*  Form of Letter of Transmittal
      99.2*  Form of Notice of Guaranteed Delivery

------------------------

 *  To be filed by Amendment.

**  Filed as part of the opinion of Kaplan, Strangis and Kaplan, P.A. (see
    Exhibit 5.1 hereto).

    (b) Financial Statement Schedule
Schedule II--Valuation and Qualifying Accounts

ITEM 22.  UNDERTAKINGS

    (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        (b) (1) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

        (2) The Registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) The undersigned Registrant hereby undertakes:

        (1) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

        (2) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended AFFINITY GROUP HOLDING, INC., a Delaware corporation, has duly caused this amendment to the Registration Statement to be signed on behalf by the undersigned, thereunto duly authorized in the City of Denver, Colorado on May 2, 1997;

                                AFFINITY GROUP HOLDING, INC.

                                By              /s/ MARK J. BOGGESS
                                     -----------------------------------------
                                                  Mark J. Boggess,
                                     VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

    Pursuant to the requirements of the Securities Act of 1933, as amended, this amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

                                President, Chief Executive
              *                   Officer and Director
 ----------------------------     (Principal Executive          May 2, 1997
         Joe McAdams              Officer)

     /s/ MARK J. BOGGESS        Chief Financial Officer
 ----------------------------     (Principal Financial and      May 2, 1997
       Mark J. Boggess            Accounting Officer)

              *
 ----------------------------   Chairman of the Board and       May 2, 1997
        Stephen Adams             Director

              *
 ----------------------------   Director                        May 2, 1997
         Wayne Boysen

              *
 ----------------------------   Director                        May 2, 1997
      Thomas A. Donnelly

              *
 ----------------------------   Director                        May 2, 1997
         John Ehlert

 ----------------------------   Director
       David B. Garvin

              *
 ----------------------------   Director                        May 2, 1997
      David Frith-Smith

*By:     /s/ MARK J. BOGGESS
       -----------------------                                   May 1, 1997
        (AS ATTORNEY-IN-FACT)

* Mark J. Boggess, pursuant to Powers of Attorney executed by each of the directors listed above whose name is marked by an "*" and filed as an exhibit hereto, by signing his name hereto does hereby sign and execute this Prospectus on behalf of each of such directors.

                 AFFINITY GROUP HOLDING, INC. AND SUBSIDIARIES
                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS
                                 (IN THOUSANDS)

                                                                                   ADDITIONS
                                                                   BALANCE AT     CHARGED TO                   BALANCE AT
                                                                    BEGINNING      COSTS AND                       END
                                                                    OF PERIOD      EXPENSES      DEDUCTIONS     OF PERIOD
                                                                  -------------  -------------  -------------  -----------
Description:

Year ended December 31, 1996:
  Allowance for doubtful accounts receivable....................    $     926      $     802      $     647(a)  $   1,081
  Allowance for obsolete and overstock inventory................       --                  2         --    (b)          2
                                                                        -----          -----          -----    -----------
                                                                    $     926      $     804      $     647     $   1,083
                                                                        -----          -----          -----    -----------
                                                                        -----          -----          -----    -----------
Year ended December 31, 1995:
  Allowance for doubtful accounts receivable....................    $     709      $     531      $     314(a)  $     926
  Allowance for obsolete and overstock inventory................          134         --                134(b)     --
                                                                        -----          -----          -----    -----------
                                                                    $     843      $     531      $     448     $     926
                                                                        -----          -----          -----    -----------
                                                                        -----          -----          -----    -----------
Year ended December 31, 1994:
  Allowance for doubtful accounts receivable....................    $     422      $     336      $      49(a)  $     709
  Allowance for obsolete and overstock inventory................          134         --             --               134
                                                                        -----          -----          -----    -----------
                                                                    $     556      $     336      $      49     $     843
                                                                        -----          -----          -----    -----------
                                                                        -----          -----          -----    -----------

------------------------

(a) Accounts determined to be uncollectable and charged against allowance account, net of collection on accounts previously charged against allowance account.

(b) Amounts represent inventories written off.

                                      S-2